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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

5.375% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share	4,600,000(1)	$100.00	$460,000,000.00	$53,452.00(2)

Common Stock, par value $0.01 per share	14,838,680(3)	—	—	—(4)

(1)
Includes 600,000 shares of our Mandatory Convertible Preferred Stock issuable upon exercise of the underwriters' option to purchase additional shares of our Mandatory Convertible Preferred Stock.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(3)
The number of shares of our common stock to be registered is based on the maximum number of shares of our common stock into which 4,600,000 shares of the Mandatory Convertible Preferred Stock can be converted, which is 3.2258 shares of our common stock per share of the Mandatory Convertible Preferred Stock as described in this prospectus supplement, or a maximum total of 14,838,680 shares of our common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of our common stock registered includes an indeterminate number of additional shares of our common stock that may be issued from time to time upon conversion of the Mandatory Convertible Preferred Stock as a result of the antidilution provisions thereof.

(4)
Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, there is no additional filing fee payable with respect to the shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-199179

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 6, 2014)

4,000,000 Shares

DYNEGY INC.

5.375% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK

We are offering 4,000,000 of our 5.375% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (the "Mandatory Convertible Preferred Stock").

Dividends on our Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, at an annual rate of 5.375% on the liquidation preference of $100.00 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of common stock or by delivery of any combination of cash and shares of common stock on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2015, and to, and including, November 1, 2017.

Each share of Mandatory Convertible Preferred Stock will automatically convert on November 1, 2017, into between 2.5806 and 3.2258 shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion of the Mandatory Convertible Preferred Stock will be determined based on the Average VWAP (as defined herein) per share of our common stock over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day immediately preceding the Mandatory Conversion Date (as defined herein). At any time prior to November 1, 2017, holders may elect to convert each share of Mandatory Convertible Preferred Stock into shares of common stock at the Minimum Conversion Rate of shares of our common stock per share of Mandatory Convertible Preferred Stock, subject to anti-dilution adjustments. If you elect to convert any shares of the Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of a Fundamental Change (as defined herein), such shares of the Mandatory Convertible Preferred Stock will be converted into shares of our common stock at the Fundamental Change Conversion Rate (as defined herein), and the holders will also be entitled to receive a Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount (each as defined herein).

This offering is part of the financing for the Acquisitions (as defined herein). Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 22,500,000 shares of our common stock (the "Common Stock Offering"). In addition, subsequent to this offering and the Common Stock Offering, we expect to obtain debt financing (the "Debt Financing"). We expect that this offering, the Common Stock Offering, the Debt Financing and cash on hand will provide the funds necessary to complete the Acquisitions. The completion of this offering is not contingent on the completion of the Common Stock Offering or the Debt Financing, and neither the Common Stock Offering nor the Debt Financing is contingent on the completion of this offering. In addition, none of this offering, the Common Stock Offering or the Debt Financing is or will be contingent on the consummation of the Acquisitions. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Common Stock Offering or the Debt Financing.

We will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at the redemption price set forth herein if (i) on the date that is nine months after the date of issuance of the Mandatory Convertible Preferred Stock (the "Outside Date"), the consummation of either or both of the Acquisitions has not occurred, or (ii) an Acquisition Termination Event (as defined herein) occurs prior to the Outside Date.

Prior to this offering, there has been no public market for our Mandatory Convertible Preferred Stock. We have applied to list the Mandatory Convertible Preferred Stock on the New York Stock Exchange under the symbol "DYN.PRA". Our common stock is listed on the New York Stock Exchange under the symbol "DYN". The last reported sale price of our common stock on the New York Stock Exchange on October 7, 2014 was $31.20 per share.

Investing in our Mandatory Convertible Preferred Stock involves risks. See "Risk Factors" beginning on page S-31 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Dynegy Inc., Before Expenses
Per Share	$100.00	$3.00	$97.00
Total	$400,000,000.00	$12,000,000.00	$388,000,000.00

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters the option to purchase up to an additional 600,000 shares of Mandatory Convertible Preferred Stock from us at the public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus supplement. See the section of this prospectus supplement entitled "Underwriting".

The underwriters expect to deliver the Mandatory Convertible Preferred Stock to purchasers on or about October 14, 2014.

Joint Book-Running Managers

MORGAN STANLEY	RBC CAPITAL MARKETS

BARCLAYS	CREDIT SUISSE	UBS INVESTMENT BANK

Co-Managers

BNP PARIBAS	BOFA MERRILL LYNCH	CREDIT AGRICOLE CIB
DEUTSCHE BANK SECURITIES	J.P. MORGAN	MUFG
SUNTRUST ROBINSON HUMPHREY

October 7, 2014

Prospectus Supplement

Prospectus

GLOSSARY OF TERMS AND ABBREVIATIONS

        Unless the context indicates otherwise, throughout this prospectus supplement, the terms "Dynegy," "the Company," "we," "us," "our," and "ours" refer to Dynegy Inc. and its direct and indirect subsidiaries. As used in this prospectus supplement, the terms contained herein have the meanings set forth below.

        Acquisitions refers to the Duke Midwest Acquisition and the ERC and Brayton Acquisitions.

        Acquisition Termination Event means either (1) one or both of the Duke Midwest Purchase Agreement or ERC Purchase Agreements are terminated or (2) we determine in our reasonable judgment that one of the Acquisitions will not occur.

        AER Acquisition refers to the transaction completed on December 2, 2013, pursuant to the agreement between Ameren and Illinois Power Holdings, LLC, an indirect wholly-owned subsidiary of Dynegy ("IPH"), pursuant to which we acquired AER and its subsidiaries, Ameren Energy Generating Company ("Genco"), Ameren Energy Fuels and Services Company, New AERG, LLC (successor to Ameren Energy Resources Generating Company) ("AERG") and Ameren Energy Marketing Company ("AEM") from Ameren (such entities, collectively, the "AER Entities").

        Brayton refers to Brayton Point Holdings, LLC.

        Brayton Point Energy refers to Brayton Point Energy, LLC, a subsidiary of Brayton.

        Combined Company refers to Dynegy and its subsidiaries after completion of the Transactions, including the Acquisitions.

        Common Stock Offering refers to the concurrent common stock offering to finance the Acquisitions.

        Debt Financing refers to the proposed incurrence of debt to finance a portion of the purchase price for the Acquisitions.

        Duke refers to Duke Energy Corporation.

        Duke Energy Commercial refers to Duke Energy Commercial Asset Management, LLC.

        Duke Energy Retail Sales refers to Duke Energy Retail Sales, LLC, Duke's retail energy business.

        Duke Midwest Acquisition refers to the proposed acquisition of membership interests in certain Midwest assets from certain subsidiaries of Duke announced by us through our Current Report on Form 8-K filed on August 26, 2014. See "Summary—The Duke Midwest Acquisition."

        Duke Midwest Assets refers to Duke Energy Commercial's interests in 11 generation facilities and Duke Energy Retail Sales, which we will acquire in the Duke Midwest Acquisition.

        Duke Midwest Purchase Agreement refers to the Purchase and Sale Agreement, dated as of August 21, 2014, pursuant to which we will acquire the Duke Midwest Assets.

        Duke Ohio refers to Duke Energy Ohio, Inc..

        ECP refers to Energy Capital Partners, a private equity firm.

        ECP Assets refers to 10 generation facilities which we will acquire in the ERC and Brayton Acquisitions.

        ERC refers to EquiPower Resources Corp.

        ERC and Brayton Acquisitions refers to the proposed acquisition of equity interests in ERC and Brayton announced by us through our Current Report on Form 8-K filed on August 26, 2014. See "Summary—The ERC and Brayton Acquisitions."

        ERC Purchase Agreements refers to two agreements, each dated as of August 21, 2014, pursuant to which we will acquire the ECP Assets. See "Summary—The Transactions."

S-i

        Financing Transactions refers to this offering, the Common Stock Offering and the Debt Financing, in each case only to the extent they are completed.

        Homefield Energy refers to IPM's retail business which was acquired in the AER Acquisition.

        Target Companies refers to Duke Energy Commercial, Duke Energy Retail Sales, ERC, and Brayton.

        Transactions refers to the Acquisitions and the Financing Transactions.

        Further, as used in this prospectus supplement, the abbreviations contained herein have the meanings set forth below.

AER	New Ameren Energy Resources, LLC
ATSI	American Transmission Systems, Inc.
CAISO	The California Independent System Operator
CFTC	U.S. Commodity Futures Trading Commission
ComEd	Commonwealth Edison
CPUC	California Public Utility Commission
DH	Dynegy Holdings, LLC (formerly known as Dynegy Holdings Inc.)
DMG	Dynegy Midwest Generation, LLC
DMT	Dynegy Marketing and Trade, LLC
DYPM	Dynegy Power Marketing Inc.
EEI	Electric Energy, Inc.
EPA	Environmental Protection Agency
FCA	Forward Capacity Auction
FERC	Federal Energy Regulatory Commission
GHG	Greenhouse Gas
HSR	Hart-Scott Rodino Act of 1976
IPM	Illinois Power Marketing Company (formerly known as Ameren Energy Marketing Company)
ISO	Independent System Operator
ISO-NE	Independent System Operator New England
KW	Kilowatt
KWh	Kilowatt Hour
LGE	Louisville Gas and Electric Company
LMP	Locational Marginal Pricing
MISO	Midcontinent Independent System Operator, Inc.
MMBTu	One Million British Thermal Units
MRTU	Market Redesign and Technology Update
MW	Megawatts
MWh	Megawatt Hour
NERC	North American Electric Reliability Corporation
NYISO	New York Independent System Operator
NYSE	New York Stock Exchange
OTC	Over-the-counter
PJM	PJM Interconnection, LLC
PRB	Powder River Basin
PRIDE	Producing Results through Innovation by Dynegy Employees
RMR	Reliability Must Run
RPM	Reliability Pricing Model
RTO	Regional Transmission Organization
SEC	U.S. Securities and Exchange Commission
SO2	Sulfur Dioxide
TVA	Tennessee Valley Authority
TWh	Terawatt Hour

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Dynegy, the Target Companies and the Combined Company, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

        Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our Mandatory Convertible Preferred Stock and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus, as well as additional information incorporated herein and therein, as set forth under "Incorporation by Reference," before investing in our Mandatory Convertible Preferred Stock.

        Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our and the Target Companies' business, financial condition, results of operations and prospects may have changed since those dates.

        Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Acquisitions, the Common Stock Offering or the Debt Financing.

 INDUSTRY AND MARKET DATA

        We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement regarding our industry and our position in the industry based on estimates made from our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus supplement or the date of the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

S-iii

SUMMARY

        This summary does not contain all the information that you should consider before investing in our Mandatory Convertible Preferred Stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision.

Our Company

        Our primary business is the production and sale of electric energy, capacity and ancillary services. We operate a portfolio of generation assets that is diversified in terms of dispatch profile, fuel type and geography. Our Coal and IPH segments are fleets of baseload coal facilities located in Illinois that dispatch around the clock throughout the year. Our Gas segment operates both intermediate and peaking natural gas facilities, located in the Midwest, the Northeast and California. In addition to generating power, our generating facilities also receive capacity revenues through structured markets or bilateral tolling agreements, as local utilities and ISOs seek to ensure sufficient generation capacity is available to meet future market demands.

        We sell electric energy, capacity and ancillary services on a wholesale basis from our power generation facilities. In connection with the acquisition of AER and its subsidiaries on December 2, 2013, we began serving residential, municipal, commercial and industrial consumers through our Homefield Energy retail business in Illinois. Wholesale electricity customers will, for reliability reasons and to meet regulatory requirements, contract for rights to capacity from generating units. Ancillary services are the products of a power generation facility that support the transmission grid operation, follow real-time changes in load and provide emergency reserves for major changes to the balance of generation and load. Retail electricity customers purchase energy and these related services in the deregulated retail energy market. We sell these products individually or in combination to our customers for various lengths of time ranging from hourly to multi-year transactions.

        We do business with a wide range of customers, including: regional transmission organizations and ISOs, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, power marketers, financial participants such as banks and hedge funds, and residential, commercial and industrial end-users. Some of our customers, such as municipalities or integrated utilities, purchase our products for resale in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from us to serve their own wholesale or retail customers or as a hedge against power sales they have made.

Recent Developments

The Acquisitions

        In August 2014, we entered into an agreement with Duke to purchase certain of its facilities located in the Midwest and its retail energy business and we entered into an agreement with ECP to purchase ERC and Brayton. The Acquisitions will increase our generation capacity by approximately 12,500 MW to nearly 26,000 MW. We anticipate that the Duke Midwest Acquisition and ERC and Brayton Acquisitions will each close by the end of the first quarter of 2015. However, we cannot assure you that the Acquisitions will be consummated or, if consummated, that they will be consummated at the price, within the time period or on the terms and with the anticipated benefits contemplated by this prospectus supplement. The closing of one Acquisition is not contingent upon the closing of the other Acquisition and this offering is not contingent on either or both of the Acquisitions occurring on a timely basis or at all. See "Risk Factors—Risks Relating to Our Proposed Acquisitions" and "The Transactions," each included in this prospectus supplement.

The Duke Midwest Acquisition

        We will acquire the Duke Midwest Assets for a purchase price of $2.8 billion in cash, subject to certain adjustments. The Duke Midwest Acquisition is subject to receipt of FERC approval, HSR approval and other customary closing conditions. The Duke Midwest Assets are comprised of (1) 100% ownership interests in five natural gas-fired power facilities located in Ohio, Pennsylvania and Illinois, (2) 100% ownership interest in an oil-fired power facility located in Ohio, (3) partial interests in five coal-fired power facilities located in Ohio and (4) Duke's retail energy business. The facilities operate in the PJM wholesale market, have a diversified fuel mix with baseload coal-fired units, as well as combined cycle and peaking natural gas-fired units, and have an aggregate net generating capacity of approximately 6,200 MW. We will operate two of the five coal-fired plants for which we will obtain partial ownership interests, the Miami Fort and Zimmer facilities.

        Duke Energy Retail Sales serves retail electric and gas customers in Ohio with energy and energy services at competitive rates. Duke Energy Retail Sales serves approximately 25% of switched load within Duke Ohio's service territory, which is the largest share of opt-in mass market customers in that territory, and provides approximately 7 TWh of customer load primarily in Ohio.

        The following table sets forth certain information with respect to the generating facilities:

Facility	Net Generating Capacity (MW)(1)	Primary Fuel Type	Dispatch Type	Location	Region	Interest to be Acquired
Dicks Creek	153	Gas	Peaking	Middleton, OH	PJM	100.0%
Fayette	649	Gas	Intermediate	Masontown, PA	PJM	100.0%
Hanging Rock	1,296	Gas	Intermediate	Ironton, OH	PJM	100.0%
Lee	712	Gas	Intermediate	Dixon, IL	PJM	100.0%
Washington	648	Gas	Intermediate	Beverly, OH	PJM	100.0%
Killen	204	Coal	Baseload	Wrightsville, OH	PJM	33.0%
Stuart	904	Coal	Baseload	Aberdeen, OH	PJM	39.0%
Conesville	312	Coal	Baseload	Conesville, OH	PJM	40.0%
Zimmer	628	Coal	Baseload	Moscow, OH	PJM	46.5%
Miami Fort (Units 7 and 8)	653	Coal	Baseload	North Bend, OH	PJM	64.0%
Miami Fort (CT)	80	Oil	Peaking	North Bend, OH	PJM	100.0%

Total	6,239

(1)
Unit capabilities are based on winter capacity.

The ERC and Brayton Acquisitions

        We will acquire ERC and Brayton for approximately $3.25 billion in cash and $200 million of our common stock, subject to certain conditions and adjustments. The ERC and Brayton Acquisitions are subject to receipt of FERC approval, HSR approval and other customary closing conditions. ERC owns (1) 100% interests in five combined cycle gas turbine facilities in Connecticut, Massachusetts and Pennsylvania, (2) 100% interests in two gas and oil fired peaking facilities in Ohio, (3) 100% interests in one coal-fired facility in Illinois and (4) a 49.5% interest in one natural gas-fired peaking facility in Illinois. Brayton owns a 100% interest in the Brayton Point coal facility in Somerset, MA, which is scheduled to be retired in June 2017. The ECP Assets consist primarily of highly efficient and clean-burning natural gas-fired facilities and have an aggregate net generating capacity of approximately 6,300 MW.

        The following table sets forth certain information with respect to the generating facilities:

Facility	Net Generating Capacity (MW)(1)	Primary Fuel Type	Dispatch Type	Location	Region	Interest to be Acquired
Brayton Point(2)	1,493	Coal	Baseload	Somerset, MA	ISO-NE	100.0%
Kincaid(3)	1,108	Coal	Baseload	Kincaid, IL	PJM	100.0%
Milford	579	Gas	Intermediate	Milford, CT	ISO-NE	100.0%
Lake Road	856	Gas	Intermediate	Killingly, CT	ISO-NE	100.0%
Dighton	187	Gas	Intermediate	Dighton, MA	ISO-NE	100.0%
MASSPOWER	280	Gas	Intermediate	Indian Orchard, MA	ISO-NE	100.0%
Liberty	600	Gas	Intermediate	Eddystone, PA	PJM	100.0%
Richland	447	Gas	Peaking	Defiance, OH	PJM	100.0%
Stryker	19	Oil	Peaking	Stryker, OH	PJM	100.0%
Elwood(4)	780	Gas	Peaking	Elwood, IL	PJM	49.5%

Total	6,349

(1)
Unit capabilities are based on winter capacity.

(2)
Brayton Point is scheduled to be retired from service in June 2017.

(3)
Kincaid is physically located within the MISO market, but is interconnected to the PJM market and sells both energy and capacity in the PJM market only.

(4)
In addition, ERC expects to acquire an additional 0.5% interest in Elwood from Dominion Energy, Inc. in the fourth quarter of 2014, which additional interest we would receive in connection with the ERC and Brayton Acquisitions.

Combined Company Power Generation Portfolio

        The following table illustrates the Combined Company operating generation facilities:

Facility	Total Net Generating Capacity (MW)(1)	Primary Fuel Type	Dispatch Type	Location	Region
Dynegy
Baldwin	1,800	Coal	Baseload	Baldwin, IL	MISO
Havana(2)	441	Coal	Baseload	Havana, IL	MISO
Hennepin	293	Coal	Baseload	Hennepin, IL	MISO
Wood River(3)	446	Coal	Baseload	Alton, IL	MISO

Total Coal Segment	2,980

Coffeen	915	Coal	Baseload	Montgomery County, IL	MISO
Joppa/EEI(4)	802	Coal	Baseload	Joppa, IL	MISO
Newton	1,225	Coal	Baseload	Jasper County, IL	MISO
Duck Creek	425	Coal	Baseload	Canton, IL	MISO
E.D. Edwards	695	Coal	Baseload	Bartonville, IL	MISO

Total IPH Segment	4,062

Facility	Total Net Generating Capacity (MW)(1)	Primary Fuel Type	Dispatch Type	Location	Region
Moss Landing Units 1-2	1,020	Gas	Intermediate	Monterey County, CA	CAISO
Units 6-7	1,509	Gas	Peaking	Monterey County, CA	CAISO
Kendall	1,200	Gas	Intermediate	Minooka, IL	PJM
Ontelaunee	580	Gas	Intermediate	Ontelaunee Township, PA	PJM
Oakland	165	Oil	Peaking	Oakland, CA	CAISO
Casco Bay	540	Gas	Intermediate	Veazie, ME	ISO-NE
Independence	1,064	Gas	Intermediate	Scriba, NY	NYISO

Total Gas Segment	6,078

Total Fleet	13,120

Duke Midwest Assets
Stuart	904	Coal	Baseload	Aberdeen, OH	PJM
Miami Fort	653	Coal	Baseload	North Bend, OH	PJM
Zimmer	628	Coal	Baseload	Moscow, OH	PJM
Conesville	312	Coal	Baseload	Conesville, OH	PJM
Killen	204	Coal	Baseload	Wrightsville, OH	PJM

Total Coal	2,701

Hanging Rock	1,296	Gas	Intermediate	Ironton, OH	PJM
Washington	648	Gas	Intermediate	Beverly, OH	PJM
Fayette	649	Gas	Intermediate	Masontown, PA	PJM
Lee	712	Gas	Intermediate	Dixon, IL	PJM
Dicks Creek	153	Gas	Peaking	Middleton, OH	PJM
Miami Fort (CT)	80	Oil	Peaking	North Bend, OH	PJM

Total Gas	3,538

Total Fleet	6,239

ERC and Brayton
Brayton Point(5)	1,493	Coal	Baseload	Somerset, MA	ISO-NE
Kincaid(6)	1,108	Coal	Baseload	Kincaid, IL	PJM

Total Coal	2,601

Milford	579	Gas	Intermediate	Milford, CT	ISO-NE
Lake Road	856	Gas	Intermediate	Killingly, CT	ISO-NE
Dighton	187	Gas	Intermediate	Dighton, MA	ISO-NE
MASSPOWER	280	Gas	Intermediate	Indian Orchard, MA	ISO-NE
Liberty	600	Gas	Intermediate	Eddystone, PA	PJM
Elwood(7)	780	Gas	Peaking	Elwood, IL	PJM
Richland	447	Gas	Peaking	Defiance, OH	PJM
Stryker	19	Oil	Peaking	Stryker, OH	PJM

Total Gas	3,748

Total Fleet	6,349

Total	25,708

(1)
Unit capabilities are based on winter capacity.

(2)
Represents Unit 6 generating capacity. Units 1-5, with a combined net generating capacity of 228 MW, are retired and out of operation.

(3)
Represents Units 4 and 5 generating capacity. Units 1-3, with a combined net generating capacity of 119 MW, are retired and out of operation.

(4)
We indirectly own an 80% interest in this facility. Total output capacity of this facility is 1,002 MW. Additionally, Joppa has 235 MW of natural gas-fired capacity which is currently not operating and therefore excluded from the table above.

(5)
Brayton Point is scheduled to be retired in June 2017.

(6)
Kincaid is physically located within the MISO market, but is interconnected to the PJM market and sells both energy and capacity in the PJM market only.

(7)
In addition, ERC expects to acquire an additional 0.5% interest in Elwood from Dominion Energy, Inc. in the fourth quarter of 2014, which additional interest we would receive in connection with the ERC and Brayton Acquisitions.

Strategic Evaluation of California Assets

        Recently, we began a strategic evaluation of our California assets including Moss Landing, Oakland and Morro Bay. We will continue operating and investing in these assets under normal course during this evaluation.

Power Prices and Spark Spreads

        Our financial results are significantly impacted by fuel and commodity prices. Other factors impacting our financial results include market structure and prices for electric energy, capacity and ancillary services, including pricing at our plant locations relative to pricing at their respective trading hubs, the volatility of fuel and electricity prices, transportation and transmission logistics, weather conditions and plant performance.

        The relationship between electricity prices and prices for natural gas and coal, commonly referred to as the "spark spread" and "dark spread," respectively, impacts the margin we earn on the electricity we generate. In particular, we benefit from rising commodity prices. For example, an increase in natural gas prices of $1/MMBTu (net of heat rate contraction) can have a positive material impact on our earnings, as can rising power prices and spark spreads.

        Since the announcement of the Acquisitions, power prices and spark spreads have increased in 2015 and 2016, by approximately 8% to 31% in ISO-NE, by approximately 4% to 11% in PJM and by approximately 3% to 5% in MISO, although there can be no assurance as to how long these price increases may be maintained, if at all. In the six months ended June 30, 2014, and for the year ended December 31, 2013, we, the Duke Midwest Assets and the ECP Assets generated 6.7 million MWh and 11.3 million MWh in New England, 23.0 million MWh and 45.0 million MWh in PJM and 22.1 million MWh and 45.7 million MWh in MISO, in each case, respectively.

Financing Transactions

        In addition to this offering, we expect to obtain additional financing for the Acquisitions as described below. We cannot assure you that we will complete any of the Financing Transactions on the terms contemplated by this prospectus supplement or at all.

Common Stock Offering

        Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 22,500,000 shares of our common stock, plus up to 3,375,000 additional shares of common stock that the underwriters of the Common Stock Offering have the option to purchase from us, in each case, at the actual public offering price of $31.00 per share. For a description of our common stock, see "Description of Common Stock". This prospectus supplement is not an offer to sell or a solicitation of an offer to buy shares of our common stock.

Debt Financing

        Subsequent to this offering and the Common Stock Offering, we expect to obtain approximately $5.1 billion of debt financing in connection with the financing of the Acquisitions. See "The Transactions" and "Description of Indebtedness and Other Obligations," included in this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any debt being sold or placed in the Debt Financing.

        The completion of this offering is not contingent on the completion of the Debt Financing, and the Debt Financing is not contingent on the completion of this offering or the consummation of either or both of the Acquisitions. Accordingly, even if one or both of the Acquisitions or Financing Transactions are not completed, the Mandatory Convertible Preferred Stock sold in this offering will remain outstanding.

        We will be required to redeem all of the debt borrowed if neither of the Acquisitions is consummated. If one or the other of the Acquisitions is not consummated, we will be required to redeem the debt borrowed in connection with such contemplated but unconsummated Acquisition.

        In the event we are unable to obtain such debt financing prior to the closing of the Acquisitions, we have obtained committed financing in the form of senior unsecured bridge loans as described below.

        In connection with entering into each of the Duke Midwest Purchase Agreement and the ERC Purchase Agreements, we obtained $2.8 billion and $3.55 billion, respectively, bridge loan commitments to ensure financing for the Acquisitions. Although we do not expect to make any borrowings under the bridge loan commitments, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the bridge loan commitments if any of the other Financing Transactions is not completed or generates significantly less net proceeds than contemplated by this prospectus supplement. See "Description of Certain Indebtedness and Other Obligations," included in this prospectus supplement.

Strategic Rationale for the Acquisitions

        We believe that the Acquisitions will create significant value for stockholders and offer numerous strategic benefits, including:

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  increasing our presence in the well-structured, highly-desirable PJM and ISO-NE markets through the addition of approximately 12,500 MW of high quality coal and gas assets in favorable locations with strong operational track records;

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  increasing the visibility and predictability of our gross margin from PJM and ISO-NE capacity payments;

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  expanding our retail presence in PJM and providing additional generation in the ComEd region of PJM to complement our existing retail business in that market;

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  enabling the company to leverage its existing infrastructure to reduce the overhead costs per MWh by approximately 35%; and

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  providing opportunities for meaningful synergies, including at least $40 million in cost reductions per year, $200 million in balance sheet efficiencies and nearly $500 million in present value cash tax savings. In order to achieve these synergies, we expect to incur a cost of approximately $40 million.

        We believe that these strategic benefits significantly enhance our competitive profile as a leading U.S. independent power producer and should drive increased profitability while simultaneously reducing the risk profile of the company. We believe the diversity of our portfolio should reduce our operating risk profile and reliance on any single market because it provides a balanced mix of both intrinsic and extrinsic value throughout different market cycles, weather patterns and commodity environments. The breadth of our fleet will also mitigate asset concentration risk by reducing the reliance on any single asset for our overall financial performance. Furthermore, we believe our scale and employment of best practices improve our business development opportunities through well-established industry relationships, and a deep understanding of regional power market dynamics.

Competitive Strengths

        We will have the following competitive strengths following the closing of the Acquisitions:

        Strong Portfolio Balance.    The Combined Company will have a well-diversified portfolio of assets with approximately 51%, 48% and 1% of total generation being fueled by natural gas, coal and oil, respectively, in multiple markets, including MISO, PJM, NYISO, ISO-NE and CAISO. The balance of the portfolio not only provides significant earnings potential and earnings diversity, but also risk mitigation as a greater proportion of the company's earnings are driven by visible capacity payments and the coal and gas fleets tend to partially hedge one another as power and fuel prices change.

        Strong Cash Flow Profile.    The high quality of the acquired assets, their favorable locations and strong capacity factors are expected to result in significant earnings and cash flows which may be used to further strengthen the Combined Company's balance sheet and liquidity position, make investments in existing assets, fund growth opportunities or support other high value capital allocation initiatives.

        Structured Markets.    The Acquisitions will increase our market share in the highly desirable PJM and ISO-NE markets. Both of these markets feature forward capacity, liquid energy and ancillary services markets that provide competitive pricing. Each of our markets benefits from mature regulatory frameworks supportive of existing generation, increasingly attractive market fundamentals and significant challenges to new construction including rising construction costs, more stringent siting and permitting processes and greater scrutiny of environmental impacts. Of the approximately 12,500 MW being acquired, 5,053 MW are modern combined cycle natural gas plants and 3,793 MW are environmentally compliant coal generation plants.

        Improved Scale.    The Acquisitions complement the current size and scale of our existing power generation platform. After the Acquisitions, we expect to be among the largest domestic publicly traded independent power producers, with approximately 26,000 MW of capacity, and benefit from significant diversification in terms of technology, fuel type and dispatch. The Combined Company generation fleet is geographically diversified with assets located in several power markets that feature forward capacity markets, mature regulatory frameworks supportive of existing generation, increasingly attractive market fundamentals, and low risk of becoming overbuilt because of the significant challenges to new construction. Our fleet also has a high degree of dispatch diversity consisting of baseload coal operations, some of the most efficient combined cycle assets that effectively operate in baseload mode because they are located in capacity-constrained regions, load-following capacity and peaking units. Further, the addition of Duke Energy Retail Sales will expand our retail business into three new competitive retail markets (Ohio, Pennsylvania and Michigan). The ECP Assets and Duke Midwest Assets will provide load following generation to support the retail business.

Business Strategies

        Our business strategy is to create value through the optimization of our generation facilities, cost structure and financial resources.

        Customer Focus.    Our commercial outreach focuses on the needs of the customers and constituents we serve, the end-use and wholesale customer, our market channel partners and the government agencies and regulatory bodies that represent the public interest. The insight provided through these relationships will drive decisions that meet customer needs while optimizing the value of our business.

        Currently, our commercial strategy seeks to optimize the value of our assets by locking in near-term cash flow while preserving the ability to capture higher values long-term as power markets improve. We may hedge portions of the expected output from our facilities with the goal of stabilizing near-term earnings and cash flow while preserving upside potential should commodity prices or market factors improve. Our wholesale origination and trading and retail marketing teams are responsible for implementation of this strategy. These teams provide access to a broad portfolio of customers with varying energy and capacity requirements. There is a significant risk reduction effect from linking our generation to our customer load which reduces the need to purchase financial hedging products in the market.

        Our wholesale origination efforts focus on marketing energy and services through structured transactions that are designed to meet our customers' operating, financial and risk requirements while simultaneously compensating Dynegy appropriately for the products and services delivered. Additionally, we seek to capture the intrinsic and extrinsic value of our generation portfolios. We utilize a wide range of products and contracts such as tolling agreements, fuel supply contracts, capacity auctions, bilateral capacity contracts, power and natural gas swap agreements, power and natural gas options and other financial instruments. The retail marketing effort focuses on offering end-use customers energy products that range from fixed price and full requirements to flexible price and volume structures. Our goal is to deliver value beyond price by leveraging our experience in the energy markets and sharing our expertise to help customers make sound energy decisions. Establishing and maintaining strong relationships with retail energy channel partners is another key focus where personal service and transparent communication further build our current and future retail brands as trusted suppliers. Our objective is to maximize the benefit to both Dynegy and our current and future customers by linking our generation to the load we serve.

        Dynegy operates in a complex and highly-regulated environment with multiple federal, state and local stakeholders, such as legislators, government agencies, industry groups, consumers and environmentalists. These stakeholders are important partners and exhibit influence over regulators and their decisions. Dynegy works with these stakeholders to encourage reasonable regulations that increase shareholder value through driving revenue and containing costs. Our regulatory strategy includes a continuous process of advocacy, visibility, education and building alliances. We also focus on the key issues that most affect our business. The ultimate goal is to find solutions that provide adequate cost recovery and incentivize investment, while providing safe, reliable, cost-effective and environmentally-compliant generation for the communities in which we operate.

        Continuous Improvement.    We have strong plant operations and are committed to operating all of our facilities in a safe, reliable, cost-efficient and environmentally compliant manner. We have dedicated significant resources toward these priorities with approximately $1 billion invested since 2005 in our Coal segment for environmental compliance initiatives to meet contractual obligations and state and federal environmental standards. In addition, we continue to invest across all segments to maintain and improve the safety, reliability and efficiency of the fleet. The Acquisitions highlight our commitment to operating safe, reliable, cost efficient and environmentally compliant power generation facilities. The facilities comprising the Duke Midwest Assets and the ECP Assets have benefited from regular investment, preventative maintenance and rigorous inspection programs. In addition, we will continue to capitalize on our centralized operations support function with the primary focus of instilling various cost and operating best practices across the fleets in the areas of safety procurement, engineering and outage management.

        We continue to employ our cost and performance improvement initiative, known as PRIDE, which is designed to drive recurring cash flow benefits by optimizing our cost structure, implementing company-wide process and operating improvements, and improving balance sheet efficiency. Our PRIDE program has targeted $135 million in earnings and improvements and $165 million in balance sheet improvements during the 2014-2016 timeframe.

        Capital Structure Management and Allocation.    The power industry is a cyclical commodity business with significant price volatility requiring considerable ongoing capital investment. As such, it is imperative to build and maintain a balance sheet with manageable debt levels supported by a flexible and diverse liquidity program. Our ongoing capital allocation priorities, first and foremost, are to maintain an appropriate leverage and liquidity profile and to make the necessary capital investments to maintain the safety and reliability of our fleet and to comply with environmental rules and regulations. Additional capital allocation options that are evaluated include investments in our existing portfolio, potential acquisitions and returning capital to shareholders. Capital allocation decisions are based on the alternatives that provide the highest risk-adjusted rates of return.

        We continue to focus on building a diverse liquidity program to support our ongoing operations and commercial activities. This includes maintaining adequate cash balances, expanding our first lien collateral program to include additional hedging counterparties and having in place sufficient committed lines of credit to support our ongoing liquidity needs. We will continue to evaluate other measures to best manage our balance sheet as well as seek additional sources of liquidity.

Industry Overview

        The power industry is one of the largest industries in the United States and impacts nearly every aspect of our economy, with an estimated end-user market of approximately $372 billion in power sales in 2013. In 2013, total generation in the United States reached approximately 4 million Gigawatt hours ("GWh"), composed of 27.4% natural gas, 39.1% coal, 19.4% nuclear, 12.8% renewables, and 1.3% other. Historically, the power generation industry has been largely characterized by electric utility monopolies producing electricity from old, less efficient, high-cost generating facilities selling to a captive customer base. Over the last 25 years, however, industry trends and regulatory initiatives, culminating with deregulation in the late 1990s and early 2000s, have transformed the market into a more competitive one where end-users purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others. Although models and rules for competition differ from state to state, all markets in which we operate have some form of wholesale market competition.

        The advancing age of the U.S. power generation fleet could present system reliability challenges as the economic efficiency of operating older plants declines over time. More than half of the U.S. power generation fleet is at least 30 years old, with the average age of the U.S. coal fleet being approximately 44 years old. Retirement decisions may also be affected by the cost of compliance with anticipated and existing state and federal environmental regulations. Further, although coal and oil generation assets currently comprise a large portion of planned retirements, baseload nuclear generation has also come under increased pressure. Since 2010, 4.8 GW of nuclear capacity has been retired or is in the process of retiring in the United States and there is a potential for further retirements as several nuclear generators have expressed concerns over maintenance and repair costs, declining profitability in a lower gas price environment and increasing regulatory compliance costs. The anticipated retirement of power generation resources would significantly alter the composition of the existing power supply. As resources are retired, higher cost units will be dispatched earlier and more often to meet demand, leading to higher power prices, particularly during winter and summer months when the demand for power is greatest.

        We believe that increasing demand and the need to replace old and less efficient generation facilities will create a significant need for additional power generating capacity throughout the United States. In our view, these factors combined with recent restructuring legislation provide an attractive environment in the United States for an independent power producer like us with existing generation assets and a history of successfully developing, acquiring and operating power generation facilities.

Our Markets and Segments

        Currently, Dynegy's largest market is MISO. The Acquisitions will significantly increase our geographic diversity in the PJM and ISO-NE markets.

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  MISO Market.  The MISO market includes all of Wisconsin and portions of Michigan, Kentucky, Indiana, Illinois, Missouri, Arkansas, Mississippi, Texas, Louisiana, Iowa, Minnesota, North Dakota, South Dakota, Montana and Manitoba, Canada. The MISO energy market is designed to ensure that all market participants have open-access to the transmission system on a non-discriminatory basis. MISO, as an independent RTO, maintains functional control over the use of the transmission system to ensure transmission circuits do not exceed their secure operating limits and become overloaded. MISO operates day-ahead and real-time energy markets using a LMP system which calculates a price for every generator and load point within MISO. This market is transparent, allowing generators and load serving entities to see real-time price effects of transmission constraints and the impacts of congestion at each pricing point. An independent market monitor is responsible for evaluating the performance of the markets and identifying conduct by market participants or MISO that may compromise the efficiency or distort the outcome of the markets. In the future, the potential retirement of marginal MISO coal capacity due to poor economics or expected environmental mandates and confirmed future capacity exports from MISO to PJM could affect MISO capacity and energy pricing.

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  PJM Market.  PJM is the largest domestic and most liquid wholesale energy market, serving more than 61 million customers across more than 62,000 miles of transmission lines with over 1,100 generation sources. The PJM market is characterized by upward trends in energy and capacity prices, increasing retirements of coal generation assets, uncertainty of new construction projects and visible multi-year capacity revenue. The PJM market includes all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. PJM administers markets for wholesale electricity and provides transmission planning for the region, utilizing the LMP system. PJM operates day-ahead and real-time markets into which generators can bid to provide energy and ancillary services. PJM also administers markets for capacity. An independent market monitor continually monitors PJM markets to ensure a robust, competitive market and to identify any improper behavior by any entity. PJM implemented a forward capacity auction in 2007, the RPM, which established long-term markets for capacity. PJM recently announced several initiatives to improve the effectiveness of the forward capacity market including additional limitations on imports and demand response, which we expect to increase the value of existing power generators. Reserve margins are also expected to tighten following substantial planned retirements due to the ongoing cost of environmental compliance. The Acquisitions will significantly increase our operating capacity to approximately 6% of the total generating capability in the PJM market.

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  ISO-NE Market.  The ISO-NE market, serving the New England region, supplies electricity to 6.5 million households and businesses through 8,500 miles of transmission lines with approximately 350 power generation sources. The ISO-NE market is characterized by high clearing prices, a shortage of existing power generation resources, a lack of new projects under construction and a significant amount of current power generation assets at risk of retirement. The ISO-NE market includes the six New England states of Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island and Maine. ISO-NE also dispatches power plants to meet system energy and reliability needs and settles physical power deliveries at LMP. Energy prices vary among the participating states in ISO-NE, and are largely influenced by transmission constraints and fuel supply. This market is also benefitting from favorable supply and demand dynamics in the form of significant capacity retirements, the phase-out of nuclear power generation and the lack of new construction. The Acquisitions will significantly increase our operating capacity to more than 10% of the total generating capability in the ISO-NE market.

        Our existing generation assets are divided into Coal, IPH and Gas segments. Our coal segment is comprised of four operating coal-fired power generation facilities in Illinois with a total generating capacity of 2,980 MW. Our IPH segment is comprised of five operating coal-fired power generation facilities located in Illinois with a total owned generating capacity of 4,062 MW. Our Coal and IPH segments are generally concentrated within the MISO market. The Duke Midwest Assets include partial interests in five coal-fired power generation facilities with a total net generating capacity of 2,701 MW. The ECP Assets include two coal facilities with a total net generating capacity of 2,601 MW, of which 1,493 MW relate to Brayton Point which is scheduled to be retired from service in June 2017.

        Our Gas segment is comprised of six operating natural gas-fired power generation facilities located in California, Illinois, Pennsylvania, New York, and Maine and one fuel-oil fired power generation facility located in California, totaling 6,078 MW of electric generating capacity. Our Gas segment operates in the PJM, NYISO, ISO-NE and CAISO markets. The Duke Midwest Assets include 100% interests in six natural gas/oil-fired facilities with a total net generating capacity of 3,538 MW. The ECP Assets include five natural gas-fired power generation facilities, two natural gas and oil facilities in Ohio, and partial interests in one gas-fired power generation facility in Illinois, with a total net generating capacity of 3,748 MW.

Corporate Information

        Our principal executive offices are located at 601 Travis, Suite 1400, Houston, Texas 77002. Our telephone number is (713) 507-6400 and we have a website accessible at www.dynegy.com. The information posted on our website is not incorporated into this prospectus supplement and is not part of this prospectus supplement.

THE OFFERING

        The summary below contains basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus carefully before making an investment decision.

Issuer	Dynegy Inc., a Delaware corporation
Securities Offered	4,000,000 of our 5.375% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share.
Public Offering Price	$100.00 per share of Mandatory Convertible Preferred Stock.
Underwriters' Option

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 600,000 shares of Mandatory Convertible Preferred Stock at the public offering price, less the underwriting discounts and commissions.

Dividends	5.375% of the liquidation preference of $100.00 per share of the Mandatory Convertible Preferred Stock per annum.

Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the first original issue date, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends, and, to the extent that we are legally permitted to pay dividends and our board of directors (which term, as used in this summary, includes an authorized committee of the board) declares a dividend with respect to the Mandatory Convertible Preferred Stock, we will pay such dividend in cash or, subject to certain limitations, in shares of our common stock or by delivery of any combination of cash and shares of our common stock, as determined by us in our sole discretion, on each dividend payment date; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates to holders of record of the Mandatory Convertible Preferred Stock on the immediately preceding January 15, April 15, July 15 and October 15 (each a "Record Date"), whether or not such holders convert their shares, or such shares are automatically converted, after a Record Date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $1.64236 per share. Each subsequent dividend is expected to be approximately $1.34375 per share. See "Description of Mandatory Convertible Preferred Stock—Dividends".

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the Average VWAP per share of our common stock (as defined under "Description of Mandatory Convertible Preferred Stock—Definitions") over the five consecutive trading day period beginning on and including the seventh scheduled trading day prior to the applicable dividend payment date (the "Average Price"), multiplied by 97%. In no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $10.85, which amount represents approximately 35% of the Initial Price (as defined below) (subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as described below) (such dollar amount, as adjusted, the "Floor Price"). To the extent that the amount of the declared dividend exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the Average Price, we will, if we are legally able to do so, pay such excess amount in cash.

The Initial Price is $31.00, which equals the per share public offering price of our common stock in the Common Stock Offering (the "Initial Price").
Dividend Payment Dates	February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2015 and to, and including, the mandatory conversion date.

Acquisition Termination Redemption

We will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at the redemption price set forth herein if (i) on the date that is nine months after the date of issuance of the Mandatory Convertible Preferred Stock (the "Outside Date"), the consummation of either or both of the Acquisitions has not occurred, or (ii) an Acquisition Termination Event (as defined herein) occurs prior to the Outside Date (provided that, if an Acquisition Termination Event occurs within 45 days after the date of the underwriting agreement for the Common Stock Offering, our option to redeem shall be extended to the date that is the earlier of (i) the date on which the underwriters' option to purchase additional shares in the Common Stock Offering is exercised in full and (ii) 45 days after the date of such underwriting agreement). In such instance, we may, at our option, Within 10 business days of the occurrence of either (i) or (ii) above, mail a notice of acquisition termination redemption to the holders of the Mandatory Convertible Preferred Stock (provided that, as the Mandatory Convertible Preferred Stock are held in book-entry form through The Depository Trust Company ("DTC"), we may give notice in any manner permitted by DTC). If we provide notice, then, on the Acquisition Termination Redemption Date (as defined herein), we will redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption amount per share of Mandatory Convertible Preferred Stock equal to the Acquisition Termination Make-whole Amount described herein. We will pay the Acquisition Termination Make-whole Amount in cash unless the acquisition termination share price described herein is greater than the Initial Price. If the acquisition termination share price is greater than the Initial Price, we will pay the Acquisition Termination Make-whole Amount in shares of our common stock and cash, unless we elect, subject to certain limitations, to pay cash or shares of our common stock in lieu of these amounts. See "Description of Mandatory Convertible Preferred Stock—Acquisition Termination Redemption" included in this prospectus supplement.

Other than pursuant to the acquisition termination redemption provisions described in this prospectus supplement, the Mandatory Convertible Preferred Stock will not be redeemable by us.
Mandatory Conversion Date	November 1, 2017.
Mandatory Conversion

On the mandatory conversion date, each share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert into shares of our common stock based on the conversion rate as described below.

If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record as of the immediately preceding record date, as described above. If, prior to the mandatory conversion date we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such accumulated and unpaid dividends (such amount, the "Additional Conversion Amount") divided by the greater of the Floor Price and 97% of the Average Price. To the extent that the Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.

Conversion Rate

The conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than 3.2258 shares of our common stock and not less than 2.5806 shares of our common stock (the "Minimum Conversion Rate"), depending on the Applicable Market Value of our common stock, as described below and subject to certain anti-dilution adjustments. The "Applicable Market Value" of our common stock is the average VWAP per share of our common stock over the 20 consecutive trading day period beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date. The conversion rate will be calculated as described under "Description of Mandatory Convertible Preferred Stock—Mandatory Conversion", and the following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments.

Applicable Market Value of our common stock	Conversion rate (number of shares of our common stock to be received upon conversion of each share of the Mandatory Convertible Preferred Stock)
Greater than $38.75 (which is the threshold appreciation price)	2.5806 shares (approximately equal to $100.00 divided by the threshold appreciation price).
Equal to or less than $38.75 but greater than or equal to $31.00	Between 2.5806 and 3.2258 shares, determined by dividing $100.00 by the Applicable Market Value of our common stock.
Less than $31.00 (which is the Initial Price)	3.2258 shares (approximately equal to $100.00 divided by the Initial Price).

Early Conversion at the Option of the Holder	At any time prior to November 1, 2017, other than during a Fundamental Change Conversion Period, holders of the Mandatory Convertible Preferred Stock have the right to elect to convert their shares of Mandatory Convertible Preferred Stock in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock) at the Minimum Conversion Rate of 2.5806 shares of our common stock per share of Mandatory Convertible Preferred Stock as described under "Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder" included in this prospectus supplement. This Minimum Conversion Rate is subject to certain anti-dilution adjustments.

If, as of the effective date of any early conversion (the "Early Conversion Date"), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such Early Conversion Date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends for such prior dividend periods, divided by the greater of the Floor Price and the average VWAP per Common Share over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day prior to the Early Conversion Date (the "Early Conversion Average Price"). To the extent that the cash amount of the accumulated and unpaid dividends for prior dividend periods exceeds the value of the product of the number of additional shares added to the conversion rate and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash.

Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

If a "Fundamental Change" (as defined under "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount") occurs on or prior to November 1, 2017, holders of the Mandatory Convertible Preferred Stock will have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into common stock at the "Fundamental Change Conversion Rate" during the period (the "Fundamental Change Conversion Period") beginning on the effective date of such Fundamental Change and ending on the date that is 20 calendar days after the effective date of such Fundamental Change (or, if earlier, the mandatory conversion date). The Fundamental Change Conversion Rate will be determined based on the effective date of the Fundamental Change and the price paid or deemed paid per share of our common stock in such Fundamental Change.

Holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will also receive a "Fundamental Change Dividend Make-whole Amount", in cash or in shares of our common stock or any combination thereof, equal to the present value (computed using a discount rate of 5.375% per annum) of all remaining dividend payments on their shares of Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount (as defined under "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount—Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount")) from such effective date to, but excluding, the mandatory conversion date. If we elect to pay the Fundamental Change Dividend Make-whole Amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of the Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the Fundamental Change.

In addition, to the extent that the Accumulated Dividend Amount exists as of the effective date of the Fundamental Change, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount in cash (to the extent we are legally permitted to do so) or shares of our common stock or any combination thereof, at our election, upon conversion. If we elect to pay the Accumulated Dividend Amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the price paid, or deemed paid, per share of our common stock in the transaction resulting in such Fundamental Change.

To the extent that the sum of the Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount or any portion thereof paid in shares of our common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the price paid or deemed paid, we will, if we are legally able to do so, pay such excess amount in cash. See "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount".

Anti-Dilution Adjustments

The conversion rate may be adjusted in the event of, among other things: (1) share dividends or distributions; (2) certain issuances of common stock rights or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions of evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, including spin-offs; (5) dividends or other distributions consisting exclusively of cash other than in connection with certain reorganization events, a voluntary or involuntary liquidation, dissolution or winding up, or a third party tender or exchange offer; and (6) certain self-tender or exchange offers for our common stock. See "Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments".

Liquidation Preference	$100.00 per share of the Mandatory Convertible Preferred Stock.

Ranking	The Mandatory Convertible Preferred Stock will rank with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution:

•

senior to our common stock and each class or series of our capital stock established in the future unless the terms of such stock expressly provide that it will rank senior to, or on parity with, the Mandatory Convertible Preferred Stock;

• on parity with each class or series of our capital stock established in the future the terms of which expressly provide that it will rank on parity with the Mandatory Convertible Preferred Stock;

•

junior to each class or series of our capital stock established in the future the terms of which expressly provide that it will rank senior to the Mandatory Convertible Preferred Stock ("Senior Stock"); and

• junior to our existing and future indebtedness.

In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to existing and future indebtedness and other obligations of each of our subsidiaries. See "Risk Factors—The Mandatory Convertible Preferred Stock will rank junior to all of our consolidated liabilities." For information concerning the ranking of the Mandatory Convertible Preferred Stock, see "Description of Mandatory Convertible Preferred Stock—Ranking".

As of June 30, 2014, we had a total of approximately $2.1 billion of outstanding indebtedness and, on an as-adjusted basis after giving effect to the Acquisitions the Debt Financing, Common Stock Offering and the Offering, would have had approximately $7.2 billion of outstanding indebtedness, in each case including long-term debt. We have the ability to, and may, incur additional indebtedness in the future.

Voting Rights

Except as specifically required by Delaware law or our Third Amended and Restated Certificate of Incorporation ("Charter"), which will include the Certificate of Designations (as defined below) for the Mandatory Convertible Preferred Stock, the holders of Mandatory Convertible Preferred Stock will have no voting rights.

Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been paid in the aggregate amount equivalent to at least six or more dividend payments, whether or not for consecutive dividend periods (a "Nonpayment"), the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting of stockholders, to fill such newly created directorships by electing two additional directors, subject to certain limitations.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at an annual or special meeting of such stockholders, amend our Certificate of Incorporation or take any other action, to: (i) increase the aggregate number of authorized shares of any Parity Stock or Senior Stock; (ii) authorize the issuance of any Senior Stock; (iii) change the designations, preferences, limitations, voting or other relevant rights of the preferred stock or any outstanding series of preferred stock, including the Mandatory Convertible Preferred Stock; (iv) effect an exchange, reclassification or cancellation of all or part of the preferred stock, including the Mandatory Convertible Preferred Stock; (v) change the preferred stock into the same or a different number of shares, with or without par value, of the same or another class; or (vi) cancel or otherwise affect dividends on the shares of any series of preferred stock, including the Mandatory Convertible Preferred Stock, which have accrued but have not been declared. For more information about voting rights, see "Description of Mandatory Convertible Preferred Stock—Voting Rights".

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before estimated offering expenses, will be approximately $388.0 million (or approximately $446.2 million if the underwriters exercise their option in full). We intend to use the net proceeds from this offering, together with the net proceeds of the Common Stock Offering and the Debt Financing, the common stock placement to ECP and cash on hand to finance the Acquisitions and to pay related fees and expenses. If we consummate only one of the Acquisitions, we may use some or all of the net proceeds of this offering to fund the Acquisition that is consummated and any remaining amount for general corporate purposes. If we do not consummate either of the Acquisitions, we have an option to redeem the Mandatory Convertible Preferred Stock or use all of the net proceeds from this offering for general corporate purposes. See "Use of Proceeds" and "Description of Mandatory Convertible Preferred Stock".

Material United States Federal Income Tax Considerations

The material United States federal income tax consequences of purchasing, owning and disposing of the Mandatory Convertible Preferred Stock and any common stock received upon conversion are described in "Material United States Federal Income Tax Considerations".

Listing	We have applied to have the Mandatory Convertible Preferred Stock listed on The New York Stock Exchange under the symbol "DYN.PRA". Our common stock is listed on the NYSE under the symbol "DYN".
Concurrent Common Stock Offering

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 22,500,000 shares of our common stock, plus up to an additional 3,375,000 shares of our common stock that the underwriters of such offering have the option to purchase, in each case, from us in connection with the financing of the Acquisitions.

Debt Financing

Subsequent to this offering and the Common Stock Offering, we expect to obtain Debt Financing in connection with the financing of the Acquisitions. We will be required to redeem all of the debt borrowed if neither of the Acquisitions is consummated. If one or the other of the Acquisitions is not consummated, we will be required to redeem the debt borrowed in connection with such contemplated but non-consummated Acquisition. For additional information, see "The Transactions" and "Description of Certain Indebtedness and Obligations—Debt Financing", included in this prospectus supplement.

Transfer Agent and Registrar	Computershare Inc. is the transfer agent, registrar, conversion agent and dividend disbursement agent for the Mandatory Convertible Preferred Stock.
Payment and Settlement

The Mandatory Convertible Preferred Stock is expected to be delivered against payment on October 14, 2014. The shares of the Mandatory Convertible Preferred Stock will be registered in the name of a nominee of DTC in New York, New York. In general, beneficial ownership interests in the Mandatory Convertible Preferred Stock will be shown on, and transfers of these beneficial ownership interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Risk Factors

See "Risk Factors" beginning on page S-31 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the Mandatory Convertible Preferred Stock.

        Immediately after the consummation of this offering, we will have 4,000,000 shares of Mandatory Convertible Preferred Stock issued and outstanding (or 4,600,000 shares if the underwriters' option to purchase additional Mandatory Convertible Preferred Stock is exercised). Immediately after the completion of the Common Stock Offering, we will have 122,882,015 shares of common stock issued and outstanding. The number of shares of common stock to be outstanding immediately after the Common Stock Offering that appears in the preceding sentence is based on the number of shares of our common stock outstanding as of October 2, 2014, and excludes:

  •
  up to 10,322,400 shares of our common stock, in each case assuming mandatory conversion based on an "applicable market value" (as defined in the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock) of our common stock equal to $38.75 per share which is 25% over the price at which our common stock is being offered pursuant to a separate prospectus supplement, and subject to anti-dilution, make-whole and other adjustments, that would be issuable upon conversion of Mandatory Convertible Preferred Stock issued in this offering;

  •
  2,892,047 shares of our common stock available for future grant under our existing equity incentive plans as of October 2, 2014; and

  •
  17,287,192 shares of our common stock issuable upon exercise of options, warrants and performance units, outstanding as of October 2, 2014.

  •
  the Common Stock Placement to ECP.

        Unless otherwise specified or the context requires otherwise, information in this prospectus supplement assumes that (1) the option we have granted to the underwriters in the Common Stock Offering to purchase 3,375,000 additional shares of common stock and the option we have granted to the underwriters in this offering to purchase 600,000 additional shares of Mandatory Convertible Preferred Stock, in each case, are not exercised, (2) the Mandatory Convertible Preferred Stock will not be redeemed if either or both of the Acquisitions are not consummated and (3) we elect to pay any and all dividends with respect to the Mandatory Convertible Preferred Stock in cash.

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF DYNEGY

        The selected financial information presented below as of December 31, 2012 and 2013 and for the year ended December 31, 2011, the period from January 1 through October 1, 2012, the period from October 2, 2012 through December 31, 2012, and the year ended December 2013 was derived from, and is qualified by reference to, our audited consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus supplement. The selected financial information presented below for the years ended December 31, 2009 and 2010 was derived from, and is qualified by reference to, our audited consolidated financial statements, including the notes thereto, which are not incorporated by reference in this prospectus supplement. The selected financial information as of June 30, 2014 and for the six months ended June 30, 2013 and 2014, was derived from, and is qualified by reference to, our unaudited consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus supplement.

        This information is only a summary. You should read the data set forth in the table below in conjunction with the section entitled "Selected Financial Data" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the section entitled "Part I. Financial Information" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference in this prospectus supplement. As a result of the application of fresh-start accounting as of October 1, 2012, following our reorganization, the financial statements on or prior to October 1, 2012 are not comparable with the financial statements after October 1, 2012. References to "Successor" refer to Dynegy after October 1, 2012, after giving effect to the application of fresh-start accounting. References to "Predecessor" refer to Dynegy on or prior to October 1, 2012.

	Predecessor				Successor
	Year Ended December 31,						Six Months Ended June 30,
				January 1 Through October 1, 2012(2)(3)	October 2 Through December 31, 2012
						Year Ended December 31, 2013
	2009	2010	2011(1)				2013	2014
	(in millions)				(in millions)
							(unaudited)
Statement of Operations Data:
Revenues	$2,195	$2,059	$1,333	$981	$312	$1,466	$619	$1,283
Depreciation expense	(327)	(397)	(295)	(110)	(45)	(216)	(103)	(124)
Goodwill impairment	(433)	—	—	—	—	—	—	—
Impairment and other charges, exclusive of goodwill impairment shown separately above	(326)	(146)	(5)	—	—	—	—	—
General and administrative expense	(159)	(158)	(102)	(56)	(22)	(97)	(47)	(55)
Operating income (loss)	(632)	(32)	(189)	5	(104)	(318)	(226)	(53)
Bankruptcy reorganization items, net	—	—	(52)	1,037	(3)	(1)	—	—
Interest expense and debt extinguishment costs(4)	(461)	(363)	(369)	(120)	(16)	(108)	(56)	(72)
Income tax benefit	235	194	144	9	—	58	—	1
Income (loss) from continuing operations	(920)	(259)	(431)	130	(113)	(359)	(292)	(159)
Income (loss) from discontinued operations, net of taxes(5)	(348)	17	(509)	(162)	6	3	5	—
Net income (loss)	(1,268)	(242)	(940)	(32)	(107)	(356)	(287)	(159)
Cash Flow Data:
Net cash provided by (used in) operating activities	$152	$423	$(1)	$(37)	$(44)	$175	$(10)	$163
Net cash provided by (used in) investing activities	790	(520)	(229)	278	265	474	283	(55)
Net cash provided by (used in) financing activities	(1,193)	(69)	375	(184)	(328)	(154)	(160)	(3)
Capital expenditures, acquisitions and investments	(596)	(517)	(21)	193	(46)	136	(55)	(69)

	Successor
	As of December 31,
			As of June 30, 2014
	2012	2013
			(unaudited)
	(in millions)
Balance Sheet Data:
Current assets	$1,043	$1,685	$1,699
Current liabilities	347	721	753
Property, plant and equipment, net	3,022	3,315	3,260
Total assets	4,535	5,291	5,188
Notes payable and current portion of long-term debt	29	13	37
Long-term debt (excluding current portion)(6)	1,386	1,979	1,971
Capital leases not already included in long-term debt	—	—	—
Total stockholders'/member's equity	2,503	2,207	2,052

(1)
We completed the DMG Transfer effective September 1, 2011; therefore, the results of our coal segment are only included through August 31, 2011. See Note 23—Dispositions and Discontinued Operations to our audited consolidated financial statements incorporated by reference in this prospectus supplement for further discussion.

(2)
We completed the DMG Acquisition effective June 5, 2012; therefore, the results of our Coal segment are only included subsequent to June 5, 2012. See Note 3—Merger and Acquisition to our audited consolidated financial statements incorporated by reference in this prospectus supplement for further discussion.

(3)
The results of operations for the period January 1, 2012 through October 1, 2012 includes the effects of the plan of reorganization ("Plan") and impacts of fresh-start accounting related to the DH bankruptcy. See "Selected Financial Data" in the 10-K for the period ended December 31, 2012, incorporated by reference in this prospectus supplement.

(4)
Includes $46 million, $21 million and $11 million of debt extinguishment costs for the years ended December 31, 2009, 2011 and 2013 respectively.

(5)
Discontinued operations include the results of operations from the following businesses:

•
The DNE Debtor Entities (see Note 23—Dispositions and Discontinued Operations to our audited consolidated financial statements incorporated by reference in this prospectus supplement for further discussion);

•
The Arlington Valley and Griffith power generation facilities (sold fourth quarter 2009);

•
Bluegrass power generating facility (sold fourth quarter 2009); and

•
Heard County power generating facility (sold second quarter 2009).

(6)
As a result of the DH Chapter 11 Cases, we reclassified approximately $3.6 billion in long-term debt to liabilities subject to compromise as of December 31, 2011. These liabilities were settled upon our emergence from bankruptcy on October 1, 2012. See Note 21—Emergence from Bankruptcy and Fresh-Start Accounting to our audited consolidated financial statements incorporated by reference in this prospectus supplement for further discussion.

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF DUKE MIDWEST ASSETS

        The following table sets forth summary historical consolidated financial data for the Duke Midwest Assets as of and for the periods ended on the dates indicated below. We have derived the summary consolidated financial data as of and for the years ended December 31, 2011, 2012 and 2013 from the audited consolidated financial statements incorporated by reference into this prospectus supplement. We have derived the summary consolidated financial data as of June 30, 2014 and for the six-months ended June 30, 2013 and 2014, from the unaudited financial statements incorporated by reference into this prospectus supplement. The unaudited financial statements were prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair statement of the information set forth therein.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
				(unaudited)
	(in millions)
Statement of Operations Data:
Operating revenues	$2,299	$1,874	$1,951	$907	$622
Operating expenses:
Plant operating expense	1,746	1,550	1,718	818	787
Depreciation and amortization expense	154	151	146	74	77
Impairment charges	79	—	—	—	—
Other operating expenses	27	27	28	18	18
Total operating expenses	2,006	1,728	1,892	910	882
Gain on sale of assets, net	4	6	—	1	1
Income from operations	297	152	59	(2)	(259)
Interest expense	2	3	2	1	5
Other income, net	3	1	—	—	1
Income (loss) before income taxes and discontinued operations	298	150	57	(3)	(263)
Income tax expense (benefit)	103	54	20	(1)	(93)
Net income (loss)	195	96	37	(2)	(170)

	As of December 31,
			As of June 30, 2014
	2012	2013
			(unaudited)
	(in millions)
Balance Sheet Information:
Cash and cash equivalents	$2	$5	$5
Total assets	3,936	3,924	3,879
Total debt	402	402	—
Total liabilities	1,457	1,481	1,078
Total stockholders' equity	2,479	2,443	2,801

 SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF ECP ASSETS

        The following table sets forth summary historical combined financial data for the ECP Assets as of and for the periods ended on the dates indicated below. We have derived the summary combined financial data as of and for the years ended December 31, 2011, 2012 and 2013 from the audited combined financial statements incorporated by reference into this prospectus supplement. We have derived the summary unaudited combined interim financial data as of June 30, 2014 and for the six-months ended June 30, 2013 and 2014, from the unaudited combined financial statements incorporated by reference into this prospectus supplement. The unaudited combined financial statements were prepared on the same basis as the audited combined financial statements and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair statement of the information set forth therein.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
				(unaudited)
	(in millions)
Combined Statements of Operations Data
Operating revenues	$562	$558	$870	$381	$876
Operating expenses:
Energy and fuel costs	462	371	667	297	522
Operations and maintenance	47	68	101	23	97
Depreciation and amortization	31	52	65	28	46
Taxes other than income taxes	22	31	25	16	12
Total operating expenses	561	522	857	364	677
Operating income	—	36	13	18	199
Other expense (income):
Interest and fees on debt	36	89	87	36	43
Equity (income) loss in affiliates	—	—	1	—	(2)
Other income, net	—	(4)	—	—	—
Mark-to-market on interest rate derivative contracts	8	5	(4)	(8)	7
Other expense, net	44	89	84	28	48
Gain on bargain purchase of business	—	—	3	—	—
Income (loss) before income tax expense (benefit)	(44)	(53)	(68)	(10)	151
Income tax expense (benefit)	(16)	(13)	(27)	(4)	59
Loss before preferred dividends	(28)	(40)	(41)	(7)	92
Preferred dividends	1	—	—	—	—
Income (loss) from continuing operations	(29)	(40)	(41)	(7)	92

	As of December 31,
			As of June 30, 2014
	2012	2013
			(unaudited)
	(in millions)
Combined Balance Sheets Data
Cash and cash equivalents	$21	$51	$71
Restricted cash	73	87	85
Total assets	1,679	2,562	2,531
Total debt (includes inventory financing facility)	923	1,538	1,548
Total liabilities	1,146	1,943	1,921
Total equity	533	613	610

 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following summary unaudited pro forma condensed combined financial information (the "Summary Pro Forma Financial Information") sets forth selected historical consolidated financial information for Dynegy. The Summary Pro Forma Financial Information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Information and related notes filed as Exhibit 99.1 to our Current Report on Form 8-K, filed October 6, 2014 (the "Pro Forma 8-K"), which is incorporated by reference into this prospectus supplement. The Summary Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes in Dynegy's Annual Report on Form 10-K for the year ended December 31, 2013 and Dynegy's audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements, which are incorporated by reference into this prospectus supplement.

        The pro forma adjustments, as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Pro Forma 8-K, which is incorporated by reference into this prospectus supplement, are based on currently available information. Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described therein. The unaudited pro forma condensed combined balance sheet reflects the impact of the AER Acquisition, this offering, the Common Stock Offering, the Debt Financing, the Duke Midwest Acquisition, the ERC and Brayton Acquisitions, and the two incremental revolving credit facilities discussed elsewhere in this prospectus supplement (see "Overview of Financial Condition, Liquidity and Capital Resources") as if they had been completed on June 30, 2014. The unaudited pro forma condensed combined statements of operations give effect to the events and transactions described in the previous sentence as if they had been completed on January 1, 2013, and only include adjustments which have an ongoing impact. The Summary Pro Forma Financial Information does not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of our future financial condition or consolidated results of operations.

DYNEGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of June 30, 2014
	Dynegy As Reported	Equity Offerings	Debt Financing and Revolver	Duke Midwest Acquisition	EquiPower Acquisition	Dynegy Pro Forma As Adjusted
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$948	$1,065	$4,977	$(2,849)	$(3,180)	$961
Restricted cash	—	—	—	—	—	—
Accounts receivable, net	367	—	—	146	54	567
Inventory	206	—	—	130	181	517
Assets from risk management activities	10	—	—	9	5	24
Intangible assets	60	—	—	—	—	60
Prepayments and other current assets	108	—	—	140	80	328

Total Current Assets	1,699	1,065	4,977	(2,424)	(2,860)	2,457

Property, plant, and equipment, net	3,260	—	—	2,695	4,252	10,207
Investment in affiliates	—	—	—	—	152	152
Assets from risk management activities	11	—	—	8	1	20
Intangible assets	50	—	—	—	—	50
Goodwill	—	—	—	—	—	—
Deferred income taxes	65	—	—	—	(20)	45
Other long-term assets	103	—	75	14	70	262

Total Assets	$5,188	$1,065	$5,052	$293	$1,595	$13,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	305	—	—	143	106	554
Accrued interest	13	—	—	—	—	13
Deferred income taxes	65	—	—	—	(20)	45
Intangible liabilities	57	—	—	—	—	57
Accrued liabilities and other current liabilities	166	—	—	36	68	270
Liabilities from risk management activities	110	—	—	49	57	216
Debt, current portion	37	—	—	—	—	37

Total Current Liabilities	753	—	—	228	211	1,192
Debt, long-term portion	1,971	—	5,100	—	—	7,071
Other Liabilities
Liabilities from risk management activities	40	—	—	56	17	113
Asset retirement obligations	160	—	—	4	59	223
Other long-term liabilities	212	—	—	23	59	294

Total Liabilities	3,136	—	5,100	311	346	8,893

Commitments and contingencies
Total Equity	2,052	1,065	(48)	(18)	1,249	4,300

Total Liabilities and Equity	$5,188	$1,065	$5,052	$293	$1,595	$13,193

DYNEGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2013
	Dynegy As Reported	AER Acquisition	Debt Financing, Revolver, and Equity Offerings	Duke Midwest Acquisition	EquiPower Acquisition	Dynegy Pro Forma As Adjusted
	($ in millions, except per share amounts)
Revenues	$1,466	$1,096	$—	$1,893	$870	$5,325
Cost of sales, excluding depreciation expense	(1,145)	(831)	—	(1,344)	(667)	(3,987)

Gross margin	321	265	—	549	203	1,338
Operating and maintenance expense	(308)	(204)	—	(261)	(119)	(892)
Depreciation and amortization expense	(216)	(22)	—	(108)	(170)	(516)
Gain on sale of assets	2	—	—	—	—	2
Impairment	—	—	—	—	—	—
General and administrative expense	(97)	(26)	—	(79)	—	(202)
Acquisition and integration costs	(20)	20	—	—	—	—

Operating (loss) income	(318)	33	—	101	(86)	(270)
Bankruptcy reorganization items, net	(1)	—	—	—	—	(1)
Earnings from unconsolidated investments	2	—	—	—	—	2
Interest expense	(97)	(55)	(348)	—	(1)	(501)
Loss on extinguishment of debt	(11)	—	—	—	—	(11)
Other income and expense, net	8	—	—	—	2	10

(Loss) income from continuing operations before income taxes	(417)	(22)	(348)	101	(85)	(771)
Income tax benefit (expense)	58	—	—	—	—	58

(Loss) income from continuing operations	(359)	(22)	(348)	101	(85)	(713)
Less: Income (loss) attributable to noncontrolling interest	—	3	—	—	—	3

Net (loss) income attributable to Dynegy Inc. (excluding discontinued operations)	(359)	(25)	(348)	101	(85)	(716)
Less: Preferred stock dividends	—	—	(22)	—	—	(22)

Net (loss) income attributable to Dynegy Inc. common shareholders (excluding discontinued operations)	$(359)	$(25)	$(370)	$101	$(85)	$(738)

Basic loss per share from continuing operations excluding discontinued operations available to common shareholders	$(3.59)					$(5.72)
Diluted loss per share from continuing operations excluding discontinued operations available to common shareholders	$(3.59)					$(5.72)
Basic shares outstanding	100					129
Diluted shares outstanding	100					129

DYNEGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2014
	Dynegy As Reported	Debt Financing, Revolver, and Equity Offerings	Duke Midwest Acquisition	EquiPower Acquisition	Dynegy Pro Forma As Adjusted
	($ in millions, except per share amounts)
Revenues	$1,283	$—	$575	$876	$2,734
Cost of sales, exclusding depreciation expense	(917)	—	(605)	(522)	(2,044)

Gross margin	366	—	(30)	354	690
Operating and maintenance expense	(246)	—	(140)	(109)	(495)
Depreciation and amortization expense	(124)	—	(54)	(85)	(263)
Gain on sale of assets, net	14	—	1	—	15
General and administrative expense	(55)	—	(32)	—	(87)
Acquisition and integration costs	(8)	—	—	—	(8)

Operating (loss) income	(53)	—	(255)	160	(148)
Earnings from unconsolidated investments	10	—	—	—	10
Interest expense	(72)	(174)	—	(1)	(247)
Other income and expense, net	(45)	—	1	2	(42)

(Loss) income from continuing operations before income taxes	(160)	(174)	(254)	161	(427)
Income tax benefit (expense)	1	—	—	—	1

Net (loss) income from continuing operations	(159)	(174)	(254)	161	(426)
Less: Net income attributable to noncontrolling interest	5	—	—	—	5

Net (loss) income attributable to Dynegy Inc.	(164)	(174)	(254)	161	(431)
Less: Preferred stock dividends	—	(11)	—	—	(11)

Net (loss) income attributable to Dynegy Inc. common shareholders	$(164)	$(185)	$(254)	$161	$(442)

Basic loss per share from continuing operations available to common shareholders	$(1.64)				$(3.43)
Diluted loss per share from continuing operations available to common shareholders	$(1.64)				$(3.43)
Basic shares outstanding	100				129
Diluted shares outstanding	100				129

RISK FACTORS

        Any investment in our mandatory convertible preferred stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase our mandatory convertible preferred stock. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock and mandatory convertible preferred stock could decline and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Forward-Looking Statements."

Risks Related to the Proposed Acquisitions

We may be unable to obtain the regulatory approvals required to complete one or both of the Acquisitions or, in order to do so, we may be required to comply with material restrictions on our conduct or satisfy other material conditions required by various regulatory authorities.

        Consummation of the Acquisitions is subject to conditions and governmental approvals, including FERC approval and review by the U.S. Department of Justice Antitrust Division, referred to as the Antitrust Division, and the Federal Trade Commission, referred to as the FTC, under the HSR. We, Duke and ECP are currently responding to preliminary inquiries by the Antitrust Division. The expiration or termination of the waiting period (and any extension of the waiting period) applicable to an Acquisition under the HSR Act is a condition to closing such Acquisition. The closing of the Acquisitions are also subject to the condition that there be no injunction or order issued by a court of competent jurisdiction that prevents the consummation of the transactions contemplated by the acquisition agreements. We can provide no assurance that all required regulatory approvals will be obtained. There can also be no assurance as to the cost, scope or impact of the actions that may be required to obtain the required regulatory approvals. Furthermore, these actions could have the effect of delaying or preventing completion of the proposed transactions or imposing additional costs, conditions or restrictions on our business and operations, some of which could be material and adversely affect our revenues and profitability following the consummation of the transactions.

        Furthermore, the FERC, the Department of Justice or other governmental authorities could seek to block or challenge the Acquisitions as they deem necessary or desirable in the public interest at any time, including after completion of the transactions. In addition, in some circumstances, a competitor, customer or other third party could initiate a private action under antitrust laws challenging or seeking to enjoin either or both Acquisitions, before or after either or both of them are consummated. We may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

If one or both of the Acquisitions are consummated, we may be unable to successfully integrate the operations of the relevant Target Companies with each other or with our existing operations or to realize targeted cost savings, revenues and other anticipated benefits of the Acquisitions.

        The success of the proposed Acquisitions will depend, in part, on our ability to realize the anticipated benefits and synergies from integrating the Duke Midwest Assets and/or the ECP Assets with each other or with our existing generation business. To realize these anticipated benefits, the businesses must be successfully combined.

        We may be required to make unanticipated capital expenditures or investments in order to maintain, integrate, improve or sustain the Duke Midwest Assets' and/or the ECP Assets' operations, or take unexpected write-offs or impairment charges resulting from the Acquisitions. Further, we may be subject to unanticipated or unknown liabilities relating to the Target Companies. If any of these factors occur or limit our ability to integrate the businesses successfully or on a timely basis, the expectations of our future financial conditions and results of operations following the Acquisitions might not be met.

        In addition, we, the Duke Midwest Assets and the ECP Assets have operated and, until the consummation of the Acquisitions, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses, inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to achieve the anticipated benefits of the Acquisitions and could harm our financial performance. Further, because ECP is a private company, we may be required to implement or improve the internal controls, procedures and policies of the ECP Assets to meet standards applicable to public companies, which may be time-consuming and more expensive than anticipated.

        In addition, we continue to evaluate our estimates of synergies to be realized from, and the fair value accounting allocations associated with, the Acquisitions and refine them, so that our actual cost-savings could differ materially from our current estimates. Actual cost-savings, the costs required to realize the cost-savings and the source of the cost-savings could differ materially from our estimates, and we cannot assure you that we will achieve the full amount of cost-savings on the schedule anticipated or at all.

        Finally, we may not be able to achieve the targeted operating or long-term strategic benefits of the Acquisitions. If the combined businesses are not able to achieve our objectives, or are not able to achieve our objectives on a timely basis, the anticipated benefits of the Acquisitions may not be realized fully or at all. An inability to realize the full extent of, or any of, the anticipated benefits of the Acquisitions, as well as any delays encountered in the integration process, could have an adverse effect on our financial condition, results of operations and cash flows.

This offering is not contingent upon the consummation of the Acquisitions. If either or both of the Acquisitions are not consummated, we will have broad discretion to use the net proceeds of this offering and our concurrent Common Stock Offering for general corporate purposes. Even if the Acquisitions are consummated, they may not be consummated in the time frame, or on the terms or in the manner contemplated, which could have a negative impact on our business.

        This offering is not contingent upon the consummation of the Acquisitions. Accordingly, your purchase of our Mandatory Convertible Preferred Stock in this offering may be an investment in Dynegy on a stand-alone basis without any of the assets of the Duke Midwest Assets or the ECP Assets, or anticipated benefits of the Acquisitions. We will have broad discretion to use the net proceeds of this offering if either or both of the Acquisitions do not occur. General corporate purposes may include strategic investments and acquisitions.

        There are a number of risks and uncertainties relating to the Acquisitions. For example, the Acquisitions may not be consummated, or may not be consummated in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure of one or more of the conditions to closing to be satisfied. There can be no assurance that the conditions to closing of the Acquisitions will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Acquisitions. Any delay in closing or a failure to close could have a negative impact on our business and the trading prices of our securities, including our common stock and Mandatory Convertible Preferred Stock. Likewise, the Transactions may be completed on terms that differ, perhaps substantially, from those described in this prospectus supplement.

We will incur significant transaction and acquisition-related costs in connection with the proposed Acquisitions.

        We expect to incur significant costs associated with the Acquisitions and combining the operations of our company with the Target Companies, including costs to achieve targeted cost-savings. The substantial majority of the expenses resulting from the Acquisitions will be composed of transaction costs, systems consolidation costs, and business integration and employment-related costs, including costs for severance, retention and other restructuring. We may also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of our and the Target Companies' businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The announcement and pendency of the Acquisitions could impact or cause disruptions in our, Duke Midwest Assets' and ECP Assets'.

        The announcement and pendency of the Acquisitions could impact or cause disruptions in our, Duke's and ECP's operations. Specifically:

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  our, Duke Midwest Assets' and ECP Assets' current and prospective customers and suppliers may experience uncertainty associated with the Acquisitions, including with respect to current or future business relationships with us, Duke Midwest Assets, ECP Assets or the Combined Company business and may attempt to negotiate changes in existing business;

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  our, Duke Midwest Assets' and ECP Assets' employees may experience uncertainty about their future roles with us, which may adversely affect our, Duke Midwest Assets' and ECP Assets' ability to retain and hire key employees;

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  the Acquisitions may give rise to potential liabilities, including as a result of pending and future shareholder lawsuits relating to the Acquisitions; and

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  if the ERC and Brayton Acquisitions are consummated, the accelerated vesting of equity-based awards and payment of "change in control" benefits to some members of ECP Assets' management on consummation of the ERC and Brayton Acquisitions could result in increased difficulty or cost in retaining Duke Midwest Assets' and ECP Assets' officers and employees.

Any of the above disruptions could have an adverse effect on our business, results of operations and financial condition.

The Duke Midwest Assets and ECP Assets have no operating history as a stand-alone provider of electric energy, capacity and ancillary services. Therefore, each of the Target Companies' historical financial information and the pro forma financial information do not reflect the results we would have achieved during the periods presented as a stand-alone company and may not be a reliable indicator of our future results.

        The historical and pro forma financial information included or incorporated by reference in this prospectus supplement does not reflect the financial condition, results of operations or cash flows we would have achieved during the periods presented or those results we will achieve in the future as a stand-alone provider of electric energy, capacity and ancillary services.

        The audited combined financial statements included in this prospectus supplement have been derived from the books and records of Duke and Duke Ohio on the one hand and ERC and Brayton on the other hand. Preparing the audited combined financial statements required management of Duke and Duke Ohio and ERC and Brayton to assign certain assets, liabilities, revenues and expenses using the historical results of operations and cost basis of the Duke Midwest Assets and ECP Assets, respectively, during the periods presented. The financial statements of the Duke Midwest Assets also include income and expense allocations from Duke and its subsidiaries, including Duke Ohio. These assignments are based on certain assumptions, and, as a result, the audited combined financial statements may not reflect what our results of operations, financial position or cash flow would have been if we had operated as a stand-alone provider of electric energy, capacity and ancillary services.

The unaudited pro forma condensed combined financial information included and incorporated by reference into this prospectus supplement is presented for illustrative purposes only and does not represent what the financial position or results of operations of the Combined Company would have been had the Acquisitions been consummated on the dates assumed for purposes of that pro forma information nor does it represent the actual financial position or results of operations of the Combined Company following the Acquisitions.

        The unaudited pro forma condensed combined financial information included and incorporated by reference into this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect what the Combined Company's financial position or results of operations would have been had the Acquisitions been consummated as of the dates assumed for purposes of that pro forma financial information nor does it reflect the financial position or results of operations of the combined company following the Acquisitions. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of the unaudited pro forma condensed combined financial information, the estimated Acquisitions consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to us to estimate fair values. The Acquisitions consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the respective dates of the Acquisitions. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the Acquisitions and are required to make a definitive allocation. The actual amounts recorded may differ materially from the information presented in the unaudited pro forma condensed combined financial information.

        Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Acquisitions and the Financing Transactions will be completed on the terms and in accordance with the assumptions set forth under "Summary Unaudited Pro Forma Condensed Combined Financial Information" and in the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Pro Forma Form 8-K, which is incorporated by reference into this prospectus supplement. The purchase price and other terms of the Acquisitions and the terms of the Financing Transactions may change, perhaps substantially, and, because none of the Financing Transactions are contingent upon completion of any of the other Financing Transactions, it is possible that one or more of the Financing Transactions will not be completed. In particular, it is possible that the Financing Transactions will not generate the anticipated amount of net proceeds, which may require us to obtain additional financing or utilize cash on hand in order to effect the Acquisitions. See "Summary Unaudited Pro Forma Condensed Combined Financial Information" in this prospectus supplement, our and the Target Companies' consolidated financial statements incorporated by reference in this prospectus supplement and the Pro Forma Form 8-K, which is incorporated by reference into this prospectus supplement.

Risks Related to the Operation of Our Business

Because wholesale and retail power prices are subject to significant volatility and because many of our power generation facilities, including certain of the Target Companies' facilities, operate without long-term power sales agreements, our revenues and profitability are subject to wide fluctuations.

        Because we largely sell electric energy, capacity and ancillary services into the wholesale energy spot market or into other wholesale and retail power markets on a short term basis, we are not guaranteed any rate of return on our capital investments. Rather, our financial condition, results of operations and cash flows will depend, in large part, upon prevailing market prices for power and the fuel to generate such power. Wholesale and retail power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. Factors that may materially impact the power markets and our financial results include:

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  addition of new supplies of power from existing competitors or new market entrants as a result of the development of new generation plants, expansion of existing plants or additional transmission capacity;

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  environmental regulations and legislation;

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  weather conditions, including extreme weather conditions and seasonal fluctuations;

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  electric supply disruptions including plant outages;

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  basis risk from transmission losses and congestion and changes in power transmission infrastructure;

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  development of new technologies for the production of natural gas;

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  fuel price volatility;

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  economic conditions;

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  increased competition or price pressure driven by generation from renewable sources;

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  regulatory constraints on pricing (current or future) or the functioning of the energy trading markets and energy trading generally;

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  the existence and effectiveness of demand-side management; and

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  conservation efforts and the extent to which they impact electricity demand.

        The majority of our facilities and certain of the Target Companies' facilities operate as "merchant" facilities without long-term power sales agreements. Consequently, there can be no assurance that we will be able to sell any or all of the electric energy, capacity or ancillary services from those facilities at commercially attractive rates or that our facilities will be able to operate profitably. This could lead to less favorable financial results as well as future impairments of our property, plant and equipment or to the retirement of certain of our facilities resulting in economic losses and liabilities.

        Given the volatility of commodity power prices, to the extent we do not secure long-term power sales agreements for the output of our power generation facilities including the Target Companies' facilities, our revenues and profitability will be subject to increased volatility, and our financial condition, results of operations and cash flows could be materially adversely affected.

Our commercial strategies for our wholesale and retail businesses may not be executed as planned, may result in lost opportunities or adversely affect financial performance.

        We seek to commercialize our assets through sales arrangements of various types. In doing so, we attempt to balance a desire for greater predictability of earnings and cash flows in the short- and medium-

terms with our expectation that commodity prices will rise over the longer term, creating upside opportunities for those with unhedged generation volumes. Our ability to successfully execute this strategy is dependent on a number of factors, many of which are outside our control, including market liquidity and design, correlation risk, commodity cycles, the availability of counterparties willing to transact with us or to transact with us at prices we think are commercially acceptable, the availability of liquidity to post collateral in support of our derivative instruments and the reliability of the systems and models comprising our commercial operations function. The availability of market liquidity and willing counterparties could be negatively impacted by poor economic and financial market conditions, including impacts on financial institutions and other current and potential counterparties as well as counterparties' views of our creditworthiness. If we are unable to transact in the short- and medium-terms, our financial condition, results of operations and cash flows will be subject to significant uncertainty and volatility. Alternatively, significant contract execution for any such period may precede a run-up in commodity prices, resulting in lost up-side opportunities.

        Further, financial performance may be adversely affected if we are unable to effectively manage our power portfolio. A portion of the generation power portfolio is used to provide power under contracts with wholesale and retail customers. To the extent portions of the power portfolio are not needed for that purpose, generation output is sold in the wholesale market. To the extent our power portfolio is not sufficient to meet the requirements of our customers, we must purchase power in the wholesale power markets. Our financial results may be negatively affected if we are unable to manage the power portfolio and cost-effectively meet the requirements of our customers.

A decline in market liquidity and our ability to manage our counterparty credit risk could adversely affect us.

        Our supplier counterparties may experience deteriorating credit. These conditions could cause counterparties in the natural gas and power markets, particularly in the energy commodity derivative markets that we rely on for our hedging activities, to withdraw from participation in those markets. If multiple parties withdraw from those markets, market liquidity may be threatened, which in turn could adversely impact our business. Additionally, these conditions may cause our counterparties to seek bankruptcy protection under Chapter 11 or liquidation under Chapter 7 of the Bankruptcy Code. Our credit risk may be exacerbated to the extent collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the exposure due to us. There can be no assurance that any such losses or impairments to the carrying value of our financial assets would not materially and adversely affect our financial condition, results of operations and cash flows. In addition, retail sales subject us to credit risk through competitive electricity supply activities to serve commercial and industrial companies and governmental entities. Retail credit risk results when customers default on their contractual obligations. This risk represents the loss that may be incurred due to the nonpayment of a customer's account balance, as well as the loss from the resale of energy previously committed to serve that customer, which could have a material adverse effect on our financial condition, results of operations and cash flows.

We are exposed to the risk of fuel and fuel transportation cost increases and interruptions in fuel supplies.

        We purchase the fuel requirements for many of our power generation facilities, primarily those that are natural gas-fired, under short-term contracts or on the spot market. As a result, we face the risks of supply interruptions and fuel price volatility, as fuel deliveries may not exactly match those required for energy sales.

        Moreover, profitable operation of many of our coal-fired generation facilities is highly dependent on coal prices and coal transportation rates. We monitor our price exposure by entering into term contracts for PRB coal, which we use for our Coal and IPH facilities in the Midwest. Our coal transportation requirements for the Coal and IPH facilities are fully contracted and priced for the next several years. Transportation of PRB coal can also be affected by extreme weather, slowing or stopping the delivery from the mine to the facility. Brayton Point sources some of its coal requirements from South America. The ability to procure South American coal is subject to local political and other factors that could have a negative impact on our coal deliveries regardless of any contracts.

        We continue to explore various alternative contractual commitments and financial options, as well as facility modifications, to ensure stable and competitive fuel supplies and to mitigate further supply risks for near- and long-term coal supplies.

        Further, any changes in the costs of coal, fuel oil, natural gas or transportation rates and changes in the relationship between such costs and the market prices of power will affect our financial results. If we are unable to procure fuel for physical delivery at prices we consider favorable, our financial condition, results of operations and cash flows could be materially adversely affected.

If one or both of the Acquisitions are not consummated, the concentration of our business in Illinois and the MISO may increase the effects of adverse trends in that market and any disruption of production at the Kendall, Ontelaunee, Independence or Moss Landing facilities could have a material adverse effect on our financial condition, results of operations and cash flows.

        A substantial portion of our business is located in Illinois and the MISO where more than 50% of our plant capacity is currently located. Further, natural disasters in Illinois and changes in economic conditions in MISO, including changing demographics, congestion, or oversupply of or reduced demand for power, could have a material adverse effect on our financial condition, results of operations and cash flows.

        In addition, a substantial portion of our gross margin is derived from four of our Gas facilities, Kendall, Ontelaunee, Independence and Moss Landing. Consequently, if one or both of the Acquisitions are not consummated, then any disruption of production at these facilities could have a material adverse effect on our financial condition, results of operations and cash flows.

Operation of power generation facilities involves significant risks customary to the power industry that could have a material adverse effect on our financial condition, results of operations and cash flows.

        The ongoing operation of our facilities involves risks customary to the power industry that include the breakdown or failure of equipment or processes, performance below expected levels of output or efficiency and the inability to transport our product to customers in an efficient manner due to a lack of transmission capacity. Unplanned outages of generating units, including extensions of scheduled outages due to mechanical failures or other problems, occur from time to time and are an inherent risk of our business. Further, several of our facilities and the Target Companies' facilities are old and require periodic upgrading and improvement. Any unexpected failure, including failure associated with breakdowns, forced outages or any unanticipated capital expenditures, could result in reduced profitability. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues as a result of selling fewer MW or require us to incur significant costs as a result of running one of our higher cost units or obtaining replacement power from third parties in the open market to satisfy our forward power sales obligations. If we are unsuccessful in operating the facilities efficiently, such inefficiency could have a material adverse effect on our results of operations, financial condition and cash flows.

Our costs of compliance with existing environmental requirements are significant, and costs of compliance with new environmental requirements or factors could materially adversely affect our financial condition, results of operations and cash flows.

        Our business is subject to extensive and frequently changing environmental regulation by federal, state and local authorities. Such environmental regulation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, transportation, treatment, storage and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances (including GHG) into the environment, and in connection with environmental impacts associated with cooling water intake structures. Existing environmental laws and regulations may be revised or reinterpreted, new laws and regulations may be adopted or may become applicable to us or our facilities, and litigation or enforcement proceedings could be commenced against us. Proposals being considered by federal and state authorities (including proposals regarding regulation of coal combustion byproducts, ash ponds, cooling water intake structures and GHGs) could, if and when adopted or enacted, require us to make substantial capital and operating expenditures or consider retiring certain of our facilities. If any of these events occur, our financial condition, results of operations and cash flows could be materially adversely affected.

        Many environmental laws require approvals or permits from governmental authorities before construction, modification or operation of a power generation facility may commence. Certain environmental permits must be renewed periodically in order for us to continue operating our facilities. The process of obtaining and renewing necessary permits can be lengthy and complex and can sometimes result in the establishment of permit conditions that make the project or activity for which the permit was sought unprofitable or otherwise unattractive. Even where permits are not required, compliance with environmental laws and regulations can require significant capital and operating expenditures. We are required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits when we modify and operate our facilities. If there is a delay in obtaining any required environmental regulatory approvals or permits, if we fail to obtain any required approval or permit, or if we are unable to comply with the terms of such approvals or permits, the operation of our facilities may be interrupted or become subject to additional costs and/or legal challenges. Further, changed interpretations of existing regulations may subject historical maintenance, repair and replacement activities at our facilities to claims of noncompliance. As a result, our financial condition, results of operations and cash flows could be materially adversely affected. With the continuing trend toward stricter environmental standards and more extensive regulatory and permitting requirements, our capital and operating environmental expenditures are likely to be substantial and may significantly increase in the future.

Our business is subject to complex government regulation. Changes in these regulations or in their implementation may affect costs of operating our facilities or our ability to operate our facilities, or increase competition, any of which would negatively impact our results of operations.

        We are subject to extensive federal, state and local laws and regulations governing the generation and sale of energy commodities in each of the jurisdictions in which we have operations. Compliance with these ever-changing laws and regulations requires expenses (including legal representation) and monitoring, capital and operating expenditures. Potential changes in laws and regulations that could have a material impact on our business include: the introduction, or reintroduction, of rate caps or pricing constraints; increased credit standards, collateral costs or margin requirements, as well as reduced market liquidity, as a result of potential OTC market regulation; or a variation of these. Furthermore, these and other market-based rules and regulations are subject to change at any time, and we cannot predict what changes may occur in the future or how such changes might affect any facet of our business.

        The costs and burdens associated with complying with the increased number of regulations may have a material adverse effect on us if we fail to comply with the laws and regulations governing our business or if we fail to maintain or obtain advantageous regulatory authorizations and exemptions. Failure to comply with such requirements could result in the shutdown of any noncompliant facility, the imposition of liens or fines, or civil or criminal liability. Moreover, increased competition within the sector resulting from potential legislative changes, regulatory changes or other factors may create greater risks to the stability of our power generation earnings and cash flows generally.

Availability and cost of emission allowances could materially impact our costs of operations.

        We are required to maintain, either through allocation or purchase, sufficient emission allowances to support our operations in the ordinary course of operating our power generation facilities. These allowances are used to meet our obligations imposed by various applicable environmental laws, and the trend toward more stringent regulations (including regulations regarding GHG emissions) will likely require us to obtain new or additional emission allowances. If our operational needs require more than our allocated quantity of emission allowances, we may be forced to purchase such allowances on the open market, which could be costly. If we are unable to maintain sufficient emission allowances to match our operational needs, we may have to curtail our operations so as not to exceed our available emission allowances, or install costly new emissions controls. As we use the emissions allowances that we have purchased on the open market, costs associated with such purchases will be recognized as an operating expense. If such allowances are available for purchase, but only at significantly higher prices, their purchase could materially increase our costs of operations in the affected markets and materially adversely affect our financial condition, results of operations and cash flows.

Competition in wholesale and retail power markets, together with the age of certain of our generation facilities and the Target Companies' facilities, may have a material adverse effect on our financial condition, results of operations and cash flows.

        Our power generation business competes with other non-utility generators, regulated utilities, unregulated subsidiaries of regulated utilities, other energy service companies and financial institutions in the sale of electric energy, capacity and ancillary services, as well as in the procurement of fuel, transmission and transportation services. Moreover, aggregate demand for power may be met by generation capacity based on several competing technologies, as well as power generating facilities fueled by alternative or renewable energy sources, including hydroelectric power, synthetic fuels, solar, wind, wood, geothermal, waste heat and solid waste sources. Regulatory initiatives designed to enhance and/or subsidize renewable generation could increase competition from these types of facilities.

        We also compete against other energy merchants on the basis of our relative operating skills, financial position and access to credit sources. Electric energy customers, wholesale energy suppliers and transporters often seek financial guarantees, credit support such as letters of credit, and other assurances that their energy contracts will be satisfied. Companies with which we compete may have greater resources in these areas. In addition, certain of our current facilities and the Target Companies' facilities are relatively old. Newer plants owned by competitors may be more efficient than some of our plants, which may put these plants at a competitive disadvantage. Over time, some of our plants may become unable to compete because of the construction of new plants, and such new plants could have a number of advantages including: more efficient equipment, newer technology that could result in fewer emissions or more advantageous locations on the electric transmission system. Additionally, these competitors may be able to respond more quickly to new laws and regulations because of the newer technology utilized in their facilities or the additional resources derived from owning more efficient facilities. Taken as a whole, the potential disadvantages of our aging fleet could result in lower run-times or even early asset retirement.

        Other factors may contribute to increased competition in wholesale power markets. New forms of capital and competitors have entered the industry, including financial investors who perceive that asset values are at levels below their true replacement value. As a result, a number of generation facilities in the U.S. are now owned by lenders and investment companies. Furthermore, mergers and asset reallocations in the industry could create powerful new competitors. Under any scenario, we anticipate that we will face competition from numerous companies in the industry.

        In addition, the retail marketing activities compete for customers in a competitive environment, which impacts the margins that we can earn on the volumes we are able to serve. Further, with retail competition, residential customers where we serve load can switch to and from competitive electric generation suppliers for their energy needs. If fewer customers switch to another supplier than anticipated, the load we must serve will be greater and, if market prices have increased, our costs will increase due to the need to go to the market to cover the incremental supply obligation. If more customers switch to another supplier than anticipated, the load we must serve will be lower and, if market prices have decreased, we could lose opportunities in the market.

        Moreover, many companies in the regulated utility industry, with which the wholesale power industry is closely linked, are also restructuring or reviewing their strategies. Several of those companies have discontinued or are discontinuing their unregulated activities and seeking to divest or spin-off their unregulated subsidiaries. This may lead to increased competition between the regulated utilities and the unregulated power producers within certain markets. To the extent that competition increases, our financial condition, results of operations and cash flows may be materially adversely affected.

With the exception of Joppa, we do not own or control transmission facilities required to sell the wholesale power from our generation facilities. If the transmission service is inadequate, our ability to sell and deliver wholesale power may be materially adversely affected. Furthermore, RTOs and ISOs administer the transmission infrastructure and market, which are subject to changes in structure and operation and impose various pricing limitations. These changes and pricing limitations may affect our ability to deliver power to the market that would, in turn, adversely affect the profitability of our generation facilities.

        Other than for Joppa, which owns and controls transmission lines interconnecting the EEI control area to MISO, TVA and LGE, we do not own or control the transmission facilities required to sell the wholesale power from most of our generation facilities. If the transmission service from these facilities is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, our ability to sell and deliver wholesale power may be materially adversely affected. RTOs and ISOs provide transmission services, administer transparent and competitive power markets and maintain system reliability. Many of these RTOs and ISOs operate in the real-time and day-ahead markets in which we sell energy. The RTOs and ISOs that oversee most of the wholesale power markets impose, and in the future may continue to impose, offer caps and other mechanisms to guard against the potential exercise of market power in these markets as well as price limitations. These types of price limitations and other regulatory mechanisms may adversely affect the profitability of our generation facilities that sell energy and capacity into the wholesale power markets. Problems or delays that may arise in the formation and operation of maturing RTOs and similar market structures, or changes in geographic scope, rules or market operations of existing RTOs, may also affect our ability to sell, the prices we receive or the cost to transmit power produced by our generating facilities. Market design as well as rules governing the various regional power markets may also change from time to time, which could affect our costs or revenues. Additionally, if the transmission service from these facilities is unavailable or disrupted, or if the transmission capacity infrastructure is inadequate, our ability to sell and deliver wholesale power may be materially adversely affected. Furthermore, the rates for transmission capacity from these facilities are set by others and thus are subject to changes, some of which could be significant. As a result, our financial condition, results of operations and cash flows may be materially adversely affected.

Our Retail business is subject to the risk that sensitive customer data may be compromised, which could result in an adverse impact to our reputation and/or the results of operations of the Retail business.

        The Retail business requires access to sensitive customer data in the ordinary course of business. Examples of sensitive customer data are names, addresses, account information, historical electricity usage, expected patterns of use, payment history, credit bureau data and bank account information. The Retail business may need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center operations, to the Retail business. If a significant breach occurred, our reputation and that of Homefield Energy may be adversely affected, customer confidence may be diminished or we may be subject to legal claims, any of which may contribute to the loss of customers and have a negative impact on our business and/or financial condition, results of operations and cash flows.

Unauthorized hedging and related activities by our employees could result in significant losses.

        We intend to continue our commercial strategy, which emphasizes forward power sales opportunities intended to reduce the market price exposure of the Company to power price declines. We have various internal policies and procedures designed to monitor hedging activities and positions. These policies and procedures are designed, in part, to prevent unauthorized purchases or sales of products by our employees. We cannot assure, however, that these steps will detect and prevent all violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved. A significant policy violation that is not detected could result in a substantial financial loss for us.

Our risk management policies cannot fully eliminate the risk associated with our commodity trading activities.

        Our asset-based power position as well as our power marketing, fuel procurement and other commodity trading activities expose us to risks of commodity price movements. We attempt to manage this exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not work as planned and cannot eliminate all risks associated with these activities. Even when our policies and procedures are followed, and decisions are made based on projections and estimates of future performance, results of operations may be diminished if the judgments and assumptions underlying those decisions prove to be incorrect. Factors, such as future prices and demand for power and other energy-related commodities, become more difficult to predict and the calculations become less reliable the further into the future estimates are made. As a result, we cannot predict the impact that our commodity trading activities and risk management decisions may have on our business and/or financial condition, results of operations and cash flows.

Our financial condition, results of operations and cash flows would be adversely impacted by strikes or work stoppages by our unionized employees.

        A majority of the employees at our facilities and the Target Companies' facilities are subject to collective bargaining agreements with various unions. Additionally, unionization activities, including votes for union certification, could occur at our non-union generating facilities in our fleet. If union employees strike, participate in a work stoppage or slowdown or engage in other forms of labor strike or disruption, we could experience reduced power generation or outages if replacement labor is not procured. The ability to procure such replacement labor is uncertain. Strikes, work stoppages or an inability to negotiate future collective bargaining agreements on commercially reasonable terms could have a material adverse effect on our financial condition, results of operations and cash flows.

The IPH segment's ring-fencing structure may not work as planned and Dynegy may be subject to the claims of the creditors of IPH and its subsidiaries.

        In connection with the AER Acquisition, IPH and its direct and indirect subsidiaries were organized into ring-fenced groups. The entities within the IPH ring-fenced structure maintain corporate separateness from our other current legal entities. This structure was implemented, in part, to minimize the risk that creditors of IPH, or a bankruptcy trustee if any entity of the IPH segment were to become a debtor in a bankruptcy case, would attempt to assert claims against Dynegy for payment of IPH's obligations. We believe the ring-fenced structure should preclude any corporate veil-piercing or other similar claims of IPH's creditors but, if any such claims were successful, it could have a material adverse effect on our financial position, results of operations and cash flows. We also believe the ring-fenced structure should preclude any bankruptcy court from ordering the substantive consolidation of Dynegy's assets and liabilities with the assets and liabilities of any IPH debtor in bankruptcy. However, bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. To the extent a bankruptcy court were to determine that substantive consolidation was appropriate under the facts and circumstances, it could have a material adverse effect on our financial position, results of operations and cash flows.

Terrorist attacks and/or cyber-attacks may result in our inability to operate and fulfill our obligations, and could result in material repair costs.

        As a power generator, we face heightened risk of terrorism, including cyber terrorism, either by a direct act against one or more of our generating facilities or an act against the transmission and distribution infrastructure that is used to transport our power. We rely on information technology networks and systems to operate our generating facilities, engage in asset management activities and process, transmit and store electronic information. Security breaches of this information technology infrastructure, including cyber-attacks and cyber terrorism, could lead to system disruptions, generating facility shutdowns or unauthorized disclosure of confidential information related to our employees, vendors and counterparties.

        Systemic damage to one or more of our generating facilities and/or to the transmission and distribution infrastructure could result in our inability to operate in one or all of the markets we serve for an extended period of time. If our generating facilities are shut down, we would be unable to respond to the ISOs and RTOs or fulfill our obligations under various energy and/or capacity arrangements, resulting in lost revenues and potential fines, penalties and other liabilities. Pervasive cyber-attacks across our industry could affect the ability of ISOs and RTOs to function in some regions. The cost to restore our generating facilities after such an occurrence could be material.

Risks Related to Investing

Our indebtedness could adversely affect our ability to raise additional capital to fund our operations. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry as well as impact our cash available for distribution.

        As of June 30, 2014, we had approximately $2.1 billion of total indebtedness and approximately $1.2 billion of indebtedness net of cash. Following the completion of this offering, on a pro forma basis to give effect to the Acquisitions, the Debt Financing, the Common Stock Offering and this offering, we expect to have approximately $7.2 billion of total indebtedness and approximately $6.2 billion of indebtedness net of cash. We have secured commitments for two incremental revolving credit facilities totaling $950 million, each of which is expected to close upon consummation of the respective Acquisition. We expect to have approximately $600 million available, net of expected letters of credit outstanding for future borrowings under our revolving credit facility immediately following the completion of the Acquisitions. Our debt could have important negative consequences for our financial condition including:

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  increasing our vulnerability to general economic and industry conditions;

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  requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

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  limiting our ability to enter into long-term power sales or fuel purchases which require credit support;

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  limiting our ability to fund operations or future acquisitions;

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  restricting our ability to make certain distributions with respect to our capital stock and the ability of our subsidiaries to make certain distributions to us, in light of restricted payment and other financial covenants in our credit facilities and other financing agreements;

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  exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our revolving credit facility, are at variable rates of interest;

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  limiting our ability to obtain additional financing for working capital including collateral postings, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

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  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who may have less debt.

        We may not be successful in obtaining additional capital for these or other reasons. Furthermore, we may be unable to refinance or replace our existing indebtedness on favorable terms or at all upon the expiration or termination thereof. Our failure to obtain additional capital or enter into new or replacement financing arrangements when due may constitute a default under such existing indebtedness and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our existing credit facilities contain, and agreements we enter into in the future may contain, covenants that significantly restrict our operations and our ability to redeem our Mandatory Convertible Preferred Stock.

        Our existing credit facilities contain covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business, including restricting our ability to finance future operations and capital needs and limiting our ability to engage in other business activities. These covenants will place restrictions on our ability and the ability of our operating subsidiaries to, among other things:

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  declare or pay dividends, repurchase or redeem stock or make other distributions to stockholders, including redeeming our Mandatory Convertible Preferred Stock upon an Acquisition Termination Event;

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  incur additional debt or issue some types of preferred shares;

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  create liens;

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  make certain restricted investments;

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  enter into transactions with affiliates;

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  enter into any agreements which limit the ability of certain subsidiaries to make dividends or

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  otherwise transfer cash or assets to us or certain other subsidiaries;

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  sell or transfer assets; and

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  consolidate or merge.

        These restrictions may also limit our ability to obtain future financings, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our existing credit facilities impose on us. Agreements we enter into in the future may also have covenants that restrict our operations. A breach of any covenant in the existing credit facilities or the agreements governing our other indebtedness would result in a default. A default, if not waived, could result in acceleration of the debt outstanding under any such agreement and in a default with respect to, and acceleration of, the debt outstanding under any other debt agreements. The accelerated debt would become due and payable immediately. If that should occur, we may not be able to make all of the required payments or borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

Risks Relating to the Offering and Mandatory Convertible Preferred Stock

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Mandatory Convertible Preferred Stock and the mandatory conversion date.

        The number of shares of our common stock that you will receive upon mandatory conversion of the Mandatory Convertible Preferred Stock is not fixed but instead will depend on the Applicable Market Value of our common stock, which is the average VWAP per share of our common stock over the 20 consecutive trading day period beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date. The aggregate market value of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the Mandatory Convertible Preferred Stock. Specifically, if the Applicable Market Value of our common stock is less than the Initial Price of $31.00, the market value of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $100.00 liquidation preference, and an investment in the Mandatory Convertible Preferred Stock would result in a loss. Accordingly, you will bear the risk of a decline in the market price of our common stock. Any such decline could be substantial.

The opportunity for equity appreciation provided by your investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

        The market value of each share of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock on the mandatory conversion date will only exceed the liquidation preference of $100.00 per share of the Mandatory Convertible Preferred Stock if the Applicable Market Value of our common stock exceeds the threshold appreciation price of $38.75. The threshold appreciation price represents an appreciation of 25% over the Initial Price. In this event, you would receive on the mandatory conversion date approximately 80% (which percentage is equal to the Initial Price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

        In addition, if the market value of our common stock appreciates and the Applicable Market Value of our common stock is equal to or greater than the Initial Price but less than or equal to the threshold appreciation price, the aggregate market value of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the Mandatory Convertible Preferred Stock, and you will realize no equity appreciation on our common stock.

Recent regulatory actions may adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

        Investors in, and potential purchasers of, the Mandatory Convertible Preferred Stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock may be adversely affected by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Mandatory Convertible Preferred Stock to conduct a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock. This could, in turn, adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

The adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-whole Amount upon the occurrence of certain Fundamental Changes may not adequately compensate you.

        If a Fundamental Change (as defined in "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount") occurs on or prior to the mandatory conversion date, holders will be entitled to convert their Mandatory Convertible Preferred Stock during the Fundamental Change Conversion Period at the Fundamental Change Conversion Rate (in each case as defined in "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount"). The Fundamental Change Conversion Rate represents an adjustment to the conversion rate otherwise applicable unless the share price is less than $10.00 or above $150.00 (in each case, subject to adjustment). In addition, with respect to Mandatory Convertible Preferred Stock converted during the Fundamental Change Conversion Period, you will also receive, among other consideration, a Fundamental Change Dividend Make-whole Amount. Although this adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-whole Amount are designed to compensate you for the lost option value of the Mandatory Convertible Preferred Stock and lost dividends as a result of a Fundamental Change, they are only an approximation of such lost value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to adjust the conversion rate in connection with a Fundamental Change and pay the Fundamental Change Dividend Make-whole Amount (whether in cash or shares of our common stock or any combination thereof) could possibly be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the Mandatory Convertible Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Mandatory Convertible Preferred Stock or our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.

        The number of shares of our common stock that you are entitled to receive upon conversion of the Mandatory Convertible Preferred Stock is subject to adjustment for stock splits and combinations, stock dividends and certain other transactions described in "Description of Mandatory Convertible Preferred Stock". See "Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments" for further discussion of anti-dilution adjustments. However, other events, such as employee and director option grants or offerings of our common stock or securities convertible into shares of our common stock (other than those set forth in "Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments") for cash or in connection with acquisitions, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Mandatory Convertible Preferred Stock. In addition, the terms of the Mandatory Convertible Preferred Stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

You will have no rights with respect to our common stock until the Mandatory Convertible Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.

        You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of the Mandatory Convertible Preferred Stock, but your investment in the Mandatory Convertible Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our Charter requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock, even if your Mandatory Convertible Preferred Stock has been converted into common stock prior to the effective date of such change. See "Description of Common Stock" for further discussion of our common stock.

You will have no voting rights except under limited circumstances.

        You will have no voting rights, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages.

        Whenever dividends on any Mandatory Convertible Preferred Stock have not been paid in the aggregate amount equivalent to at least six or more dividend payments, whether or not for consecutive dividend periods (a "Nonpayment"), the holders of such Mandatory Convertible Preferred Stock, voting together as a single class, will be entitled at our next special or annual meeting of shareholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations described in the section of this prospectus supplement entitled "Description of Mandatory Convertible Preferred Stock—Voting Rights".

The Mandatory Convertible Preferred Stock will rank junior to all of our consolidated liabilities.

        In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the Mandatory Convertible Preferred Stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries' liabilities, to pay amounts due on any or all of the Mandatory Convertible Preferred Stock then outstanding. As of June 30, 2014, we had a total of approximately $2.1 billion of outstanding indebtedness and, on an as-adjusted basis after giving effect to the Transactions, would have had approximately $7.2 billion of outstanding indebtedness, in each case including long-term debt and short-term debt. We have the ability to, and may incur, additional indebtedness in the future.

Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock may be limited.

        Our declaration and payment of dividends on the shares of Mandatory Convertible Preferred Stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity and other factors.

        The agreements governing any of our and our subsidiaries' existing or future indebtedness may limit our ability to declare and pay cash dividends on the shares of our capital stock, including the shares of Mandatory Convertible Preferred Stock. In the event that the agreements governing any such indebtedness restrict our ability to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock, we may be unable to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock unless we can repay or refinance the indebtedness outstanding under such agreements.

        In addition, under Delaware law, our board of directors (or an authorized committee thereof) may only declare and pay dividends on shares of our capital stock out of our statutory "surplus" (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and

Delaware law to declare and pay cash dividends on the shares of Mandatory Convertible Preferred Stock, we may not have sufficient cash to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock.

        If upon (i) mandatory conversion, (ii) an early conversion at the option of a holder or (iii) an early conversion upon a Fundamental Change, we have not declared and paid all or any portion of the accumulated dividends payable on the Mandatory Convertible Preferred Stock for specified periods, converting holders will receive an additional number of shares of our common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under "Description of Mandatory Convertible Preferred Stock—Mandatory Conversion", "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder" and "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount", respectively. In the case of mandatory conversion or conversion upon a Fundamental Change, if these limits to the adjustment of the conversion rate are reached, we will pay the shortfall in cash if we are legally permitted to do so and not restricted by the terms of our indebtedness at that time. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder.

You may be subject to tax with respect to the Mandatory Convertible Preferred Stock even though you do not receive a corresponding cash distribution.

        The conversion rate of the Mandatory Convertible Preferred Stock is subject to adjustment in certain circumstances. See "Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments". If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable distribution without the receipt of any cash. In addition, we may make distributions to holders of the Mandatory Convertible Preferred Stock that are paid in common stock. Any such distribution would be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, a holder of Mandatory Convertible Preferred Stock may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense. See "Material United States Federal Income Tax Considerations" for a further discussion of the U.S. federal tax implications for U.S. stockholders.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of Mandatory Convertible Preferred Stock to exercise their rights associated with a potential Fundamental Change.

        Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a Fundamental Change were to occur on or prior to November 1, 2017, holders of the Mandatory Convertible Preferred Stock may have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a Fundamental Change Dividend Make-whole Amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock. See "Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount". These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

An active trading market for the Mandatory Convertible Preferred Stock does not exist and may not develop.

        The Mandatory Convertible Preferred Stock is a new issue of securities with no established trading market. We have applied to have the Mandatory Convertible Preferred Stock listed on the New York Stock

Exchange under the symbol "DYN.PRA". Even if the Mandatory Convertible Preferred Stock is approved for listing on the New York Stock Exchange, such listing does not guarantee that a trading market for the Mandatory Convertible Preferred Stock will develop or, if a trading market for the Mandatory Convertible Preferred Stock does develop, the depth or liquidity of that market or the ability of the holders to sell the Mandatory Convertible Preferred Stock, or to sell the Mandatory Convertible Preferred Stock at a favorable price.

The Mandatory Convertible Preferred Stock is subject to redemption in whole, but not in part, at our option upon the occurrence of an Acquisition Termination Event or if one or both of the Acquisitions is not consummated on or prior to 5:00 p.m. (New York City time) on the date that is nine months after the date of the issuance of the Mandatory Convertible Preferred Stock.

        We will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, if (i) on or before 5:00 p.m. (New York City time) on the date that is nine months after the date of issuance of the Mandatory Convertible Preferred Stock (the "Outside Date"), the consummation of either or both of the Acquisitions has not occurred, or (ii) an Acquisition Termination Event (as defined herein) occurs prior to the Outside Date (subject to a limited extension if an Acquisition Termination Event occurs within 45 days after the date of the underwriting agreement for the Common Stock Offering), at a redemption price equal to $101.00 per share of Mandatory Convertible Preferred Stock plus accumulated and unpaid dividends to the date of redemption or, in certain circumstances, at an early redemption price that includes a make-whole adjustment. Although the redemption price is designed to compensate you for the lost option value of your Mandatory Convertible Preferred Stock and lost dividends as a result of the acquisition termination redemption, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

        The proceeds of this offering will not be deposited into an escrow account pending any acquisition termination redemption of the Mandatory Convertible Preferred Stock. Our ability to pay the redemption price to holders of the Mandatory Convertible Preferred Stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Mandatory Convertible Preferred Stock following our election to redeem the Mandatory Convertible Preferred Stock.

If we redeem the Mandatory Convertible Preferred Stock, investors may not obtain their expected return and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

        Investors will not have any rights to require us to redeem or repurchase the Mandatory Convertible Preferred Stock, whether or not an Acquisition Termination event occurs or one or both of the Acquisitions is not consummated by the date that is nine months after the date of issuance of the Mandatory Convertible Preferred Stock. Further, investors will not have any right to require us to repurchase the Mandatory Convertible Preferred Stock if, subsequent to the completion of this offering, we, Duke or ECP experience any changes in our business or financial condition or if the terms of the Acquisitions or the financing thereof change.

Risks Related to Our Common Stock

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

        The prevailing price of our common stock on the NYSE after this offering and the Common Stock Offering may fluctuate substantially and may be higher or lower than the price you have paid in this offering. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this "Risk

Factors" section and in the other documents incorporated herein by reference as well as, among other things:

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  our operating and financial performance and prospects;

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  investor perceptions of us and the industry and markets in which we operate;

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  our access to financial and capital markets to issue debt or enter into new credit facilities;

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  future sales of equity or equity-related securities;

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  sales of our common stock by our executive officers, directors and significant stockholders or sales of substantial amounts of our common stock;

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  payment of dividends on our Mandatory Convertible Preferred Stock by delivery of shares of our common stock;

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  changes in earnings estimates or buy/sell recommendations by analysts; and

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  general financial, domestic, economic and other market conditions.

        In addition, investors in the Mandatory Convertible Preferred Stock may employ a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock by selling short the common stock underlying the Mandatory Convertible Preferred Stock or by entering into cash-settled over-the-counter derivative transactions with respect to the underlying common stock that have the same economic effect. Short sales of our common stock or derivative actions having the same economic effect could adversely impact the market price of our common stock.

Sales of substantial amounts of our common stock in the public market and the conversion of our Mandatory Convertible Preferred Stock or the payment of dividends thereon in the form of stock, or the perception that these events may occur, could cause the market price of our common stock to decline.

        Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In particular, pursuant to a registration rights agreement with Franklin Advisers, Inc. ("Franklin"), on October 2, 2013, we filed a registration statement with the SEC which permits Franklin to publicly offer and sell from time to time an aggregate of up to 31,459,816 shares of our common stock owned by it. As of August 14, 2014, Franklin was the beneficial owner of 18,927,023 shares of our common stock. We do not know when or in what amounts Franklin may offer these shares of common stock for sale. Any such sales could impact the market price of our common stock. An increase in the number of available shares of our common stock may make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate.

        In addition, the market price of our common stock could also decline as a result of the conversion of our Mandatory Convertible Preferred Stock or the payment of dividends on the Mandatory Convertible Preferred Stock in the form of shares of our common stock, or the perception that such conversions or dividends could occur.

Our common stock will rank junior to the Mandatory Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation and ranks junior to our indebtedness.

        Our common stock will rank junior to the Mandatory Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up. This means that, unless accumulated dividends have been paid or set aside for payment on all outstanding Mandatory Convertible Preferred Stock for all completed dividend periods, no dividends may be declared or paid on our common stock. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the Mandatory Convertible Preferred Stock a liquidation preference equal to $100.00 per share plus accrued and unpaid dividends.

        Additionally, in the event of our liquidation, dissolution or winding up, our common stock would rank below all debt claims against us. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all of our obligations to our debt holders have been satisfied.

Our board of directors may, without stockholder approval, cause the issuance of shares of preferred stock with rights which could adversely affect the right of holders of our common stock or could discourage, delay or prevent a change of control of us.

        Our third amended and restated certificate of incorporation provides for the issuance of up to 20,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. A portion of this preferred stock will be issued pursuant to this offering. However, after the consummation of this offering we will still have a significant amount of authorized but unissued shares of preferred stock. Our board of directors may, without further stockholder approval, cause the issuance of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. If issued, the preferred stock could also dilute the holders of our common stock and could discourage, delay or prevent a change of control of us, including transactions in which stockholders might receive a premium for their shares.

We do not currently anticipate paying cash dividends on our common stock in the foreseeable future.

        We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our Board, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board.

The ownership position of Franklin limits other stockholders' ability to influence corporate matters and could affect the price of our common stock.

        As of August 14, 2014, Franklin had sole dispositive power over 18% of our outstanding common stock, or 15% immediately after giving effect to the Common Stock Offering. As a result, it, or any entity to which it sells our common stock, may be able to exercise significant control over matters requiring stockholder approval. Further, the sale of our common stock by a large shareholder may have an adverse effect on the market price for our common stock.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        In addition to historical information, this prospectus supplement contains, and the accompanying prospectus and any documents incorporated by reference herein and therein may contain, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. We use words such as "believe," "intend," "expect," "anticipate," "plan," "may," "will," "should," "estimate," "potential," "project" and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

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  expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts and other laws and regulations to which we are, or could become, subject;

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  beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the timing of a recovery in natural gas prices, if any;

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  sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof;

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  beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale and retail power generation market, including the anticipation of plant retirements and higher market pricing over the longer term;

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  the effects of, or changes to, MISO, PJM or ISO-NE power procurement process;

  •
  the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility;

  •
  efforts to secure retail sales and the ability to grow the retail business;

  •
  efforts to identify opportunities to reduce congestion and improve busbar power prices;

  •
  beliefs and assumptions about weather and general economic conditions;

  •
  projected operating or financial results, including anticipated cash flows from operations, revenues and profitability;

  •
  expectations regarding our compliance with our credit facilities, including collateral demands, interest expense, any applicable financial ratios and other payments;

  •
  our focus on safety and our ability to efficiently operate our assets so as to capture revenue generating opportunities and operating margins;

  •
  beliefs about the costs and scope of the ongoing demolition and site remediation efforts at the South Bay and Vermilion facilities;

  •
  beliefs regarding redevelopment efforts for the Morro Bay facility;

  •
  ability to mitigate impacts associated with expiring RMR and/or capacity contracts;

  •
  beliefs about the outcome of legal, administrative, legislative and regulatory matters;

  •
  the timing and anticipated benefits to be achieved through our company-wide savings improvement programs, including our PRIDE initiative;

  •
  expectations regarding performance standards and capital and maintenance expenditures; and

  •
  the synergies, completion, timing, terms and anticipated benefits of the Acquisition and the Financing Transactions.

        This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements made by us in order to reflect new information, events or circumstances after the date they are made.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriting discounts, commissions and before estimated offering expenses, will be approximately $388.0 million (or approximately $446.2 million if the underwriters exercise their option to purchase additional shares of Mandatory Convertible Preferred Stock in full) in each case based on the actual public offering price per share of Mandatory Convertible Preferred Stock set forth below. We intend to use the net proceeds from this offering, together with the net proceeds of the concurrent Common Stock Offering and the Debt Financing, the common stock placement to ECP and cash on hand to finance the Acquisitions and to pay related fees and expenses. If we consummate only one of the Acquisitions, we will use some or all of the net proceeds of this offering to fund the Acquisition that is consummated and any remaining amount for general corporate purposes. If we do not consummate either of the Acquisitions, we have an option to redeem the Mandatory Convertible Preferred Stock or use all of the net proceeds from this offering for general corporate purposes.

        The following table outlines the sources and uses of funds for the Transactions. The table assumes that the Acquisitions and the Financing Transactions are completed simultaneously, although the Financing Transactions are expected to occur before consummation of the Acquisitions. The table also assumes that we complete the Transactions on the terms and in accordance with the assumptions set forth under "Summary Unaudited Pro Forma Condensed Combined Financial Information" and in the Pro Forma Form 8-K, which is incorporated by reference into this prospectus supplement.

        All of the amounts in the following table are estimated. The actual amounts may vary from the estimated amounts set forth below.

Source of Funds		Use of Funds
(Dollars in millions)
Common Stock Offering	$676.6	Duke Midwest Acquisition consideration	$2,800.0
Mandatory Convertible Preferred Stock Offering	388.0	ERC and Brayton Acquisitions consideration	3,450.0
Debt Financing	5,100.0	Transaction expenses	160.0
Common Stock Placement to ECP(1)	200.0
Cash on hand	45.4

Total sources of funds	$6,410.0	Total uses of funds	$6,410.0

(1)
In accordance with the ERC Purchase Agreements, the purchase price for the EquiPower Acquisition is $3.25 billion of cash and $200.0 million of our common stock issued in a transaction exempt from registration under the Securities Act. The final number of shares issued for the EquiPower Acquisition will be based on the weighted average trading price of the 10 day trading period ending on the second business day immediately preceding the closing of the EquiPower Acquisition. In certain circumstances, we will have the option to pay some or all of this amount in cash. For additional information, see the ERC purchase agreement, a copy of which is attached as Exhibit 2.2 on our Current Report on Form 8-K, filed on August 26, 2014 and the terms of which are incorporated by reference herein.

        For more information, see "Summary Unaudited Pro Forma Condensed Combined Financial Information" included in this prospectus supplement and in the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Pro Forma Form 8-K, which is incorporated by reference into this prospectus supplement.

        The estimated net proceeds from this offering have been calculated based on the actual public offering price of $100.00 per share of Mandatory Convertible Preferred Stock. In addition, we will have the option to redeem, in whole but not in part, all of the Mandatory Convertible Preferred Stock (in cash, by delivery of our common stock, or by delivery of any combination of cash and common stock) if either or both of the Acquisitions is terminated.

        The estimated net proceeds from the Common Stock Offering reflected in this section have been calculated based on the actual public offering price of $31.00 per share of common stock.

        If one or the other of the Acquisitions is not consummated, we will be required to redeem the Debt Financing in connection with such contemplated but unconsummated Acquisition.

        To the extent that the aggregate net proceeds from this offering and the Common Stock Offering are less than the aggregate amount set forth in the above table (whether due to a change in the respective public offering prices or number of shares issued or sold), we intend to increase the amount of debt borrowed in the Debt Financing to effect the Acquisitions by a similar amount. However, if any of the Financing Transactions is not completed or the aggregate net proceeds from the Financing Transactions are less than the amount we have set forth in the above table, we may be required to obtain additional financing or utilize cash on hand in order to effect the Acquisitions.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of June 30, 2014:

  •
  on an actual basis;

  •
  on an as adjusted basis, after giving effect to this offering (but not the use of proceeds therefrom);

  •
  on an as further adjusted basis to also give effect to the Common Stock Offering (but not the use of proceeds therefrom);

  •
  on an as further adjusted basis to also give effect to the Debt Financing (but not the use of proceeds therefrom);

  •
  on an as further adjusted basis to also give effect to the Duke Midwest Acquisition, the payment of related fees and expenses and the application of a portion of the net proceeds of the Financing Transactions and available cash for those purposes; and

  •
  on an as further adjusted basis to also give effect to the ERC and Brayton Acquisitions, the payment of related fees and expenses and the application of the net proceeds of the Financing Transactions for those purposes.

        The as adjusted data in the following table assumes that the applicable transactions had been completed as of June 30, 2014, on the terms and in accordance with the assumptions set forth under "Summary Unaudited Pro Forma Condensed Combined Financial Information" included in this prospectus supplement and in the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Pro Forma Form 8-K, which is incorporated by reference into this prospectus supplement. You should read the following information in conjunction with the sections entitled "Risk Factors," "Summary Unaudited Pro Forma Condensed Combined Financial Information" included in this prospectus supplement, the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Pro Forma Form 8-K and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, each incorporated by reference in this prospectus supplement, and the financial statements of Dynegy, AER, the Duke Midwest Assets and the ECP Assets and the related notes incorporated by reference into this prospectus supplement. The data presented in the following table is for illustrative purposes only, does not purport to reflect what our actual financial position would have been had this offering (and the use of proceeds contemplated hereby) actually taken place on such date and is not necessarily indicative of our financial position as of the specified date or in the future.

	As of June 30, 2014
			As Further Adjusted
	Actual	Adjusted for this Offering	For the Common Stock Offering	For the Debt Financing	For the Duke Midwest Acquisition	For the ERC and Brayton Acquisitions	Total, as Adjusted
	(in millions)
Cash and cash equivalents	$948	$388	$677	$4,977	$(2,849)	$(3,180)	$961

Long-term debt (including current portion):
Revolving Credit Facility(1)(2)	$—	$—	$—	$—	$—	$—	$—
Tranche B-2 Term Loan Agreement	792	—	—	—	—	—	792
5.875% Senior Notes due 2023	500	—	—	—	—	—	500
7.95% Senior Notes due 2032	275	—	—	—	—	—	275
7.00% Senior Notes due 2018	300	—	—	—	—	—	300
6.30% Senior Notes due 2020	250	—	—	—	—	—	250
Debt financing	—	—	—	5,100	—	—	5,100
Emissions Repurchase Agreements	29	—	—	—	—	—	29
Unamortized discount on debt, net	(138)	—	—	—	—	—	(138)

Total long-term debt (including current portion)	$2,008	$—	$—	$5,100	$—	$—	$7,108
Stockholders' equity
Common stock, $0.01 par value, 420,000,000 shares authorized at June 30, 2014 and December 31, 2013; 100,363,958 shares and 100,202,036 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1	—	—	—	—	—	1
Additional paid-in capital	2,623	388	677	—	—	200	3,888
Accumulated other comprehensive income, net of tax	54	—	—	—	—	—	54
Accumulated deficit	(627)	—	—	(48)	(18)	1,049	356

Total Dynegy stockholders' equity	$2,051	$388	$677	$(48)	$(18)	$1,249	$4,299
Noncontrolling interest	1	—	—	—	—	—	1

Total equity	2,052	388	677	(48)	(18)	1,249	4,300

Total capitalization	$4,060	$388	$677	$5,052	$(18)	$1,249	$11,408

(1)
Dynegy has a $1.275 billion credit agreement that consists of (i) an $800 million seven-year senior secured term loan B facility and (ii) a $475 million five-year senior secured revolving credit facility. In addition, we have secured commitments for two incremental revolving credit facilities totaling $950 million, each of which is expected to close upon consummation of the respective Acquisition.

(2)
At June 30, 2014, there were no amounts drawn on the Revolving Credit Facility; however, we had outstanding letters of credit of approximately $181 million, which reduces the amount available under the Revolving Credit Facility.

 PRICE RANGE OF OUR COMMON STOCK

        Our common stock is listed on the NYSE under the symbol "DYN" and has been trading since October 3, 2012. No prior established public trading market existed for our common stock prior to that date. The following table sets forth the per share high and low closing prices for our common stock as reported on the NYSE for the periods presented.

	High	Low
2014:
Fourth Quarter through October 7, 2014	$31.27	$30.00
Third Quarter	$34.28	$26.55
Second Quarter	$36.14	$24.80
First Quarter	$22.70	$19.57
2013:
Fourth Quarter	$21.93	$18.50
Third Quarter	$22.79	$19.09
Second Quarter	$24.76	$22.00
First Quarter	$23.99	$19.39
2012
Fourth Quarter	$19.35	$17.35

        The closing price of our common stock on the NYSE on October 7, 2014 was $31.20 per share.

        As of October 7, 2014, we had approximately 2,665 holders of record of our common stock, based on information provided by our transfer agent.

 DIVIDEND POLICY

        We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our Board, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board.

THE TRANSACTIONS

        The following is a description of some of the terms of the Transactions. For information concerning our existing indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities" in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference in this prospectus supplement and note 12 to our consolidated financial statements included in such Form 10-K.

Overview

        In August 2014, we entered into agreements with Duke to purchase certain of its facilities located in the Midwest and its retail energy business for a purchase price of $2.8 billion in cash (subject to certain adjustments), and with ECP to purchase ERC and Brayton for a purchase price of approximately $3.25 billion in cash and $200 million of our common stock (subject to certain adjustments). The Acquisitions will increase our generation capacity by approximately 12,500 MW to nearly 26,000 MW.

        The Financing Transactions are expected to occur in connection with, but prior to, the Acquisitions. Because none of the Financing Transactions is contingent on any of the other Financing Transactions, it is possible that one or more of the Financing Transactions will not be completed. We intend to use the net proceeds from this offering, together with the net proceeds of the concurrent Mandatory Convertible Preferred Stock Offering and the Debt Financing, to finance the Acquisitions and to pay related fees and expenses. To the extent that the aggregate net proceeds from this offering and the Mandatory Convertible Preferred Stock Offering are less than the aggregate amount set forth in the table under the heading "Use of Proceeds" in this prospectus supplement, we intend to increase the amount of debt borrowed in the Debt Financing to effect the Acquisitions by a similar amount. However, if any of the Financing Transactions is not completed or the aggregate net proceeds from the Financing Transactions are less than the amount set forth in the table, we may be required to obtain additional financing or utilize cash on hand in order to consummate the Acquisitions. If we consummate only one of the Acquisitions, we will use some or all of the net proceeds of this offering to fund the Acquisition that is consummated and any remaining amount for general corporate purposes. If we do not consummate either of the Acquisitions, we have an option to redeem the Mandatory Convertible Preferred Stock or use all of the net proceeds from this offering for general corporate purposes. See "Use of Proceeds," included in this prospectus supplement.

        We anticipate that the Duke Midwest Acquisition and ERC and Brayton Acquisitions will each close by the end of the first quarter of 2015. However, we cannot assure you that the Acquisitions will be consummated or, if consummated, that they will be consummated at the price, within the time period or on the terms and with the anticipated benefits contemplated by this prospectus supplement. The closing of one Acquisition is not contingent upon the closing of the other Acquisition and this offering is not contingent on either or both of the Acquisitions occurring on a timely basis or at all. See "Risk Factors—Risks Relating to Our Proposed Acquisitions," included in this prospectus supplement.

Duke Midwest Purchase Agreement

        On August 21, 2014, Dynegy Inc.'s wholly-owned subsidiary, Dynegy Resource I, LLC ("DRI"), a Delaware limited liability company, entered into the Duke Midwest Purchase Agreement with Duke Energy SAM, LLC ("Duke Energy SAM"), a Delaware limited liability company, and Duke Energy Commercial Enterprises, Inc., an Indiana corporation ("Duke Energy CE" and, together with Duke Energy SAM, "Duke Energy"), pursuant to which DRI will, subject to the terms and conditions in the Duke Midwest Purchase Agreement, purchase from Duke Energy 100% of the membership interests in Duke Energy Commercial, an Ohio limited liability company, and Duke Energy Retail Sales, a Delaware limited liability company, thereby acquiring (i) five natural gas-fired power facilities located in Ohio, Pennsylvania and Illinois, (ii) one oil-fired power facility located in Ohio, (iii) partial interests in five coal-fired power facilities located in Ohio and (iv) a retail energy business for a base purchase price of

$2.8 billion in cash, subject to certain adjustments, including, among others, Duke Energy's (A) level of working capital at closing relative to target working capital and (B) actual capital expenditures relative to budgeted capital expenditures through the closing date. The closing of the Duke Midwest Acquisition is expected to occur by the end of the first quarter of 2015.

        The Duke Midwest Purchase Agreement includes customary representations, warranties and covenants by the parties, and is subject to various closing conditions, including (i) obtaining approval of the FERC under Section 203 of the Federal Power Act, as amended, and other required governmental consents and approvals; (ii) no injunction or other orders preventing the consummation of the transactions contemplated under the Duke Midwest Purchase Agreement; (iii) the continuing accuracy of each party's representations and warranties; and (iv) the satisfaction of other customary conditions.

        Each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters, subject to certain exceptions and limitations.

        The Duke Midwest Purchase Agreement contains certain termination rights for both DRI and Duke Energy, including if the closing does not occur within nine months following the date of the Duke Midwest Purchase Agreement (subject to extension to 12 months, if necessary to obtain applicable governmental approvals).

        The foregoing description of the Duke Midwest Purchase Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the full text of the Duke Midwest Purchase Agreement, a copy of which is attached as Exhibit 2.1 to our Current Report on Form 8-K, filed on August 26, 2014, which is incorporated herein by reference. The Duke Midwest Purchase Agreement has been incorporated by reference into this prospectus supplement to provide investors with information regarding the terms of the Duke Midwest Acquisition and is not intended to provide any factual information about us, Duke or their respective subsidiaries or affiliates. The Duke Midwest Purchase Agreement contains representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to the Duke Midwest Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contracts. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information. The representations and warranties in the Duke Midwest Purchase Agreement and the description of them in this prospectus supplement should not be read alone but instead should be read in conjunction with the other information contained in our reports, statements and filings publicly filed with the SEC. Such information can be found elsewhere in this prospectus supplement and in the public filings we make with the SEC, as described in the sections entitled "Where You Can Find More Information" and "Incorporation by Reference," included in this prospectus supplement.

ERC Purchase Agreements

        Also on August 21, 2014, Dynegy's wholly-owned subsidiary, Dynegy Resource II, LLC, a Delaware limited liability company (the "ERC Purchaser"), entered into a stock purchase agreement with Energy Capital Partners II, LP, a Delaware limited partnership ("ECP II"), Energy Capital Partners II-A, LP, a Delaware limited partnership ("ECP II-A"), Energy Capital Partners II-B, LP, a Delaware limited partnership ("ECP II-B"), Energy Capital Partners II-C (Direct IP), LP, a Delaware limited partnership ("ECP II-C"), Energy Capital Partners II-D, LP, a Delaware limited partnership ("ECP II-D"), and Energy Capital Partners II (ERC Co-Invest), LP, a Delaware limited partnership ("ECP Coinvest" and, collectively with ECP II, ECP II-A, ECP II-B, ECP II-C and ECP II-D, the "ERC Sellers"), ERC, a

Delaware corporation, and, solely for certain limited purposes set forth therein, each of Energy Capital Partners II-C, LP, a Delaware limited partnership ("ECP II-C Fund"), and Dynegy, pursuant to which the ERC Purchaser will, subject to the terms and conditions in the stock purchase agreement, purchase from the ERC Sellers 100% of the equity interests in ERC, thereby acquiring (i) five combined cycle gas turbines in Connecticut, Massachusetts and Pennsylvania, (ii) a partial interest in one natural gas-fired peaking facility in Illinois, (iii) two gas- and oil-fired peaking facilities in Ohio and (iv) one coal-fired facility in Illinois.

        On August 21, 2014, in a related transaction, Dynegy's wholly-owned subsidiaries, Dynegy Resource III, LLC, a Delaware limited liability company (the "Brayton Purchaser" and, together with the ERC Purchaser, the "ECP Purchasers"), and Dynegy Resources III-A, LLC, a Delaware limited liability company ("Merger Sub"), entered into a stock purchase agreement and agreement and plan of merger with Energy Capital Partners GP II, LP, a Delaware limited partnership ("ECP GP"), ECP II, ECP II-A, ECP II-B, ECP II-D, and Energy Capital Partners II-C (Cayman), L.P., a Cayman Islands limited partnership ("ECP II-C (Cayman)" and, collectively with ECP GP, ECP II, ECP II-A, ECP II-B and ECP II-D, the "Brayton Sellers" and, together with the ERC Sellers, the "ECP Sellers"), Brayton, a Delaware limited liability company, and, solely for certain limited purposes set forth therein, each of ECP II-C Fund and Dynegy, pursuant to which Brayton Purchaser will, subject to the terms and conditions in the agreement, acquire from the Brayton Sellers and other holders of equity interests in Brayton, through a stock purchase and the related merger of Merger Sub with and into Brayton, 100% of the equity interests in Brayton. The closing of each of the ERC and Brayton Acquisitions is contingent on the simultaneous closing of the other acquisition, and such closings are expected to occur by the end of the first quarter of 2015. The aggregate base purchase price for the ERC and Brayton Acquisitions is $3.25 billion in cash plus $200 million in common stock of Dynegy, subject to certain adjustments, including, among others, the level of working capital, indebtedness, and emission allowances at closing.

        Each ERC Purchase Agreement includes customary representations, warranties and covenants by the respective parties thereto, and is subject to various closing conditions, including (i) obtaining FERC Approval and other required governmental approvals; (ii) no injunction or other legal prohibition preventing the closing under the applicable ERC Purchase Agreement; (iii) the continuing accuracy of each applicable party's representations and warranties; and (iv) the satisfaction of other customary conditions.

        Under each ERC Purchase Agreement, the applicable parties have agreed to indemnify the other applicable parties for breaches of representations and warranties, breaches of covenants and certain other matters, subject to certain exceptions and limitations. The ECP Purchasers shall, in the aggregate, not be entitled to indemnification in excess of $276.0 million, and a portion of the purchase price will be held in escrow for one year after closing to support the indemnification obligations of the ECP Sellers.

        Each ERC Purchase Agreement contains certain termination rights for the respective ECP Purchasers and ECP Sellers, including if the closing of the applicable ERC Purchase Agreement does not occur by May 8, 2015. Each ERC Purchase Agreement provides for the payment of a termination fee by Dynegy under specific circumstances, including where the applicable ERC Purchase Agreement is terminated because of a breach of the representations, warranties or covenants by the applicable ECP Purchaser.

        The foregoing description of the ERC Purchase Agreements and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the full text of the ERC Purchase Agreements, copies of which are attached as Exhibit 2.2 and 2.3 to our Current Report on Form 8-K, filed on August 26, 2014, respectively, which is incorporated herein by reference. The ERC Purchase Agreements have been incorporated by reference into this prospectus supplement to provide investors with information regarding the terms of the ERC and Brayton Acquisitions and is not intended to provide any factual information about us, ERC or their respective subsidiaries or affiliates. The ERC Purchase Agreements contain representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to the ERC Purchase Agreements and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contracts. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information. The representations and warranties in the ERC Purchase Agreements and the description of them in this prospectus supplement should not be read alone but instead should be read in conjunction with the other information contained in our reports, statements and filings publicly filed with the SEC. Such information can be found elsewhere in this prospectus supplement and in the public filings we make with the SEC, as described in the sections entitled "Where You Can Find More Information" and "Incorporation by Reference," included in this prospectus supplement.

The Financing Transactions

        We are using the proceeds of the Financing Transactions to finance the Acquisitions and pay related fees and expenses. This offering and the Common Stock Offering are being made concurrently, each pursuant to a separate prospectus supplement. Subsequent to this offering and the Common Stock Offering, we expect to obtain the Debt Financing. The completion of this offering is not contingent on the completion of the Common Stock Offering or the Debt Financing, and neither the Common Stock Offering nor the Debt Financing is contingent on the completion of this offering. In addition, none of this offering, the Common Stock Offering or the Debt Financing is or will be contingent on the consummation of the Acquisitions. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Common Stock Offering or the Debt Financing.

        Common Stock Offering.    Concurrent with this offering, we are offering, by means of a separate prospectus supplement, 22,500,000 of our common stock, par value $0.01 per share, plus up to an additional 3,375,000 shares of such common stock that the underwriters of such offering have the option to purchase from us, exercisable within 30 days from the date of the prospectus supplement for the Common Stock Offering, in connection with the financing of the Acquisitions. For additional information, see "Description of Common Stock," included in this prospectus supplement.

        Debt Financing.    Subsequent to this offering and the Common Stock Offering, we expect to obtain Debt Financing in connection with the financing of the Acquisitions. We will be required to redeem all of the debt borrowed if neither of the Acquisitions are consummated. If one or the other of the Acquisitions is not consummated, we will be required to redeem the debt borrowed in connection with such contemplated but unconsummated Acquisition. For additional information, see "Description of Certain Indebtedness and Obligations," included in this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our ratio of earnings to fixed charges for the periods indicated:

							Predecessor
	Successor
								Year Ended December 31,
					October 2 Through December 31, 2012		January 1 Through October 1, 2012
	Six Months Ended June 30, 2014		Year Ended December 31, 2013
								2011		2010		2009
Ratio of earnings to fixed charges(1)(2)	—	(3)	—	(3)	—	(3)	2.13	—	(3)	—	(3)	—	(3)

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as pre-tax income from continuing operations before adjustment for earnings from equity investments plus fixed charges. "Fixed charges" consist of interest, whether capitalized or expensed, amortization of debt expense and the estimated interest component of rent expense.

(2)
For the periods presented, we had no preferred stock outstanding. Therefore, the ratios of earnings to combined fixed charges and preferred share dividends for the periods indicated equal the ratios of earnings to fixed charges for the same periods.

(3)
For the six months ended June 30, 2014, the year ended December 31, 2013, the period from October 2 through December 31, 2012 and the years ended December 31, 2011, 2010 and 2009 earnings were insufficient to cover fixed charges by $175 million, $419 million, $113 million, $587 million, $406 million and $1,107 million, respectively.

 OVERVIEW OF FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

        You should read the following overview in conjunction with "Summary Unaudited Pro Forma Condensed Combined Financial Information," "Capitalization" and "Use of Proceeds," included elsewhere in this prospectus supplement. Ours, AER's and the Target Companies' consolidated financial statements and accompanying notes are incorporated by reference in this prospectus supplement, as well as the Pro Forma Form 8-K, Items 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) and 7A (Quantitative and Qualitative Disclosures About Market Risk) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. See "Where You Can Find More Information."

Overview

        We expect to incur significant debt in connection with the Acquisitions. As of June 30, 2014, on a pro forma basis giving effect to the Transactions, we had approximately $7.2 billion of total indebtedness, as well as approximately $600 million, net of expected letters of credit outstanding, available for borrowing under our current and incremental revolving credit facilities. We have secured commitments for two incremental revolving credit facilities totaling $950 million, each of which is expected to close upon consummation of the respective Acquisition. We intend to use the net proceeds from this offering, together with the net proceeds of the concurrent Common Stock Offering and the Debt Financing, the common stock placement to ECP and cash on hand to finance the Acquisitions and to pay related fees and expenses. If we consummate only one of the Acquisitions, we will use some or all of the net proceeds of this offering to fund the Acquisition that is consummated and any remaining amount for general corporate purposes. If we do not consummate either of the Acquisitions, we have an option to redeem the Mandatory Convertible Preferred Stock or use all of the net proceeds from this offering for general corporate purposes. For a description of certain of our indebtedness, including the credit facilities, see "Description of Certain Indebtedness and Obligations."

        Our liquidity and capital requirements are primarily a function of our debt maturities and debt service requirements, fixed capacity payments and contractual obligations, capital expenditures (including required environmental expenditures) and working capital needs. Examples of working capital needs include purchases and sales of commodities and associated margin and collateral requirements, facility maintenance costs and other costs such as payroll. Our primary sources of liquidity are cash flows from operations, cash on hand and amounts available under the revolver. Our future operating cash flows will vary based on a number of factors, many of which are beyond our control, including the price of power, the prices of natural gas, coal and fuel oil and their correlation to power prices, collateral requirements, the value of capacity and ancillary services, the run time of our generating facilities, the effectiveness of our commercial strategy, legal, environmental and regulatory requirements, changes to the design of the markets in which we operate and our ability to achieve the cost savings contemplated in our PRIDE improvement programs.

Cash Balances

        As of June 30, 2014, on a pro forma basis giving effect to the Transactions, we had cash and cash equivalents of $1.0 billion and $1.2 billion of total current liabilities.

Synergies

        We believe that the Acquisitions will provide opportunities for meaningful synergies, including at least $40 million in cost reductions per year, $200 million in balance sheet efficiencies and nearly $500 million in present value cash tax savings. In order to achieve these synergies, we expect to incur a cost of approximately $40 million.

DESCRIPTION OF THE OPERATIONS OF THE DUKE MIDWEST ASSETS AND
THE ECP ASSETS

The Duke Midwest Assets

        The Duke Midwest Assets are part of Duke's commercial power segment, which owns, operates and manages power plants and engages in the wholesale marketing and procurement of electric power, fuel and emission allowances related to these plants as well as other contractual positions. Consisting of approximately 6,200 MW of net generating capacity across 11 facilities which operate in the PJM wholesale market, the Duke Midwest Assets have a diversified fuel mix with baseload coal-fired units as well as combined cycle and peaking natural gas-fired units.

        Generation from the coal-fired and gas-fired assets is dispatched into the PJM wholesale market. These assets earn energy and capacity revenue at market prices. The Duke Midwest Assets have economically hedged its forecasted coal-fired generation and a significant portion of its forecasted gas-fired generation for 2014. The Duke Midwest Assets also have long-term economic hedges in place for a portion of expected coal and gas generation through 2017 and 2018, respectively. Capacity revenues are 100% fixed in PJM through May 2017.

        Duke Energy Retail Sales, which is certified by the PUCO as a Competitive Retail Electric Supplier (CRES) provider in Ohio, serves retail electric and gas customers in Ohio with energy and other energy services at competitive rates.

        The following table sets forth certain information with respect to the generating facilities:

Facility	Net Generating Capacity (MW)(1)	Primary Fuel Type	Dispatch Type	Location	Region	Interest to be Acquired
Dicks Creek	153	Gas	Peaking	Middleton, OH	PJM	100.0%
Fayette	649	Gas	Intermediate	Masontown, PA	PJM	100.0%
Hanging Rock	1,296	Gas	Intermediate	Ironton, OH	PJM	100.0%
Lee	712	Gas	Intermediate	Dixon, IL	PJM	100.0%
Washington	648	Gas	Intermediate	Beverly, OH	PJM	100.0%
Killen	204	Coal	Baseload	Wrightsville, OH	PJM	33.0%
Stuart	904	Coal	Baseload	Aberdeen, OH	PJM	39.0%
Conesville	312	Coal	Baseload	Conesville, OH	PJM	40.0%
Zimmer	628	Coal	Baseload	Moscow, OH	PJM	46.5%
Miami Fort (Units 7 and 8)	653	Coal	Baseload	North Bend, OH	PJM	64.0%
Miami Fort (CT)	80	Oil	Peaking	North Bend, OH	PJM	100.0%

Total	6,239

(1)
Unit capabilities are based on winter capacity.

The ECP Assets

        Consisting of approximately 6,300 MW of net generating capacity across ten facilities, the ECP Assets primarily include highly efficient and clean-burning natural gas-fired facilities. The ECP Assets' natural gas fleet consists of eight facilities including five modern, efficient combined cycle gas turbine ("CCGT") facilities, two gas-fired peaking facilities and one oil-fired peaking facility. The ECP Assets' CCGT fleet was recently constructed, with 13 years of operations on average, and consists of highly efficient assets, with an average heat rate of approximately 7,100 Btu/kWh. While all of the ECP CCGT facilities serve as intermediate facilities, Lake Road and Milford each operate with a high capacity factor and contribute substantially to the ECP Assets' energy margin as a result of extended run time and profitability. The

Dighton and MASSPOWER facilities tend to be load following resources, meaning they supply energy to the market more opportunistically in a higher power price environment. All of the ECP Assets' CCGTs have a high degree of operating flexibility which allows them to start and ramp up quickly in response to favorable market pricing and reduce their generation output to minimize losses when that is preferable to temporarily shutting down. The ECP Assets own a 49.5% interest in, and operate, the largest natural gas-fired peaking plant in the western PJM, Elwood Generating Station. The ECP Assets currently expect to acquire an additional 0.5% ownership interest in Elwood from Dominion Energy, Inc. in the fourth quarter of 2014. Additionally, the ECP Assets own two gas- and oil-fired peaking facilities in the ATSI zone of PJM, Richland and Stryker Generating facilities. Peaking facilities are designed to turn on and off quickly to capture high price opportunities, making starting reliability one of the most important operating metrics for a facility of this type. The ECP Assets' natural gas peaking facilities demonstrated 99% start reliability across the ECP Assets' fleet in 2013, allowing them to capture energy margin opportunities during valuable hours of the year.

        The ECP Assets' coal fleet consists of two plants, Kincaid Generating Station in PJM and Brayton Point Generating Station in ISO-NE. Both facilities have environmental controls that meet current regulations codified under a consent decree with the EPA. Kincaid is well-positioned on the PJM dispatch curve, ensuring competitive and long-term operation. In 1998 and 1999, $166 million was invested in refurbishing and converting Kincaid to burn low-cost and low sulfur PRB coal. Since then, $157 million has been invested in Kincaid's back-end environmental controls. Kincaid also benefits from rail transportation alternatives resulting in competition that contributes to low transportation costs of PRB coal from the mines to the facility. Additionally, until its expected retirement in June 2017, Brayton Point will sell capacity, energy and ancillary services to the ISO-NE market. The facility serves the New England marketplace primarily during peak demand seasons. Brayton Point is currently in a position to capture power demand in the winter at a lower cost than its natural gas-fired generation competitors because demand for natural gas is higher in the Northeast during the winter months, in particular due to high heating demand, leading to natural gas price increases. Because natural gas represents the marginal fuel in ISO-NE approximately 70% of the time, high demand for natural gas typically results in higher day-ahead and real-time power prices, which increase Brayton Point's energy margin opportunities. Brayton Point is also able to serve the New England marketplace in the summer when electricity demand is greatest.

        On February 28, 2014, ISO-NE filed with FERC the results of its eighth forward capacity auction, or FCA-8. Certain parties, including Utility Workers Union of America Local 464, Public Citizen and the Attorney General for the State of Connecticut, filed protests alleging, inter alia, that ECP, ERC and Brayton Point Energy had intentionally withheld the Brayton Point facility's capacity from FCA-8 to benefit affiliated resources in the region and requesting that FERC reject the prices resulting from the auction. On September 16, 2014, the ISO-NE filing, including the disputed auction results, was accepted by FERC by operation of law. This proceeding is currently pending, and we cannot predict the outcome of this proceeding or the potential consequences of an adverse finding.

        The following table sets forth certain information with respect to the generating facilities:

Facility	Net Generating Capacity (MW)(1)	Primary Fuel Type	Dispatch Type	Location	Region	Interest to be Acquired
Brayton Point(2)	1,493	Coal	Baseload	Somerset, MA	ISO-NE	100.0%
Kincaid(3)	1,108	Coal	Baseload	Kincaid, IL	PJM	100.0%
Milford	579	Gas	Intermediate	Milford, CT	ISO-NE	100.0%
Lake Road	856	Gas	Intermediate	Killingly, CT	ISO-NE	100.0%
Dighton	187	Gas	Intermediate	Dighton, MA	ISO-NE	100.0%
MASSPOWER	280	Gas	Intermediate	Indian Orchard, MA	ISO-NE	100.0%
Liberty	600	Gas	Intermediate	Eddystone, PA	PJM	100.0%
Richland	447	Gas	Peaking	Defiance, OH	PJM	100.0%
Stryker	19	Oil	Peaking	Stryker, OH	PJM	100.0%
Elwood(4)	780	Gas	Peaking	Elwood, IL	PJM	49.5%

Total	6,349

(1)
Unit capabilities are based on winter capacity.

(2)
Brayton Point is scheduled to be retired from service in June 2017.

(3)
Kincaid is physically located within the MISO market, but is interconnected to the PJM market and sells both energy and capacity in the PJM market only.

(4)
In addition, ERC expects to acquire an additional 0.5% interest in Elwood from Dominion Energy, Inc. in the fourth quarter of 2014, which additional interest we would receive in connection with the ERC and Brayton Acquisitions.

 INDUSTRY OVERVIEW

        The power industry is one of the largest industries in the United States. In 2013, total generation in the United States reached approximately 4 million GWh, composed of 27.4% natural gas, 39.1% coal, 19.4% nuclear, 12.8% renewables, and 1.3% other.

        Sub-sectors of the power industry include:

  •
  utilities and wholesale power producers that own and operate the power plants that generate power;

  •
  high voltage transmission lines that carry power from power plants to substations that are located closer to the end customer; and

  •
  substations that step-down the electrical voltage to support distributing electricity on to customers through a network of local distribution systems composed of smaller, lower-voltage lines.

Industry Drivers

        Age and Retirement of Assets:    According to data from the Energy Information Administration (EIA), the average age of the U.S. power generation fleet is approximately 32 years old and approximately 51% of all U.S. power generation capacity is at least 30 years old. Capacity additions in recent years include renewable units, primarily wind, coming online in the late 2000s, reducing the overall average age of the fleet. The anticipated retirement of baseload power generation resources would significantly alter the composition of the existing supply stack.

        Reserve Margin:    Each of the MISO, ISO-NE, PJM and NYISO markets has a centrally administered, formal capacity market, where tighter reserve margins should lead to increased revenues paid to power generation resources participating in capacity auctions. In the energy market, tightening reserve margins typically lead to higher power prices since the marginal cost resource is the least efficient resource dispatched and requires the highest power price to compensate it for its output. In addition, a market with tighter reserve margins can lead to increased power price spikes during periods of surging demand due to weather volatility or other extraneous factors.

        System Reliability and the Changing Nature of Power Generation Supply Resources:    With a low variable cost, renewable generation resources can lower energy margins; however, the intermittent nature of some renewable generation resources creates challenges for grid reliability and a greater need for flexible, reliable sources of conventional generation that have quick start capabilities.

        Growing Role of Demand Response:    Demand response refers to end use customers agreeing to reduce their consumption of electricity in response to power grid needs, economic signals from a competitive wholesale market or special retail rates. Demand response is typically called upon to provide capacity during peak demand periods and is brought on and off-line quickly for short periods of time throughout the year. It is unclear if demand response can perform as well as other capacity assets and to our knowledge it has not been tested to a meaningful extent in any market to date.

        Natural Gas/Regional Dynamics:    Limited gas supply can affect regional power prices due to the curtailment of certain gas-fired power plants that would otherwise be dispatched. While gas prices have generally remained at or near historic lows over the past few years, significant regional price differences have emerged and persisted due to limited gas pipeline transport capacity in some areas and the proliferation of shale gas.

        Rising Cost of Environmental Compliance:    The power generation industry is subject to extensive federal, state and local laws and regulations concerning emissions, water quality, land use, greenhouse gas and other environmental matters. The cost of compliance with current and future regulation at both the state and federal levels may increase the operating costs of power generation assets, particularly older, less efficient fossil-fuel power plants.

        Rising Cost of New Entry:    Rising costs of labor and raw materials, as well as more restrictive siting, permitting and environmental requirements, have all contributed to significant increases in construction and development costs for electric generation facilities over the last several years.

        Regulatory Constructs and Market Design Initiatives.    RTOs and ISOs are the primary regulatory bodies charged with administering wholesale power markets and transmission infrastructure in regions across the U.S. Specifically, RTOs and ISOs are responsible for dispatching all generation facilities in their respective footprints and for maximizing utilization and efficient operation of the transmission system. In RTOs and ISOs with centrally dispatched market structures, including ISO-NE, PJM and NYISO, all generators selling into the centralized market receive the same price for energy sold based on the marginal cost for power production needed to balance supply with demand at a given location, with adjustments then made for location specific congestion and transmission line losses. These adjustments are referred to as power basis. In addition to their role in energy markets, some RTOs and ISOs, including MISO, ISO-NE, PJM and NYISO, also administer centralized markets for capacity to attract new investment in power generation when and where that capacity is needed most. The actual market design and rules and regulations implemented by the RTOs and ISOs impact prices realized in both capacity and energy markets. We believe that supportive regulatory developments, resulting in more transparent and stable energy and capacity price signals, have continued to play out across power markets in the U.S. and that regulators in our key markets remain committed to the competitive wholesale power model reflecting a level playing field for all generators.

        Demand Growth and Energy Efficiency:    Demand fundamentals in many U.S. power markets have been negatively affected by a general decline in weather normalized load growth rates due to the economic recession and emerging energy efficiency measures.

RTOs and ISOs

        The NERC and its regional reliability entities were formed to ensure the reliability and security of the electricity system. NERC was established to ensure that the electricity grid in the United States is reliable, adequate and secure. The regional reliability entities set standards for reliable operation and maintenance of power generation facilities and transmission systems. Some NERC members have formed regional organizations with similar missions. These organizations are referred to as RTOs and ISOs. They are part of a national standard design advocated by FERC.

        The RTOs and ISOs administer the transmission infrastructure and markets across a regional footprint in most of the markets in which we operate. They are responsible for dispatching all generation facilities in their respective footprints and are responsible for both maximum utilization and reliable and efficient operation of the transmission system. RTOs and ISOs administer energy and ancillary service markets in the short term, usually day-ahead and real-time markets. Several RTOs and ISOs also ensure long-term planning reserves through monthly, semi-annual, annual and multi-year capacity markets. The RTOs and ISOs that oversee most of the wholesale power markets in which we operate currently impose, and will likely continue to impose, both bid and price limits. They may also enforce caps and other mechanisms to guard against the exercise of market dominance in these markets. NERC regions and RTOs/ISOs often have different geographic footprints, and while there may be geographic overlap between NERC regions and RTOs/ISOs, their respective roles and responsibilities do not generally overlap.

        RTOs and ISOs are required to meet NERC planning and resource adequacy standards. The reserve margin, which is the amount of generation resources in excess of peak load, is a measure of resource adequacy and is also used to assess the supply-demand balance of a region. RTOs and ISOs use various mechanisms to help market participants meet their planning reserve margin requirements. Mechanisms range from centralized capacity markets administered by the ISO to unstructured markets where entities fulfill their requirements through a combination of long and short-term bilateral contracts between individual counterparties and self-generation.

Dynegy's Markets

        We operate in the MISO, PJM, NYISO, ISO-NE and CAISO markets, which are responsible for ensuring system reliability in their respective markets.

        MISO Market.    The MISO market includes all of Wisconsin and portions of Michigan, Kentucky, Indiana, Illinois, Missouri, Arkansas, Mississippi, Texas, Louisiana, Iowa, Minnesota, North Dakota, South Dakota, Montana and Manitoba, Canada. MISO, as an independent RTO, maintains functional control over the use of the transmission system to ensure transmission circuits do not exceed their secure operating limits and become overloaded. MISO operates day-ahead and real-time energy markets using a LMP system which calculates a price for every generator and load point within MISO.

        PJM Market.    The PJM market includes all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. PJM administers markets for wholesale electricity and provides transmission planning for the region. PJM, like MISO, dispatches power plants to meet system energy and reliability needs, and settles physical power deliveries at LMPs. Prices paid in these LMP energy markets are affected by (1) market mitigation measures, which can result in lower prices associated with certain generating units that are mitigated because they are deemed to have the potential to exercise locational market power and (2) the existing $1,000/MWh energy market price caps that are in place.

        NYISO.    The NYISO market includes the entire state of New York. Capacity pricing is calculated as a function of NYISO's annual required reserve margin, the estimated net cost of "new entrant" generation, estimated peak demand and the actual amount of capacity bid into the market at or below the demand curve. Due to transmission constraints, energy prices vary across New York and are generally higher in the Southeastern part of New York, New York City and Long Island. Our Independence facility is located in the Northwestern part of the state.

        ISO-NE.    The ISO-NE market includes the six New England states of Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island and Maine. ISO-NE also dispatches power plants to meet system energy and reliability needs and settles physical power deliveries at LMPs. On October 17, 2013, ISO-NE issued a memorandum to market participants noting a potential resource shortfall based on submitted retirement requests. FCA-8 occurred on February 3, 2014. The auction cleared at a price of $15/kilowatt (kW)-month. However, due to recent capacity retirements, the "insufficient competition" clause in the ISO-NE tariff was triggered. Under the insufficient competition clause, existing generation in rest-of-pool (including Casco Bay) received an administrative cap price of $7.025/kW-month. Two rule changes have recently been approved for FCA-9 covering the 2018-2019 planning year. These rules include a sloped demand curve and performance incentives. The sloped demand curve is replacing the administrative pricing rules for the entire region while the performance incentives rules have the potential to increase capacity payments for those resources that are providing excess energy or reserves during a shortage event, while penalizing those that produce less than the required level.

        CAISO.    CAISO covers approximately 90% of the State of California and operates a centrally cleared market for energy and ancillary services. Energy is priced at each location utilizing the LMP system described above. This market structure was implemented in April 2009 as part of the MRTU. Currently the CAISO has a mandatory resource adequacy requirement but no centrally-administered capacity market. The Oakland facility has been designated as an RMR unit by the CAISO for 2014.

Reserve Margins

        MISO.    For the 2013-2014 planning year, capacity cleared at $1.05 per MW-day for all zones. On April 14, 2014, MISO released the results of the 2014-2015 planning year capacity auction. Local Resource Zone 4, in which our assets are located, cleared at $16.75 per MW-day, compared to $1.05 per MW-day for the previous 2013-2014 planning year capacity auction. In the future, the potential retirement of marginal MISO coal capacity due to poor economics or expected environmental mandates and confirmed future capacity exports from MISO to PJM could also increase MISO capacity and energy pricing.

        PJM.    The installed reserve margin requirement is reviewed by PJM on an annual basis and has been in the 15.6% to 15.9% range for the planning years 2012-2013 to 2013-2014. The actual reserve margin based on deliverable capacity was 29.4% for planning year 2013-2014, which is 13.5 percentage points above the required installed reserve margin. The latest RPM auction was for the 2017-2018 planning year, which cleared at $3.65 per kW-month for both Kendall and Ontelaunee. The next RPM auction for the 2018-2019 planning year will be conducted in May 2015.

        NYISO.    A reserve margin of 17% has been accepted by FERC for the New York Control Area for the period beginning May 1, 2013 and ending April 30, 2014. A reserve margin of 17% for the period beginning May 1, 2014 and ending April 30, 2015 has been filed and is being reviewed at FERC. The actual amount of installed capacity is approximately 3 percentage points above NYISO's current required reserve margin. The most recent summer and winter auctions have cleared higher than the previous auctions with summer 2014 at $5.15 per kW-month and winter 2013-2014 at $2.58 per kW-month for the rest of state market.

        ISO-NE.    Similar to PJM, ISO-NE will publish on an annual basis the required reserve margin which is called Installed Capacity Requirement ("ICR"). For the 2014-2015 planning period, it is 18.7%, including capacity imported from Hydro Quebec (HQICC). This is approximately 1.5% higher than the previous planning period, which indicates a growing need for reserves. Actual installed reserve margin is approximately 36.6%, which is 17.9 percentage points above the ICR. Recommended improvements and modifications to the forward capacity market design are currently in litigation at FERC, and discussions to address improvements to the forward capacity market design are currently underway by the ISO and its stakeholders. Beginning with the 2017-2018 commitment year, the floor price in the capacity market was removed. Recent retirement announcements, as well as the reduction in demand response, have resulted in higher capacity prices. ISO-NE is developing additional changes to the forward capacity market including performance incentives and a sloped demand curve which are expected to be in place for the ninth forward capacity auction in 2015.

        CAISO.    CPUC requires a resources adequacy margin of 15% to 17%. The CAISO capacity market is a bilateral market in which LSEs are required to procure sufficient resources to meet their peak load plus a 15% reserve margin. The CAISO faces challenges to ensure system reliability and the ability to integrate renewables into the system given the state's mandate to have 33% renewable resources by 2020. The CAISO and CPUC recently approved the Joint Reliability Plan in which the CAISO and CPUC will collaborate on several initiatives: (i) the determination of multi-year resource adequacy procurement obligations for CPUC jurisdictional LSEs; (ii) the development of a joint long-term planning assessment and (iii) the development of a market-based reliability backstop mechanism to replace CPM (Capacity Procurement Mechanism), which is the administratively-priced mechanism currently used by CAISO. A flexible capacity requirement to support renewable integration has been imposed on CPUC jurisdictional LSEs and will be mandatory starting in 2015. The CAISO board recently approved the methodology and "must-offer" obligations for flexible capacity developed through a stakeholder process. Additionally, CAISO studies on flexible capacity needs appear to show ample supplies through 2018.

The Duke Midwest Assets' Markets

        The Duke Midwest Assets operate in markets similar to those in which Dynegy operates. The Duke Midwest Assets are located in the PJM power market. PJM administers centrally-dispatched day-ahead and real-time energy, capacity and ancillary services markets. The market price of commodities and services, along with the quality and reliability of services provided, drive competition in the wholesale energy business. The main competitors for the Duke Midwest Assets include other nonregulated generators and wholesale power providers. Capacity prices in PJM are set through ISO-administered auctions more than three years in advance. Recent favorable industry trends in these markets, including the retirement of older generation and environmentally disadvantaged coal plants, tightening reserve margins and limitations on imports and demand response resources, are leading to positive and persistent supply and demand dynamics.

        The Duke Midwest Assets rely on coal and natural gas for their generation of electric energy. The Duke Midwest Assets meet coal demands through a portfolio of purchase supply contracts and spot agreements. Large amounts of coal are purchased under supply contracts with mining operators who mine both underground and at the surface. Expiration dates for its supply contracts, which have various price adjustment provisions and market re-openers, range through 2018. The Duke Midwest Assets expect to renew these contracts or enter into similar contracts with other suppliers for the quantities and quality of coal required as existing contracts expire, though prices will fluctuate over time as coal markets change. The majority of the Duke Midwest Assets' coal is sourced from mines in the Northern Appalachian and Illinois basins, and utilizes cost effective barge transportation on the Ohio River. The Duke Midwest Assets have an adequate supply of coal to fuel projected 2014 operations. The majority of Duke Midwest Assets' coal-fired generation is equipped with environmental controls. As a result, the Duke Midwest Assets are able to satisfy the current emission limitations for SO2 for existing facilities.

        The Duke Midwest Assets hedge their natural gas requirements using physical and financial contracts. Physical gas is purchased in the spot market and under long-term contracts to meet generation needs.

The ECP Assets' Markets

        The ECP Assets' facilities also operate in markets similar to those in which Dynegy operates. The ECP Assets are located mainly in ISO-NE, with some assets located in the PJM power market. Both PJM and ISO-NE administer centrally-dispatched day-ahead and real-time energy, capacity and ancillary services markets. These are two of the most active forward energy commodities markets in the United States, which provides the ECP Assets with the ability to proactively manage commodity price risk exposure while opportunistically positioning the ECP Assets to benefit from tightening energy fundamentals. Capacity prices in ISO-NE and PJM are set through ISO-administered auctions more than three years in advance. Recent favorable industry trends in these markets, including the retirement of older generation and environmentally disadvantaged coal plants, tightening reserve margins and limitations on imports and demand response resources, are leading to positive and persistent supply and demand dynamics.

        The ECP Assets rely on coal and natural gas for their generation of electric energy. The Kincaid coal-fired facility procures all of its coal from the PRB region and meets its coal demand through a portfolio of short-and-medium-term purchase supply contracts and spot agreements. All coal is delivered to the facility through rail transportation contracts. The Brayton Point facility utilizes Central Appalachian and South American coal for its coal units, and natural gas or No. 6 fuel oil for its peaking unit. Coal for Brayton Point is procured through relatively short-term or spot agreements. Transportation to the facility is done by vessel.

        The ECP Assets hedge their natural gas requirements by using physical and financial contracts. Physical gas is purchased in the spot market and under long-term contracts to meet generation needs.

Market-Based Rates

        Our ability to charge market-based rates for wholesale sales of electricity, as opposed to cost-based rates, is governed by FERC. We have been granted market-based rate authority for wholesale power sales from our Exempt Wholesale Generator (EWG) facilities, as well as wholesale power sales by our power marketing entities, DYPM, DMT and IPM. The Dynegy EWG facilities include all of our facilities.

        Every three years, FERC conducts a review of our market-based rates and potential market power on a regional basis (known as the triennial market power review). In 2013, we filed a market power update with FERC for our CAISO assets.

The Dodd-Frank Act

        The CFTC has regulatory oversight authority over the trading of electricity and gas commodities, including financial products and derivatives, under the Commodity Exchange Act. On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which, among other things, aims to improve transparency in derivative markets. The Dodd-Frank Act increased the CFTC's regulatory authority on matters related to over-the-counter derivatives, market clearing, position reporting and capital requirements. On April 10, 2013, certain record-keeping and reporting requirements went into effect for Non-Swap Dealers/Non-Major Swap Participants, as defined by the CFTC. Beginning on April 5, 2013, the CFTC Staff issued various materials, including "No Action" letters, which delayed the effectiveness or otherwise altered many of these requirements. Dynegy has systems in place in order to monitor our swap activity and comply with Non-Swap Dealer/Major Swap Participant reporting requirements. As required, Dynegy is meeting its reporting obligations under Parts 43, 45 and 46 of the CFTC's regulations, which cover real-time public reporting of swap transaction data, reporting of swap transaction data to a registered swap data repository and reporting of historical swaps. We continue to monitor the CFTC's releases for guidance on these rules and any other clearing and reporting requirements that will be required of our business or impact current operations. On November 5, 2013, the CFTC voted in favor of putting new proposals on position limits and aggregation out for public comment. The two new notices of proposed rulemaking constitute the re-proposal of federal aggregate position limits rules that were previously finalized under Dodd-Frank and vacated by a federal court in September 2012.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

        The following is a summary of certain provisions of our 5.375% Series A Mandatory Convertible Preferred Stock par value of $0.01 per share, which we refer to as our "Mandatory Convertible Preferred Stock". A copy of the certificate of designations setting forth the terms of the Mandatory Convertible Preferred Stock, which we refer to as the "Certificate of Designations", as well as our third amended and restated certificate of incorporation, which we refer to as our "Charter", is available upon request from us at the address set forth in the section of this prospectus supplement entitled "Where You Can Find More Information". This description of the terms of the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Charter and the Certificate of Designations.

        As used in this section, unless otherwise expressly stated or the context otherwise requires, the terms "Dynegy," "the Company," "us," "we" or "our" refer to Dynegy Inc. and not any of its subsidiaries.

General

        Under our Charter, our board of directors is authorized, without further stockholder action, to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series by filing a Certificate of Designations with the Secretary of State of the State of Delaware. Such Certificate of Designations may set forth the designations, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations and restrictions thereof, including the dividend rate, the redemption provisions, if any, the amount payable in the event of our voluntary or involuntary liquidation, winding-up or dissolution, the terms and conditions, if any, of conversion and the voting rights. As of the date of this prospectus supplement, no shares of preferred stock are outstanding. At the consummation of this offering, we will issue 4,000,000 shares of Mandatory Convertible Preferred Stock. In addition, we have granted the underwriters an option to purchase up to 600,000 additional shares of the Mandatory Convertible Preferred Stock as described under "Underwriting".

        When issued, the Mandatory Convertible Preferred Stock and any common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe for any class of our stock, obligations, warrants or other securities. Computershare Inc. serves as the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

Ranking

        The Mandatory Convertible Preferred Stock, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, will rank:

  •
  senior to (i) our common stock and (ii) each class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock (which we refer to as the "Initial Issue Date") the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "Junior Stock");

  •
  on parity with each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "Parity Stock");

  •
  junior to each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible

    Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "Senior Stock"); and

  •
  junior to our existing and future indebtedness.

        In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to existing and future indebtedness and other obligations of each of our subsidiaries. See "Risk Factors—The Mandatory Convertible Preferred Stock will rank junior to all of our consolidated liabilities."

Dividends

        Subject to the rights of holders of any class or series of any Senior Stock, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 5.375% on the Liquidation Preference of $100.00 per share of the Mandatory Convertible Preferred Stock (equivalent to $5.375 per annum per share), payable in cash, by delivery of shares of our common stock or by delivery of any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See "—Method of Payment of Dividends". Declared dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on February 1, May 1, August 1 and November 1 of each year to and including the Mandatory Conversion Date (as defined below), commencing February 1, 2015 (each, a "Dividend Payment Date"), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant Dividend Payment Date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at 5:00 p.m., New York City time, on the immediately preceding January 15, April 15, July 15 and October 15 (each, a "Record Date"), whether or not such holders convert their shares, or such shares are automatically converted, after a Record Date and on or prior to the immediately succeeding Dividend Payment Date. These Record Dates will apply regardless of whether a particular Record Date is a business day. A "Business Day" means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

        A dividend period is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial dividend period will commence on and include the Initial Issue Date of the Mandatory Convertible Preferred Stock and will end on and exclude the February 1, 2015 Dividend Payment Date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for any period other than a full dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of 12 months of 30 days each). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the initial dividend period, based on the Initial Issue Date which is October 14, 2014 will be $1.64236 per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of 5.375% and a Liquidation Preference of $100.00 per share) and will be payable, when, as and if declared, on February 1, 2015 to the holders of record thereof on January 15, 2014. The dividend on the Mandatory Convertible Preferred Stock for each subsequent dividend period, when, as and if declared, will be $1.34375 per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of 5.375% and a Liquidation Preference of $100.00 per share). Accumulated dividends on shares of the Mandatory Convertible Preferred Stock will not bear interest.

        No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

        Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including payment of the redemption premium for the Mandatory Convertible Preferred Stock, may be limited by the terms of our and our subsidiaries' existing and any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See "Risk Factors—Risks Relating to the Offering and Mandatory Convertible Preferred Stock—Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock may be limited and—Our existing credit facilities contain, and agreements we enter into in the future may contain, covenants that significantly restrict our operations and our ability to redeem our Mandatory Convertible Preferred Stock."

        So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of Junior Stock, and no common stock or any other class or series of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of common stock or other Junior Stock, (ii) purchases, redemptions or other acquisitions of common stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business (including purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan or acquisitions of shares of common stock deemed surrendered in connection with the exercise of stock options); provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (iii) any dividends or distributions of rights in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; (iv) purchases of common stock or Junior Stock pursuant to a contractually binding requirement to buy common stock or Junior Stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; or (v) the deemed purchase or acquisition of fractional interests in shares of our common stock or Junior Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged. The phrase "Share Dilution Amount" means the increase in the number of diluted shares of our common stock outstanding (determined in accordance with U.S. GAAP, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

        When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been paid in full on any Dividend Payment Date, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Record Date, no dividends may be declared or paid on any shares of Parity Stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock shall be allocated pro rata among the holders of the shares of Mandatory Convertible Preferred Stock and the holders of any shares of Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments the Company shall allocate those payments so that the respective amounts of those payments for the declared dividend bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock bear to each other (subject to their having been declared by our board of directors, or an authorized committee thereof, out of legally available funds); provided that any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate.

        Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock, from time to time out of funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Method of Payment of Dividends

        Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in "—Mandatory Conversion" and "—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount"), determined in our sole discretion:

  •
  in cash;

  •
  by delivery of shares of our common stock; or

  •
  by delivery of any combination of cash and shares of our common stock.

        We will make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock no later than 10 Scheduled Trading Days (as defined below) prior to the Dividend Payment Date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash.

        All cash payments to which a holder of the Mandatory Convertible Preferred Stock is entitled in connection with a declared dividend on the shares of Mandatory Convertible Preferred Stock will be computed to the nearest cent. If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the Average VWAP per share of our common stock (as defined below) over the five consecutive Trading Day (as defined below) period beginning on and including the seventh Scheduled Trading Day (as defined below) prior to the applicable Dividend Payment Date (the "Average Price").

        No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of a dividend. We will instead pay a cash adjustment (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of a share of our common stock based on the Average Price with respect to such dividend.

        To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of our common stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not

"affiliates" of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of our common stock approved for listing on the New York Stock Exchange (the "NYSE" or if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed), and qualified or registered under applicable state securities laws, if required, provided that we will not be required to qualify as a foreign corporation or to take any action that would subject us to general service of process in any such jurisdiction where we are not presently qualified or where we are not presently subject to taxation as a foreign corporation and such qualification or action would subject us to such taxation.

        Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $10.85, which amount represents 35% of the Initial Price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth below in "—Anti-dilution Adjustments" (such dollar amount, as adjusted, the "Floor Price"). To the extent that the amount of the declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such declared dividend and (y) 97% of the Average Price, we will, if we are legally able to do so, pay such excess amount in cash (computed to the nearest cent).

Acquisition Termination Redemption

        We expect to use the net proceeds from this offering in connection with the Acquisitions, as described under the heading "Use of Proceeds." Within 10 Business Days following the earlier of (a) 5:00 p.m. (New York City time) on the date that is nine months after the date of issuance of the Mandatory Convertible Preferred Stock, if the consummation of one or both of the Acquisitions has not occurred on or prior to such time on such date, and (b) the date on which an Acquisition Termination Event occurs (provided that, if an Acquisition Termination Event occurs within 45 days after the date of the underwriting agreement for the Common Stock Offering, our option to redeem shall be extended to the date that is the earlier of (i) the date on which the underwriters' option to purchase additional shares in the Common Stock Offering is exercised in full and (ii) 45 days after the date of such underwriting agreement) we will be entitled, but not required, to mail a notice of acquisition termination redemption to the holders of the Mandatory Convertible Preferred Stock (provided that, as the Mandatory Convertible Preferred Stock are held in book-entry form through The Depository Trust Company ("DTC") we may give such notice in any manner permitted by DTC). If we provide notice of acquisition termination redemption to holders of the Mandatory Convertible Preferred Stock, then, on the Acquisition Termination Redemption Date, we will redeem the Mandatory Convertible Preferred Stock, in whole, but not in part, at a redemption amount per share of Mandatory Convertible Preferred Stock equal to the Acquisition Termination Make-whole Amount.

        Notwithstanding the foregoing, we may not mail a notice of acquisition termination redemption or otherwise exercise or take any action with respect to our redemption rights hereunder if any such actions would cause us or the underwriters of the Mandatory Convertible Preferred Stock in connection with this offering or the underwriters of the Common Stock Offering to violate Regulation M under the Exchange Act as a result of the purchase and/or resale of shares (including any additional shares that such underwriters have the option to purchase) pursuant to such offerings.

        "Acquisition Termination Event" means either (1) one or both of the Duke Midwest Purchase Agreement or ERC Purchase Agreement (as such terms are defined under the heading "Glossary of Terms and Abbreviations") are terminated or (2) we determine in our reasonable judgment that one or both of the Acquisitions will not occur.

        "Acquisition Termination Make-whole Amount" means, for each share of Mandatory Convertible Preferred Stock, an amount in cash equal to $101.00 plus accumulated and unpaid dividends to the Acquisition Termination Redemption Date (whether or not declared); provided, however, that if the Acquisition Termination Share Price (as defined below) exceeds the Initial Price, the Acquisition Termination Make-whole Amount will equal the Reference Amount.

        "Acquisition Termination Conversion Rate" means a rate equal to the Fundamental Change Conversion Rate assuming for such purpose that the date on which we provide notice of acquisition termination redemption is the Fundamental Change Effective Date (as defined below) and that the Fundamental Change Share Price is the Acquisition Termination Share Price.

        "Acquisition Termination Dividend Amount" means an amount of cash equal to the sum of (x) the Fundamental Change Dividend Make-whole Amount and (y) the Accumulated Dividend Amount, assuming in each case, for such purpose that the date on which we provide notice of acquisition termination redemption is the Fundamental Change Effective Date.

        The "Acquisition Termination Share Price" means the Average VWAP per share of common stock over the 10 consecutive Trading Day period ending on the Trading Day preceding the date on which we provide notice of acquisition termination redemption.

        For a description of the terms Fundamental Change Conversion Rate, Fundamental Change Dividend Make-whole Amount, Accumulated Dividend Amount and Fundamental Change Share Price, see "—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount".

        If the Acquisition Termination Share Price exceeds the Initial Price, we may pay cash (computed to the nearest cent) in lieu of delivering all or any portion of the number of shares of common stock equal to the Acquisition Termination Conversion Rate. If we make such an election, we will deliver cash (computed to the nearest cent) in an amount equal to such number of shares of common stock in respect of which we have made this election multiplied by the Acquisition Termination Market Value.

        In addition, if the Acquisition Termination Share Price exceeds the Initial Price, we may deliver shares of common stock in lieu of cash for some or all of the Acquisition Termination Dividend Amount. If we make such an election, we will deliver a number of shares of common stock equal to such portion of the Acquisition Termination Dividend Amount to be paid in shares of common stock divided by the greater of the Floor Price and 97% of the Acquisition Termination Market Value; provided that, if the Acquisition Termination Dividend Amount or portion thereof in respect of which shares of common stock are delivered exceeds the product of such number of shares of common stock multiplied by 97% of the Acquisition Termination Market Value, we will, if we are legally able to do so, declare and pay such excess amount in cash (computed to the nearest cent).

        "Acquisition Termination Market Value" means the Average VWAP per share of common stock over the 20 consecutive Trading Day period commencing on and including the third Trading Day following the date on which we provide notice of acquisition termination redemption.

        "Acquisition Termination Redemption Date" means the date specified by us in our notice of acquisition termination redemption that is not less than 30 nor more than 60 days following the date on which we provide notice of such acquisition termination redemption; provided, that, if the Acquisition Termination Share Price is greater than the Initial Price and we elect to pay cash in lieu of delivering all or any portion of the shares of common stock equal to the Acquisition Termination Conversion Rate, or if we elect to deliver shares of common stock in lieu of all or any portion of the Acquisition Termination Dividend Amount, the Acquisition Termination Redemption Date will be the third business day following the last Trading Day of the 20 consecutive Trading Day period used to determine the Acquisition Termination Market Value.

        The "Reference Amount" will equal the sum of the following amounts:

  (i)
  a number of shares of common stock equal to the Acquisition Termination Conversion Rate (as defined above); plus

  (ii)
  cash in an amount equal to the Acquisition Termination Dividend Amount (as defined above);

provided that we may deliver cash in lieu of all or any portion of the shares of common stock set forth in clause (i) above, and we may deliver shares of common stock in lieu of all or any portion of the cash amount set forth in clause (ii) above, in each case, as described below.

        The notice of acquisition termination redemption will specify, among other things:

  •
  the Acquisition Termination Make-whole Amount;

  •
  if the Acquisition Termination Share Price exceeds the Initial Price, the number of shares of common stock and the amount of cash comprising the Reference Amount per share of Mandatory Convertible Preferred Stock (before giving effect to any election to pay or deliver, with respect to each share of Mandatory Convertible Preferred Stock, cash in lieu of a number of shares of common stock equal to the Acquisition Termination Conversion Rate or shares of common stock in lieu of cash in respect of the Acquisition Termination Dividend Amount);

  •
  if applicable, whether we will deliver cash in lieu of all or any portion of the number of shares of common stock equal to the Acquisition Termination Conversion Rate comprising a portion of the Reference Amount (specifying, if applicable, the number of such shares of common stock in respect of which cash will be delivered);

  •
  if applicable, whether we will deliver shares of common stock in lieu of all or any portion of the Acquisition Termination Dividend Amount comprising a portion of the Reference Amount (specifying, if applicable, the percentage of the Acquisition Termination Dividend Amount in respect of which shares of common stock will be delivered in lieu of cash); and

  •
  the Acquisition Termination Redemption Date.

        If any portion of the Acquisition Termination Make-whole Amount is to be paid in shares of common stock, no fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the Average VWAP per share of common stock over the five consecutive Trading Day period ending on, and including, the seventh Scheduled Trading Day immediately preceding the Acquisition Termination Redemption Date. If more than one share of Mandatory Convertible Preferred Stock is to be redeemed from a holder, the number of our shares of common stock issuable in connection with the payment of the Reference Amount shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so redeemed. The provisions with respect to delivery of shares of our common stock in lieu of cash set forth in "—Method of Payment of Dividends" shall apply to any delivery of shares of our common stock upon an acquisition termination redemption.

        The proceeds of this offering will not be deposited into an escrow account pending any acquisition termination redemption of the Mandatory Convertible Preferred Stock. Our ability to pay the Acquisition Termination Redemption Make-whole Amount to holders of the Mandatory Convertible Preferred Stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Mandatory Convertible Preferred Stock following our election to redeem the Mandatory Convertible Preferred Stock. Other than pursuant to the acquisition termination redemption provisions described above, the Mandatory Convertible Preferred Stock will not be redeemable by us.

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a Liquidation Preference in the amount of $100.00 per share of the Mandatory Convertible Preferred Stock (the "Liquidation Preference"), plus an amount equal to accumulated and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of shares of any Senior Stock, and before any payment or distribution is made to holders of Junior Stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Liquidation Preference plus an amount equal to accumulated and unpaid dividends on the shares of Mandatory Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and any other such Parity Stock will share equally and ratably in any distribution of our assets in proportion to their Liquidation Preference and an amount equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the Liquidation Preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets. See "—General" and "Risk Factors—Risks Relating to the Offering and Mandatory Convertible Preferred Stock—The Mandatory Convertible Preferred Stock will rank junior to all of our consolidated liabilities".

        Neither the sale of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

        Our Charter, including the Certificate of Designations for the Mandatory Convertible Preferred Stock, does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

        The holders of the Mandatory Convertible Preferred Stock will not have voting rights except as described below and as specifically required by Delaware law from time to time.

        Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been paid in the aggregate amount equivalent to at least six or more dividend payments, whether or not for consecutive dividend periods (a "Nonpayment"), the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting of stockholders, to fill such newly created directorships by electing two additional directors (the "Preferred Stock Directors"). If the election of any such Preferred Stock Directors will cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors, we will take such action as necessary to ensure compliance with such requirements; and provided further that our board of directors shall, at no time, include more than two Preferred Stock Directors. In the event of a Nonpayment, the holders of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, however, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors will be included in the agenda for and will be held at such scheduled annual or special meeting of stockholders). The Preferred Stock

Directors will stand for reelection annually, at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.

        At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect Preferred Stock Directors, the holders of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors.

        As used in this prospectus supplement, "Voting Preferred Stock" means any series of our preferred stock, in addition to the Mandatory Convertible Preferred Stock, ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.

        If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum (which may include shares of our common stock) sufficient for such payment shall have been set aside (a "Nonpayment Remedy"), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

        Any Preferred Stock Director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that if the election of any such Preferred Stock Directors will cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors, we will take such action as necessary to ensure compliance with such requirements. The Preferred Stock Directors will each be entitled to one vote per director on any matter.

        So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at an annual or special meeting of such stockholders, amend our Certificate of Incorporation or take any other action, to:

  (i)
  increase the aggregate number of authorized shares of any Parity Stock or Senior Stock parity with or prior to the preferred stock, of which the Mandatory Convertible Preferred Stock is an authorized series;

  (ii)
  authorize the issuance of shares of Senior Stock;

  (iii)
  change the designations, preferences, limitations, voting or other relevant rights of the Mandatory Convertible Preferred Stock;

  (iv)
  effect an exchange, reclassification or cancellation of all or part of the Mandatory Convertible Preferred Stock;

  (v)
  change the Mandatory Convertible Preferred Stock into the same or a different number of shares, with or without par value, of the same or another class; or

  (vi)
  cancel or otherwise affect dividends on the shares of any series of preferred stock, including the Mandatory Convertible Preferred Stock, which have accrued but have not been declared.

        In addition, without the affirmative vote of holders of at least two-thirds of the outstanding Mandatory Convertible Preferred Stock we will not consummate a binding share exchange or reclassification involving the Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless in each case: (i) the Mandatory Convertible Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such Mandatory Convertible Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole.

        If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would affect one or more but not all series of Voting Preferred Stock (including the Mandatory Convertible Preferred Stock for this purpose), then only the series of Voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

        Without the consent of the holders of the Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock for the following purposes:

  •
  to cure any ambiguity or mistake, or to correct or supplement any provision contained in the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Designations; or

  •
  to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the Certificate of Incorporation or the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stocks;

provided that any such amendment, alteration, supplement or repeal of any terms of the Mandatory Convertible Preferred Stock effected in order to conform the terms thereof to the description of the terms of the Mandatory Convertible Preferred Stock set forth under "Description of Mandatory Convertible Preferred Stock" in this prospectus supplement shall be deemed not to adversely affect the special rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock.

Mandatory Conversion

        Each share of the Mandatory Convertible Preferred Stock, unless previously converted or redeemed as described under "—Acquisition Termination Redemption," will automatically convert on November 1,

2017 (the "Mandatory Conversion Date"), into a number of shares of our common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on the Mandatory Conversion Date, we will pay such dividend to the holders of record as of the immediately preceding Record Date, as described above under "—Dividends." If prior to the Mandatory Conversion Date we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such accumulated and unpaid dividends (the "Additional Conversion Amount") divided by the greater of the Floor Price and 97% of the Average Price (calculated as though the Mandatory Conversion Date is the applicable Dividend Payment Date). To the extent that the Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, if we are legally able to do so, declare and pay such excess amount in cash (computed to the nearest cent) pro rata to the holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by our then existing debt instruments.

        The conversion rate, which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date, will, subject to adjustment as described in "—Anti-dilution Adjustments" below, be as follows:

  •
  if the Applicable Market Value of our common stock is greater than $38.75, (the "Threshold Appreciation Price"), then the conversion rate will be 2.5806 shares of our common stock per share of Mandatory Convertible Preferred Stock (the "Minimum Conversion Rate"), which is equal to $100.00 divided by the Threshold Appreciation Price;

  •
  if the Applicable Market Value of our common stock is less than or equal to the Threshold Appreciation Price but equal to or greater than $31.00 (the "Initial Price", which equals the per share public offering price of our common stock in the Common Stock Offering or, if the Common Stock Offering does not price prior to or concurrently with the pricing of this offering, the last reported sale price of our common stock on the date of the pricing of this offering), then the conversion rate will be equal to $100.00 divided by the Applicable Market Value of our common stock, which will be between 2.5806 and 3.2258 shares of our common stock per share of the Mandatory Convertible Preferred Stock; or

  •
  if the Applicable Market Value of our common stock is less than the Initial Price, then the conversion rate will be 3.2258 shares of our common stock per share of Mandatory Convertible Preferred Stock (the "Maximum Conversion Rate"), which is equal to $100.00 divided by the Initial Price.

        We refer to the Minimum Conversion Rate and the Maximum Conversion Rate collectively as the "Fixed Conversion Rates". The Fixed Conversion Rates, the Initial Price, the Threshold Appreciation Price and the Applicable Market Value are each subject to adjustment as described in "—Anti-dilution Adjustments" below.

Hypothetical conversion values upon mandatory conversion

        For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of Mandatory Convertible Preferred Stock at various Applicable Market Values for our common stock. The table assumes that there will be no conversion adjustments as described below in "—Anti-dilution Adjustments" and that dividends on the Mandatory Convertible Preferred Stock will be paid in cash and not in additional shares of our common stock. The actual Applicable Market Value of our common stock may differ from those set forth in the table below. Given an Initial Price of $31.00 and a Threshold Appreciation Price of $38.75, a holder of Mandatory Convertible Preferred Stock would receive on the Mandatory Conversion Date the number of shares of our common stock per share of Mandatory Convertible Preferred Stock set forth below:

Applicable Market Value of our common stock	Number of shares of our common stock to be received upon mandatory conversion	Conversion value (Applicable Market Value multiplied by the number of shares of our common stock to be received upon mandatory conversion)
$20.00	3.2258	$ 64.52
$25.00	3.2258	$ 80.65
$31.00	3.2258	$100.00
$33.00	3.0303	$100.00
$36.00	2.7778	$100.00
$38.75	2.5806	$100.00
$45.00	2.5806	$116.13

        Accordingly, if the Applicable Market Value of our common stock is greater than the Threshold Appreciation Price, the aggregate market value of our common stock delivered upon conversion of each share of Mandatory Convertible Preferred Stock will be greater than the $100.00 liquidation preference of a share of Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock. If the Applicable Market Value for our common stock is equal to or greater than the Initial Price and equal to or less than the Threshold Appreciation Price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be equal to the $100.00 liquidation preference of a share of Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock. If the Applicable Market Value of our common stock is less than the Initial Price, the aggregate market value of our common stock delivered upon conversion of each share of Mandatory Convertible Preferred Stock will be less than the $100.00 liquidation preference of a share of Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock.

Definitions

        "Applicable Market Value" means the Average VWAP per share of our common stock over the 20 consecutive Trading Day period (the "Settlement Period") beginning on and including the 22nd Scheduled Trading Day immediately preceding the Mandatory Conversion Date.

        The "Threshold Appreciation Price" represents a % appreciation over the Initial Price.

        A "Trading Day" is a day on which our common stock:

  •
  are not suspended from trading, and on which trading in our common stock is not limited, on any national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and

  •
  have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock;

provided that if our common stock is not traded on any such exchange, association or market, "Trading Day" means any Business Day.

        A "Scheduled Trading Day" is any day that is scheduled to be a Trading Day.

        "VWAP" per share of our common stock on any Trading Day means the per share volume-weighted Average Price as displayed on Bloomberg page "DYN<EQUITY>AQR" (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, "VWAP" means the market value per share of our common stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The "Average VWAP" means the average of the VWAP for each Trading Day in the relevant period.

Early Conversion at the Option of the Holder

        Other than during a Fundamental Change Conversion Period (as defined below in "—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount"), holders of shares of Mandatory Convertible Preferred Stock have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to the Mandatory Conversion Date ("Early Conversion"), into shares of our common stock at the Minimum Conversion Rate of shares of our common stock per share of Mandatory Convertible Preferred Stock, subject to adjustment as described in "—Anti-dilution Adjustments" below.

        If, as of the effective date of any Early Conversion (the "Early Conversion Date"), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a Dividend Payment Date prior to such Early Conversion Date, the conversion rate for such Early Conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends for such prior dividend periods, divided by the greater of the Floor Price and the Average VWAP per share of our common stock over the 20 consecutive Trading Day period (the "Early Conversion Settlement Period") commencing on and including the 22nd Scheduled Trading Day immediately preceding the Early Conversion Date (the "Early Conversion Average Price"). Notwithstanding the last sentence under "—Method of Payment of Dividends" above, to the extent that the cash amount of the accumulated and unpaid dividends for all dividend periods ending on a Dividend Payment Date prior to the relevant Early Conversion Date exceeds the value of the product of the number of additional shares added to the conversion rate and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash.

        Except as described above, upon any Early Conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case such dividend will be paid on such Dividend Payment Date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of such Record Date, as described under "—Dividends."

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

        If a "Fundamental Change" (as defined below) occurs on or prior to the Mandatory Conversion Date, holders of the Mandatory Convertible Preferred Stock will have the right to:

  (i)
  convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into common stock at the Fundamental Change Conversion Rate described below;

  (ii)
  with respect to such converted shares, receive a Fundamental Change Dividend Make-whole Amount (as defined below) payable in cash (computed to the nearest cent) or shares of our common stock; and

  (iii)
  with respect to such converted shares, receive the Accumulated Dividend Amount (as defined below) payable in cash (computed to the nearest cent) or shares of our common stock,

subject in the case of clauses (ii) and (iii) to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the Fundamental Change Effective Date (as defined below) falls during a dividend period for which we have declared a dividend, we will pay such dividend on the relevant Dividend Payment Date to the holders of record on the immediately preceding Record Date, as described under "—Dividends," and the Accumulated Dividend Amount will not include the amount of such dividend, and the Fundamental Change Dividend Make-whole Amount will not include the present value of such dividend.

        To exercise this right, holders must submit their Mandatory Convertible Preferred Stock for conversion at any time during the period (the "Fundamental Change Conversion Period") beginning on the Fundamental Change Effective Date and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the Fundamental Change Effective Date (or, if earlier, the Mandatory Conversion Date) at the conversion rate specified in the table below (the "Fundamental Change Conversion Rate"). Holders of the Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make-whole Amount or the relevant Accumulated Dividend Amount.

        We will notify holders of the anticipated Fundamental Change Effective Date at least 20 calendar days prior to such anticipated Fundamental Change Effective Date or, if such prior notice is not practicable, notify holders of the Fundamental Change Effective Date no later than the second Business Day immediately following the actual Fundamental Change Effective Date. If we notify holders of a Fundamental Change later than the 20th calendar day prior to the Fundamental Change Effective Date, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, the 20th calendar day prior to the Fundamental Change Effective Date to, but excluding, the date of the notice; provided that the Fundamental Change Conversion Period will not be extended beyond the Mandatory Conversion Date.

        A "Fundamental Change" will be deemed to have occurred, at such time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our outstanding common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market; (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our majority-owned subsidiaries or any of our or our majority-owned subsidiaries' employee benefit plans, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors; or (iii) our common stock (or, following a Reorganization Event (as defined below), any common stock, depositary receipts or other securities representing common equity interests into which the Mandatory Convertible Preferred Stock becomes convertible in connection with such Reorganization Event) ceases to be listed for trading on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another United States national securities exchange.

Fundamental Change Conversion Rate

        The Fundamental Change Conversion Rate will be determined by reference to the table below and is based on the effective date of the Fundamental Change (the "Fundamental Change Effective Date") and the price (the "Fundamental Change Share Price") paid or deemed paid per share of our common stock in such Fundamental Change. If the holders of our common stock receive only cash in the Fundamental Change, the Fundamental Change Share Price shall be the cash amount paid per share. Otherwise, the Fundamental Change Share Price shall be the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day preceding the Fundamental Change Effective Date; provided, however, that if we elect to pay any portion of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount in shares of our common stock, solely for purposes of calculating the number of shares payable in respect of the Fundamental Change Dividend Make-whole Amount and the Accumulated Dividend Amount, the Fundamental Change Share Price shall be the Average VWAP per share of our common stock over the 10 consecutive Trading Day period beginning on the Trading Day next succeeding the Fundamental Change Effective Date.

        The Fundamental Change Share Prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted Fundamental Change Share Prices will equal the Fundamental Change Share Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Share Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table will be subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in "—Anti-dilution Adjustments".

        The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock for each Fundamental Change Share Price and Fundamental Change Effective Date set forth below.

	Fundamental Change Share Price on Fundamental Change Effective Date
Fundamental Change Effective Date
	$10.00	$15.00	$20.00	$25.00	$31.00	$33.00	$36.00	$38.75	$45.00	$60.00	$75.00	$90.00	$110.00	$130.00	$150.00
October 14, 2014	3.1771	3.1127	2.9954	2.8666	2.7393	2.7064	2.6659	2.6370	2.5942	2.5605	2.5574	2.5587	2.5601	2.5608	2.5611
November 1, 2015	3.2050	3.1768	3.0891	2.9579	2.8026	2.7596	2.7058	2.6673	2.6112	2.5709	2.5672	2.5675	2.5679	2.5681	2.5681
November 1, 2016	3.2167	3.2141	3.1823	3.0802	2.8912	2.8295	2.7495	2.6924	2.6157	2.5759	2.5743	2.5743	2.5744	2.5744	2.5744
November 1, 2017	3.2258	3.2258	3.2258	3.2258	3.2258	3.0303	2.7778	2.5806	2.5806	2.5806	2.5806	2.5806	2.5806	2.5806	2.5806

        The exact Fundamental Change Share Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

  •
  if the Fundamental Change Share Price is between two Fundamental Change Share Price amounts on the table or the Fundamental Change Effective Date is between two dates on the table, the Fundamental Change Conversion Rate will be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Share Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365-day year;

  •
  if the Fundamental Change Share Price is in excess of $150.00 per share (subject to adjustment as described above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate, subject to adjustment; and

  •
  if the Fundamental Change Share Price is less than $10.00 per share (subject to adjustment as described above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate, subject to adjustment.

Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount

        For any shares of Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the common stock issued upon conversion at the Fundamental Change Conversion Rate, we will at our option:

  (a)
  pay you in cash (computed to the nearest cent), to the extent we are legally permitted to do so, the present value, computed using a discount rate of 5.375% per annum, of all dividend payments on the Mandatory Convertible Preferred Stock for all the remaining dividend periods (excluding any Accumulated Dividend Amount) from and including such Fundamental Change Effective Date to but excluding the Mandatory Conversion Date (the "Fundamental Change Dividend Make-whole Amount"),

  (b)
  increase the number of shares of our common stock to be issued on conversion by a number equal to (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of the Floor Price and 97% of the Fundamental Change Share Price, or

  (c)
  pay the Fundamental Change Dividend Make-whole Amount in a combination of cash and shares of our common stock in accordance with the provisions of clauses (a) and (b) above.

        In addition, to the extent that the Accumulated Dividend Amount exists as of the Fundamental Change Effective Date, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount upon conversion. As used herein, the term "Accumulated Dividend Amount" means, in connection with a Fundamental Change, the aggregate amount of accumulated and unpaid dividends, if any, for dividend periods prior to the relevant Fundamental Change Effective Date, including for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date. The Accumulated Dividend Amount will be payable at our election:

  •
  in cash (computed to the nearest cent), to the extent we are legally permitted to do so,

  •
  in an additional number of shares of our common stock equal to (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 97% of the Fundamental Change Share Price, or

  •
  in a combination of cash and shares of our common stock in accordance with the provisions of the preceding two bullets.

        We will pay the Fundamental Change Dividend Make-whole Amount and the Accumulated Dividend Amount in cash (computed to the nearest cent), except to the extent we elect on or prior to the second Business Day following the Fundamental Change Effective Date to make all or any portion of such payments in shares of our common stock. In addition, if we elect to deliver common stock in respect of all or any portion of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount or the dollar amount of any portion thereof paid in common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the Fundamental Change Share Price, we will, if we are legally able to do so, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by our then existing debt instruments.

        No fractional shares of our common stock will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount. We will instead pay a cash adjustment (computed to the nearest cent) to each converting holder that would otherwise be entitled to a fraction of a share of our common stock based on the Average VWAP per share of our common stock over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the conversion date.

        Not later than the second Business Day following the Fundamental Change Effective Date (or, if we provide notice to holders of the Fundamental Change prior to the anticipated Fundamental Change Effective Date as described above, on the date we give holders notice of the anticipated Fundamental Change Effective Date), we will notify holders of:

  •
  the Fundamental Change Conversion Rate;

  •
  the Fundamental Change Dividend Make-whole Amount and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable; and

  •
  the Accumulated Dividend Amount as of the Fundamental Change Effective Date and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable.

        Although we believe it is unlikely, our obligation to adjust the conversion rate in connection with a Fundamental Change and pay the Fundamental Change Dividend Make-whole Amount (whether in cash, shares of our common stock or any combination thereof) could possibly be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon mandatory conversion

        Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into common stock on the Mandatory Conversion Date. The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the Mandatory Conversion Date. Except as provided in "—Anti-dilution Adjustments," prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock. As the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of common stock issuable upon conversion will be delivered to the converting holder through the facilities of DTC, in each case together with delivery by the Company to the converting holder of any cash to which the converting holder is entitled, on the later of (i) the third business day immediately succeeding the Mandatory Conversion Date and (ii) the third business day immediately succeeding the last day of the settlement period.

Upon Early Conversion

        If you elect to convert the Mandatory Convertible Preferred Stock prior to the Mandatory Conversion Date, in the manner described in "—Early Conversion at the Option of the Holder" or "—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount," you must observe the following conversion procedures:

        If shares of the Mandatory Convertible Preferred Stock are in global form, to convert the Mandatory Convertible Preferred Stock you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. If shares of the Mandatory Convertible Preferred Stock are held in certificated form, you must comply with certain procedures set forth in the Certificate of Designations establishing certain terms of the Mandatory Convertible Preferred Stock. In either case, if required, you must pay all taxes or duties, if any.

        The conversion date will be the date on which you have satisfied the foregoing requirements, to the extent applicable. You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Common stock will be issued and delivered and will be issued on the latest of (i) the third Business Day immediately succeeding the conversion date, (ii) the third Business Day immediately succeeding the last day of the Early Conversion Settlement Period and (iii) the Business Day after you have paid in full all applicable taxes and duties, if any.

        The person or persons entitled to receive the common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable Early Conversion Date. Except as provided in "—Anti-dilution Adjustments," prior to 5:00 p.m., New York City time, on the applicable Early Conversion Date, the common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional shares

        No fractional shares of our common stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP of our common stock over the five consecutive Trading Day period beginning on and including the seventh Scheduled Trading Day immediately preceding the conversion date.

        If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

        Each Fixed Conversion Rate will be adjusted if:

  (1)
  We issue shares of common stock to all holders of our common stock as a dividend or other distribution, in which event, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be divided by a fraction:

  •
  the numerator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination; and

  •
  the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of our common stock constituting such dividend or other distribution.

    Any adjustment made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each Fixed

    Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay or make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock.

  (2)
  We issue to all holders of shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our common stock at less than the "Current Market Price" (as defined below) of shares of our common stock, in which case each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such Fixed Conversion Rate by a fraction:

  •
  the numerator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock issuable pursuant to such rights or warrants; and

  •
  the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock equal to the aggregate offering price payable to exercise such rights or warrants divided by the Current Market Price of our common stock.

    Any adjustment made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or our common stock is otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase common stock at less than the Current Market Price, and in determining the aggregate offering price payable for shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final). For the purposes of this clause (2), the number of shares of our common stock at the time outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock.

  (3)
  We subdivide or combine our common stock, in which event the conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

  •
  the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

    •
    the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

    Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

  (4)
  We distribute to all holders of our common stock evidences of our indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, excluding:

  •
  any dividend or distribution covered by clause (1) above;

  •
  any rights or warrants covered by clause (2) above;

  •
  any dividend or distribution covered by clause (5) below; and

  •
  any Spin-Off to which the provisions set forth below in this clause (4) shall apply,

    in which event each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

    •
    the numerator of which is the Current Market Price of our common stock; and

    •
    the denominator of which is the Current Market Price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final), on such date fixed for determination of the portion of the evidences of indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets so distributed applicable to one share of our common stock.

    In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a "Spin-Off"), each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

    •
    the numerator of which is the sum of the Current Market Price of our common stock and the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final), of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock as of the 15th Trading Day after the effective date for such distribution (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such securities); and

    •
    the denominator of which is the Current Market Price of our common stock.

    Any adjustment made pursuant to this clause (4) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to each Fixed Conversion Rate is required under this clause (4) during any Settlement Period or any Early Conversion Settlement Period in respect of shares of the Mandatory Convertible Preferred Stock that have been tendered for conversion, delivery of the common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

  (5)
  We pay or make a dividend or other distribution consisting exclusively of cash to all holders of our common stock, excluding:

  •
  any cash that is distributed in a Reorganization Event (as described below);

  •
  any dividend or other distribution in connection with our voluntary or involuntary liquidation, winding-up or dissolution; and

  •
  any consideration payable as part of a tender or exchange offer;

  in which event, each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

  •
  the numerator of which is the Current Market Price of our common stock; and

  •
  the denominator of which is the Current Market Price of our common stock minus the amount per share of such dividend or other distribution.

    Any adjustment made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (5) is not so paid or so made, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay such dividend or make such other distribution, to such Fixed Conversion Rate which would then be in effect if such dividend or other distribution had not been declared.

  (6)
  We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the Current Market Price of our common stock, in which event each Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the "Expiration Date") will be multiplied by a fraction:

  •
  the numerator of which shall be equal to the sum of:

  (i)
  the aggregate cash and fair market value (as determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final) on the Expiration Date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

  (ii)
  the product of:

  a.
  the Current Market Price of our common stock; and

  b.
  the number of shares of our common stock outstanding at the time such tender or exchange offer expires, less any purchased shares; and

  •
  the denominator of which shall be equal to the product of:

  (i)
  the Current Market Price of our common stock; and

  (ii)
  the number of shares of our common stock outstanding at the time such tender or exchange offer expires, including any purchased shares.

        Any adjustment made pursuant to this clause (6) shall become effective immediately after 5:00 p.m., New York City time, on the 10th Trading Day immediately following the Expiration Date but will be given effect as of 9:00 a.m., New York City time, on the Expiration Date for the tender or exchange offer. In the event that we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall be readjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each Fixed Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each Fixed Conversion Rate is required pursuant to this clause (6) during any Settlement Period or any Early Conversion Settlement Period in respect of shares of the Mandatory Convertible Preferred Stock that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

        Except with respect to a Spin-Off, in cases where the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets as to which clauses (4) or (5) above apply, applicable to one share of our common stock, distributed to stockholders equals or exceeds the Current Market Price (as determined for purposes of calculating the conversion rate adjustment pursuant to such clause (4) or (5)), rather than being entitled to an adjustment in each Fixed Conversion Rate, holders of the Mandatory Convertible Preferred Stock will be entitled to receive upon conversion, in addition to a number of shares of our common stock otherwise deliverable on the applicable conversion date, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets comprising the distribution that such holder would have received if such holder had owned, immediately prior to the Record Date for determining the holders of our common stock entitled to receive the distribution, for each share of the Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the Maximum Conversion Rate in effect on the date of such distribution.

        To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any Mandatory Convertible Preferred Stock, you will receive, in addition to common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each Fixed Conversion Rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

        For the purposes of determining the adjustment to the Fixed Conversion Rate for the purposes of:

  •
  clauses (2), (4) but only in the event of an adjustment thereunder not relating to a Spin-Off and clause (5) above, the "Current Market Price" of our common stock is the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on the Trading Day before the "Ex-Date" (as defined below) with respect to the issuance or distribution requiring such computation;

  •
  clause (4) above in the event of an adjustment thereunder relating to a Spin-Off, the "Current Market Price" of our common stock and the capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, is the Average VWAP per share over the first 10 consecutive Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution; and

  •
  clause (6) above, the "Current Market Price" of our common stock is the Average VWAP per share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date of the tender or exchange offer.

        The term "Ex-Date", when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution.

        In addition, we may make such increases in each Fixed Conversion Rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each Fixed Conversion Rate.

        In the event of a taxable distribution to holders of our common stock that results in an adjustment of each Fixed Conversion Rate or an increase in each Fixed Conversion Rate in our discretion, holders of the Mandatory Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend. See "Material U.S. federal income tax considerations."

        Adjustments to the Fixed Conversion Rates will be calculated to the nearest 1/10,000th of a share of our common stock. Prior to the Mandatory Conversion Date, no adjustment in a Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least one percent in such Fixed Conversion Rate. If any adjustment is not required to be made because it would not change the Fixed Conversion Rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on the earlier of the Mandatory Conversion Date, an Acquisition Termination Redemption Date, an Early Conversion Date and the Fundamental Change Effective Date, adjustments to the Fixed Conversion Rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

        No adjustment to the Fixed Conversion Rates will be made if holders of the Mandatory Convertible Preferred Stock may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of the Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the Maximum Conversion Rate then in effect.

        The Fixed Conversion Rates will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

  •
  upon the issuance of any shares of our common stock or rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Stock was first issued;

  •
  for a change in the par value of our common stock;

  •
  for stock repurchases that are not tender offers, including structured or derivative transactions; or

  •
  for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under "—Mandatory Conversion," "—Conversion at the Option of the Holder" and

    "—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount."

        We will be required, within 10 Business Days after the Fixed Conversion Rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth each revised Fixed Conversion Rate.

        If an adjustment is made to the Fixed Conversion Rates, (x) an inversely proportional adjustment also will be made to the Threshold Appreciation Price and the Initial Price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the Mandatory Conversion Date and (y) an inversely proportional adjustment will also be made to the Floor Price. Whenever the terms of the Mandatory Convertible Preferred Stock require us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors or an authorized committee thereof will make appropriate adjustments (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Current Market Price and the Average Price (as the case may be)) to account for any adjustments to the Initial Price, the Threshold Appreciation Price, the Floor Price and the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the Ex-Date, effective date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

        If:

  •
  the record date for a dividend or distribution on shares of our common stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

  •
  that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last Trading Day of such 20-Trading Day period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

        In the event of:

  •
  any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

  •
  any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

  •
  any reclassification of our common stock into securities, including securities other than our common stock; or

  •
  any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or other property (each, a "Reorganization Event"), each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into common stock immediately prior to such Reorganization Event (such securities, cash and other property, the "Exchange Property", with each "Unit of Exchange Property" meaning the kind and amount of Exchange Property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of Exchange Property in the case of any Reorganization Event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the Mandatory Convertible Preferred Stock of the weighted average as soon as practicable after such determination is made. The number of Units of Exchange Property for each share of the Mandatory Convertible Preferred Stock converted or subject to acquisition termination redemption following the effective date of such Reorganization Event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a Fundamental Change were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such Mandatory Convertible Preferred Stock is actually converted). For the purpose of determining which bullet of the definition of conversion rate in the second paragraph under "—Mandatory Conversion" will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a Unit of Exchange Property will be determined in good faith by our board of directors or an authorized committee thereof (which determination will be final), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts ("ADRs") that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the 20 consecutive Trading Day period used for calculating the Applicable Market Value of the volume-weighted Average Prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors or an authorized committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The provisions of this paragraph will apply to successive Reorganization Events, and the provisions summarized under "—Anti-dilution Adjustments" will apply to any shares of capital stock or ADRs of us or any successor received by the holders of shares of our common stock in any such Reorganization Event. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Reservation of Shares

        We will at all times reserve and keep available out of the authorized and unissued shares of common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the product of the maximum conversion rate then in effect and the number of shares of the Mandatory Convertible Preferred Stock then outstanding.

Transfer Agent and Registrar

        Computershare Inc. is the transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

Book-Entry, Delivery and Form

        The Mandatory Convertible Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through such participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock. No beneficial owner of an interest in the shares of the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock.

        Payments of dividends on the global certificate representing the shares of the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate Liquidation Preference of such global certificate representing the shares of the Mandatory Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Mandatory Convertible Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        We understand that DTC is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

  •
  securities brokers and dealers;

  •
  banks and trust companies; and

  •
  clearing corporations and certain other organizations.Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Mandatory Convertible Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF COMMON STOCK

        The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our third amended and restated certificate of incorporation, our sixth amended and restated bylaws and the provisions of applicable law. For a description of certain of the expected terms of the Mandatory Convertible Preferred Stock, which will be a series of our preferred stock and will impact the rights of holders of our common stock, see "Description of Mandatory Convertible Preferred Stock". For additional information, see "Risk Factors—Risks Relating to the Offering and Mandatory Convertible Preferred Stock" You should read the following description of our common stock in light of this information and the other information under "Risk Factors" in this prospectus supplement.

Authorized Capital Stock

        We have the authority to issue a total of 440,000,000 shares of capital stock, consisting of:

  •
  420,000,000 shares of common stock; and

  •
  20,000,000 shares of preferred stock.

Common Stock

        The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

        Dividend Rights.    Subject to the rights of holders of preferred stock of any series that may be issued from time to time, and as otherwise provided by the third amended and restated certificate of incorporation, holders of common stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or of our property as may be declared by the Board from time to time out of assets or funds of Dynegy legally available for dividends and other distributions, and shall share equally on a per share basis in all such dividends and other distributions.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding up of Dynegy, the holders of our common stock will be entitled to share in the net assets of Dynegy available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

        Preemptive Rights.    Pursuant to our third amended and restated certificate of incorporation, the holders of our common stock have no preemptive rights.

        Conversion Rights.    Shares of our common stock are not convertible.

        Voting Rights.    Subject to the rights of the holders of any series of our preferred stock, each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders.

        Board of Directors.    Holders of common stock do not have cumulative voting rights with respect to the election of directors. At any meeting to elect directors by holders of our common stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of capital stock then outstanding shall constitute a quorum for such election. Directors shall be elected by a plurality of the votes of the shares present and entitled to vote on the election of directors, except for directors whom the holders of preferred stock have the right to elect, if any.

Warrants to Purchase Common Stock

        Pursuant to the Plan, Dynegy issued warrants to purchase shares of new common stock to holders of shares of its old common stock, which were cancelled pursuant to the Plan. The warrants became exercisable at any time after the date of issuance and have an exercise price of $40.00 per share. Each of the warrants expires on October 2, 2017. The warrants provide for a cashless exercise by the warrant holder. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. The warrants are not redeemable.

Preferred Stock

        Under the terms of our third amended and restated certificate of incorporation, the Board is authorized to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the Board decides to issue shares of preferred stock to persons supportive of current management, this could render it more difficult or discourage an attempt to obtain control of Dynegy by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of Dynegy. To the extent required by 11 U.S.C. § 1123(a)(6), Dynegy is prohibited from issuing shares of nonvoting equity securities (within the meaning of such statute).

Certain Anti-Takeover Effects

        Provisions of Delaware Law.    We are a Delaware corporation. In our third amended and restated certificate of incorporation, we elected not to be subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL") regulating corporate takeovers. In general, Section 203 prohibits Delaware corporations, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  the transaction is approved by the Board before the date the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after such time the business combination is approved by the Board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. However, Section 203 is not applicable to us.

        Advance Notice Procedures.    Our sixth amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting.

Although the bylaws will not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

        Action by Written Consent; Special Meetings of Stockholders.    Our sixth amended and restated bylaws provide that stockholder action can be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting. Our third amended and restated certificate of incorporation and the bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer, the president, a majority of the Board, or the holders of at least 20% of all the outstanding shares entitled to vote on the matter for which the meeting is being held. The Board may postpone or reschedule any meeting previous scheduled by the chairman of the Board, the Board, chief executive officer, or president.

        Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the rules and regulations of the NYSE or any applicable exchange. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

        Computershare Shareholder Services LLC is the transfer agent and registrar for our common stock.

Listing of Our Common Stock

        Currently, our common stock is listed on the NYSE under the trading symbol "DYN."

 DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS

Dynegy's Debt

        For information concerning our existing indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities" in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference in this prospectus supplement and note 12 to our consolidated financial statements included in such Form 10-K. You should read this information in conjunction with (1) the sections entitled "Risk Factors", "Capitalization", and "Summary Unaudited Pro Forma Condensed Combined Financial Information" included in this prospectus supplement, (2) the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Pro Forma Form 8-K, which is incorporated by reference into this prospectus supplement , (3) "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, each incorporated by reference in this prospectus supplement, and (4) the consolidated financial statements of Dynegy and the related notes incorporated by reference into this prospectus supplement.

        We expect to borrow additional debt in the Debt Financing to finance the Acquisitions. Such debt will be borrowed pursuant to separate offering or borrowing documents and not this prospectus supplement. We expect such debt to have terms consistent with certain of our existing debt. However, in the event we are unable to obtain such debt financing prior to the closing of the Acquisitions, we have obtained committed financing in the form of senior unsecured bridge loans as described below.

        In connection with entering into each of the Duke Midwest Purchase Agreement and the ERC Purchase Agreements, we obtained $2.8 billion and $3.55 billion, respectively, bridge loan commitments to ensure financing for the Acquisitions. Although we do not expect to make any borrowings under the bridge loan commitments, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the bridge loan commitments if any of the other Financing Transactions is not completed or generates significantly less net proceeds than contemplated by this prospectus supplement.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        The following discussion describes the material U.S. federal income tax considerations associated with the purchase, ownership and disposition of our Mandatory Convertible Preferred Stock and common stock into which such Mandatory Convertible Preferred Stock may be converted by U.S. Shareholders (as defined below) and non-U.S. Shareholders (as defined below). Except where noted, this discussion deals only with our Mandatory Convertible Preferred Stock or common stock held as capital assets by holders who acquired our Mandatory Convertible Preferred Stock in this issuance and does not address special situations, such as those of:

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  dealers in securities or currencies;

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  financial institutions;

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  regulated investment companies;

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  real estate investment trusts;

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  tax-exempt organizations;

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  insurance companies;

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  persons holding our Mandatory Convertible Preferred Stock or common stock as a part of a hedging, integrated or conversion transaction or a straddle;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  persons that own, actually or constructively, more than 5% of our Mandatory Convertible Preferred Stock or common stock; or

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  persons liable for alternative minimum tax.

        Moreover, this description does not address the U.S. gift tax consequences of the acquisition, ownership, retirement or other disposition of Mandatory Convertible Preferred Stock or common stock. Furthermore, the discussion below is based upon the provisions of the Code, the Regulations and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those described below.

        A "U.S. Shareholder" of our Mandatory Convertible Preferred Stock or common stock means a beneficial owner of our Mandatory Convertible Preferred Stock or common stock that is for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

        A "non-U.S. Shareholder" of our Mandatory Convertible Preferred Stock or common stock means a beneficial owner of our Mandatory Convertible Preferred Stock or common stock that is an individual, a corporation, an estate or a trust that is neither a U.S. holder nor a partnership (or other entity taxable as a partnership).

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Mandatory Convertible Preferred Stock or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Mandatory Convertible Preferred Stock or common stock, we urge you to consult your own tax adviser.

        We cannot assure you that the IRS or the courts will agree with the tax consequences described herein. A different treatment from that described below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in our Mandatory Convertible Preferred Stock or common stock. If you are considering the purchase of our Mandatory Convertible Preferred Stock or common stock, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our Mandatory Convertible Preferred Stock or common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Taxation of U.S. Shareholders

        Distributions Generally.    Distributions of cash or property that we pay in respect of our Mandatory Convertible Preferred Stock or common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Shareholder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Shareholder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. Shareholders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (at a maximum tax rate of 20%), provided that the U.S. Shareholder receiving the dividend satisfies the applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. holder's tax basis in our Mandatory Convertible Preferred Stock or common stock, and thereafter will be treated as capital gain (and thus treated in the manner described in "—Dispositions of Shares" below).

        Share Distributions.    We may make distributions to holders of our Mandatory Convertible Preferred Stock that are paid in common stock. These distributions are intended to be treated as dividends for Federal income tax purposes and a U.S. Shareholder would, therefore, generally have taxable income with respect to such distributions of common stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

        Adjustments to the Conversion Rate.    The conversion rate of the Mandatory Convertible Preferred Stock will be adjusted in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Shareholder's proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the U.S. Shareholder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Shareholder of the Mandatory Convertible Preferred Stock, however, will generally not be considered to result in a deemed distribution to the U.S. Shareholder. Certain of the possible conversion rate adjustments provided in the terms of the Mandatory Convertible Preferred Stock (including adjustments in respect of taxable dividends paid to holders of common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. Shareholders of Mandatory Convertible Preferred Stock will be deemed to have received a distribution even though they have not received any cash or property. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain as described above under "—Distributions Generally".

        Acquisition Termination Redemption Potentially Treated as Recapitalization.    If, as a result of an acquisition termination redemption, a shareholder receives from us a combination of cash and shares of our common stock pursuant to the payment of the Acquisition Termination Make-whole Amount we intend to treat the acquisition termination redemption as a recapitalization or other similar transaction. As such, no loss would be recognized upon such acquisition termination redemption, but the shareholder would be required to recognize any gain in an amount equal to the lesser of (1) the cash payment (excluding cash received in lieu of a fractional share of Mandatory Convertible Preferred Stock) or (2) the excess of (i) the fair market value of shares of our common stock and cash payment received in the acquisition termination redemption over (ii) its adjusted tax basis in the Mandatory Convertible Preferred Stock at the time of redemption. Such shareholder's tax basis in shares of our common stock received upon redemption of a Mandatory Convertible Preferred Stock would be the same as its tax basis in the Mandatory Convertible Preferred Stock, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment. A shareholder's holding period for the shares of our common stock received upon redemption of a Mandatory Convertible Preferred Stock would include the holding period for such Mandatory Convertible Preferred Stock. Cash received in lieu of a fractional share of our common stock generally would be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share generally would result in capital gain or loss measured by the difference between the cash received for the fractional share and the adjusted tax basis in the fractional share.

        Extraordinary Dividends.    Dividends that exceed certain thresholds in relation to a shareholder's tax basis in the Mandatory Convertible Preferred Stock or our common stock could be characterized as an "extraordinary dividend" under the Code. If a corporation receives an extraordinary dividend on stock it has held the stock for two years or less before the dividend announcement date, it will generally be required to reduce its tax basis in the Mandatory Convertible Preferred Stock or common stock, as applicable, with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the corporation's tax basis in such stock, the excess is treated as taxable gain. A non-corporate shareholder will be required to treat any losses on the sale of Mandatory Convertible Preferred Stock or our common stock as long-term capital losses to the extent that any extraordinary dividends received by such non-corporate shareholder would otherwise qualify as a dividend.

        Conversion into common stock.    A U.S. Shareholder generally will not recognize gain or loss upon the conversion of the Mandatory Convertible Preferred Stock into shares of common stock, except that (1) a U.S. Shareholder's receipt of cash (if any) in respect of accrued and unpaid dividends or dividends in arrears will be taxable as described under "—Distributions Generally" above, (2) a U.S. Shareholder's receipt of common stock (if any) in respect of accrued and unpaid dividends or dividends in arrears will be taxable as described under "—Distributions Generally" above as if the U.S. Shareholder had received cash in respect of such accrued dividends or dividends in arrears equal to the fair market value of such common stock on the date of conversion and (3) a U.S. Shareholder's receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the holder's tax basis in the fractional share of our common stock).

        Except as discussed in the next sentence, a U.S. Shareholder's basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Mandatory Convertible Preferred Stock and the holding period of such shares of common stock will include the holding period of the converted shares of Mandatory Convertible Preferred Stock. Common stock received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

        Dispositions of Shares.    Upon a sale, exchange or other taxable disposition of our Mandatory Convertible Preferred Stock or common stock, a U.S. Shareholder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Shareholder's adjusted tax basis in our Mandatory Convertible Preferred Stock or common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Shareholder has held our Mandatory Convertible Preferred Stock or common stock for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. Shareholders (including individuals) are subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code.

        Additional shares of common stock received.    Although it is not free from doubt, any additional shares of common stock received by a U.S. Shareholder as a result of a Fundamental Change (see "Description of the Mandatory Convertible Preferred Stock—Conversion Upon Fundamental Change") or the Nonpayment of dividends (see "Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion Upon Nonpayment of Dividends") should be treated as part of the consideration received in the conversion. If this treatment is correct, then the U.S. Shareholder would be treated in the manner described above under "—Conversion into common stock." U.S. Shareholders should consult their own tax advisors to determine the specific tax treatment of such additional shares in their particular circumstances.

        Medicare Tax.    Certain U.S. Shareholders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. Shareholder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Shareholder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Shareholder's net investment income will generally include its dividend income and its gains from the disposition of our Mandatory Convertible Preferred Stock or common stock, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Shareholder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our Mandatory Convertible Preferred Stock or common stock.

Taxation of Non-U.S. Shareholders

        The following discussion is only a summary of the rules governing the Federal income taxation of non U.S. Shareholders, such as nonresident alien individuals and foreign corporations. Prospective non U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Mandatory Convertible Preferred Stock or common stock, including any reporting requirements.

        Distributions.    Distributions of cash or property that we pay in respect of our Mandatory Convertible Preferred Stock or common stock and any taxable constructive distributions resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under "—Adjustment to the Conversion Rate" above) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. Shareholder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Mandatory Convertible Preferred Stock or common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. Shareholder's tax basis in our Mandatory Convertible Preferred Stock or common stock, and thereafter will be treated as capital gain (and thus treated in the manner described in "—Dispositions" below). In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. Shareholder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty. A non-U.S. Shareholder of our Mandatory Convertible Preferred Stock or common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. Shareholder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

        The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. Shareholder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Shareholder's conduct of a trade or business within the United States.

        Share Distributions and Adjustments to Conversion Rate.    We may make distributions to holders of our Mandatory Convertible Preferred Stock that are paid in common stock. In general, distributions paid in common stock are intended to be treated as dividends for Federal income tax purposes. Similarly, as discussed above under the heading, "—Taxation of U.S. Holders—Adjustments to the Conversion Rate", adjustments to the Conversion Rate, can result in deemed distributions to holders of our Mandatory Convertible Preferred Stock. Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we, or an applicable withholding agent, will withhold the U.S. federal tax on such dividend from any cash, common stock, or sales proceeds otherwise payable to a non-U.S. Shareholder.

        Extraordinary Dividends.    Dividends that exceed certain thresholds in relation to a shareholder's tax basis in the Mandatory Convertible Preferred Stock or our common stock could be characterized as an "extraordinary dividend" under the Code. If a corporation receives an extraordinary dividend on stock it has held the stock for two years or less before the dividend announcement date, it will generally be required to reduce its tax basis in the Mandatory Convertible Preferred Stock or common stock, as applicable, with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the corporation's tax basis in such stock, the excess is treated as taxable gain. A non-corporate shareholder will be required to treat any losses on the sale of Mandatory Convertible Preferred Stock or our common stock as long-term capital losses to the extent that extraordinary dividends such non-corporate shareholder receives would otherwise qualify as a dividend.

        Conversion of Mandatory Convertible Preferred Stock into common stock.    A non-U.S. Shareholder will not recognize gain or loss in respect of the receipt of common stock upon the conversion of the Mandatory Convertible Preferred Stock, except that common stock received that is attributable to accumulated and unpaid dividends or dividends in arrears, if any, will be treated in the manner described above under "—Distributions Generally."

        Dispositions.    Except as set forth below, a non-U.S. Shareholder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our Mandatory Convertible Preferred Stock or common stock unless:

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  the gain is U.S. trade or business income;

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  the non-U.S. Shareholder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

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  we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. Shareholder's holding period, whichever period is shorter, and our Mandatory Convertible Preferred Stock or common stock have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs.

        We have not determined whether we are a U.S. real property holding corporation, and no assurance can be given that we are not or will not become one in the future. If, however, we are or become a U.S. real property holding corporation, so long as our Mandatory Convertible Preferred Stock or common stock are regularly traded on an established securities market, generally only a non-U.S. Shareholder who holds or held directly or indirectly (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. Shareholder's holding period) more than five percent of our Mandatory Convertible Preferred Stock or common stock will be subject to United States federal income tax on the disposition of our Mandatory Convertible Preferred Stock or common stock. Non-U.S. Shareholders should consult their own advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

        FATCA.    Pursuant to Sections 1471 to 1474 of the Code and the Regulations promulgated thereunder (the provisions commonly known as FATCA), dividends paid to, and the gross proceeds of sale or other disposition of our Mandatory Convertible Preferred Stock or common stock after December 31, 2016, to a foreign financial institution may be subject to withholding at a rate of 30% unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends paid on our shares, or, in the case of gross proceeds from a sale or other disposition, December 31, 2016), to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a U.S. Shareholder or non-U.S. Shareholder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our Mandatory Convertible Preferred Stock or common stock.

        Federal Estate Tax.    Our Mandatory Convertible Preferred Stock or common stock beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting Requirements and Backup Withholding Tax

        U.S. Shareholders.    In general, dividends on our Mandatory Convertible Preferred Stock or common stock, and payments of the proceeds of a sale, exchange or other taxable disposition of our Mandatory Convertible Preferred Stock or common stock paid to a U.S. Shareholder are subject to information reporting and may be subject to backup withholding at a rate of 28% unless the U.S. Shareholder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Shareholder will be refunded by the IRS or credited against the U.S. Shareholder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

        Non-U.S. Shareholders.    We must annually report to the IRS and to each non-U.S. Shareholder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Shareholder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our Mandatory Convertible Preferred Stock or common stock generally will be exempt from backup withholding if the non-U.S. Shareholder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our Mandatory Convertible Preferred Stock or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our Mandatory Convertible Preferred Stock or common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of our Mandatory Convertible Preferred Stock or common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our Mandatory Convertible Preferred Stock or common stock).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Shareholder will be refunded by the IRS or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

        Non-U.S. Shareholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in us.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement to be dated the date of the final prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	1,036,000
Barclays Capital Inc.	587,200
Credit Suisse Securities (USA) LLC	587,200
RBC Capital Markets, LLC	567,600
UBS Securities LLC	350,800
Deutsche Bank Securities Inc.	153,600
Merrill Lynch, Pierce, Fenner & Smith Incorporated	126,000
BNP Paribas Securities Corp.	126,000
Credit Agricole Securities (USA) Inc.	126,000
Mitsubishi UFJ Securities (USA), Inc.	126,000
SunTrust Robinson Humphrey, Inc.	119,600
J.P. Morgan Securities LLC	94,000

Total:	4,000,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of Mandatory Convertible Preferred Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Mandatory Convertible Preferred Stock offered by this prospectus supplement are subject to, among other things, the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Mandatory Convertible Preferred Stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below.

        The underwriters initially propose to offer part of the shares of Mandatory Convertible Preferred Stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part of the shares of Mandatory Convertible Preferred Stock to certain dealers at that price less a concession not in excess of $1.80 per share. After the initial offering of the shares of Mandatory Convertible Preferred Stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 600,000 additional shares of Mandatory Convertible Preferred Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions, and less an amount per share of Mandatory Convertible Preferred Stock equal to any dividends or distributions that are paid or payable by us on the shares of Mandatory Convertible Preferred Stock reflected in the preceding table but that are not payable on the shares of Mandatory Convertible Preferred Stock purchased on exercise of that option. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Mandatory Convertible Preferred Stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Mandatory Convertible Preferred Stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 600,000 shares of Mandatory Convertible Preferred Stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$100.00	$400,000,000	$460,000,000
Underwriting discounts and commissions to be paid by us	$3.00	$12,000,000	$13,800,000
Proceeds, before expenses, to us	$97.00	$388,000,000	$446,200,000

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $3.0 million.

        Prior to this offering, there has been no public market for our Mandatory Convertible Preferred Stock. We have applied to list the Mandatory Convertible Preferred Stock on the New York Stock Exchange under the symbol "DYN.PRA". Our common stock is listed on the New York Stock Exchange under the trading symbol "DYN".

        We have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, during the period ending 60 days after the date of the final prospectus supplement (the "Restricted Period"), we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Mandatory Convertible Preferred Stock, common stock or any other securities convertible into or exercisable or exchangeable for Mandatory Convertible Preferred Stock or common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Mandatory Convertible Preferred Stock or the common stock, whether any such transaction described in (i) or (ii) is to be settled by delivery of Mandatory Convertible Preferred Stock, common stock or such other securities, in cash or otherwise or (iii) file any registration statement with the SEC relating to the offering of any shares of Mandatory Convertible Preferred Stock, common stock or any securities convertible into or exercisable or exchangeable for Mandatory Convertible Preferred Stock or common stock, other than (a) the Mandatory Convertible Preferred Stock to be sold hereunder or the common stock in the Common Stock offering, (b) the issuance of shares of Mandatory Convertible Preferred Stock or common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof or otherwise disclosed herein, (c) the offer and sale of shares of Mandatory Convertible Preferred Stock in connection with this offering described herein, the offer and sale of shares of common stock in connection with the Common Stock Offering and the filing of a registration statement in connection therewith, (d) the issuance and sale of shares of common stock to ECP in a transaction exempt from registration under the Securities Act pursuant to the ERC Purchase Agreements, (e) the grant of awards or the issuance of securities upon the exercise of awards granted pursuant to any incentive compensation plan or arrangement disclosed herein (including in the exhibits to any documents incorporated by reference herein), (f) the filing of one or more registration statements on Form S-8 with respect to any of our incentive compensation plans, and (g) the issuance by us of up to 5.0% of the shares of common stock outstanding after this offering or any securities convertible into or exercisable or exchangeable for common stock in connection with mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions if each person receiving shares pursuant to this clause (g) enters into a lock-up agreement, as described below, for the balance of the Restricted Period.

        Each of our directors and officers (as such term is defined in Section 16a-1(f) of the Exchange Act) have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, during the Restricted Period, they will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Mandatory Convertible Preferred Stock or common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by such persons, or any other securities so owned convertible into or exercisable or exchangeable for shares of Mandatory Convertible Preferred Stock or common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of Mandatory Convertible Preferred Stock or common stock, whether any such transaction described in (1) or (2) is to be settled by delivery of shares of Mandatory Convertible Preferred Stock, common stock or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph do not apply to:

          (a)   the sale of shares to the underwriters;

          (b)   transfers or other dispositions (i) that are bona fide gifts, (ii) by distribution to partners, shareholders, stockholders, other equityholders, members or beneficiaries of such persons, (iii) to any trust for the direct or indirect benefit of such persons or the immediate family of such persons, (iv) to affiliates of such persons or to any investment fund or other entity controlled by or under common control or management with such persons or such persons' affiliates, (v) by will or intestacy, (vi) in connection with the "cashless" exercise of stock options in the case of (1) termination of employment or board service, following death, disability or other than for cause or (2) any stock options expiring during the Restricted Period, provided that any shares received upon such exercise shall be subject to all of the restrictions set forth in the immediately preceding paragraph, (vii) to us, if we exercise our right to repurchase or reacquire such shares pursuant to agreements in effect on the date hereof, including our equity incentive plans, upon termination of such persons' services to us, (viii) to us, in connection with the receipt or vesting of securities (solely in respect of tax liabilities with respect to such receipt or vesting) issued to such persons pursuant to any equity incentive or other compensatory plans, (ix) relating to shares of Mandatory Convertible Preferred Stock, common stock or other securities acquired in open market transactions after the completion of this offering, and (x) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction recommended and approved by our board of directors and occurring after the close of this offering, made to all holders of our share capital involving a change of control of more than 50% of our ownership being transferred to such third party; provided (A) that in the case of any transfer or disposition pursuant to (b)(i) through (b)(v), each donee, transferee or distributee shall sign and deliver a lock-up letter substantially in the form described herein, and (B) in the case of any transfer pursuant to b(i) through b(ix), no filing under Section 16(a) of the Exchange Act or other public disclosure, reporting a reduction in beneficial ownership of our securities, shall be required or shall be voluntarily made during the Restricted Period; or

          (c)   the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act, provided that (i) such plan does not provide for the transfer of Mandatory Convertible Preferred Stock, common stock or any other securities convertible into or exercisable or exchangeable for shares of Mandatory Convertible Preferred Stock, common stock, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of Mandatory Convertible Preferred Stock or common stock, whether any such transaction settled by delivery of shares of Mandatory Convertible Preferred Stock or common stock or such other securities, in cash or otherwise, during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made on our behalf or on behalf of such persons regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Mandatory Convertible Preferred Stock or common stock may be made under such plan during the Restricted Period.

        Morgan Stanley & Co. LLC, in its sole discretion, may release the Mandatory Convertible Preferred Stock, common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

        In order to facilitate the offering of the Mandatory Convertible Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Mandatory Convertible Preferred Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Mandatory Convertible Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Mandatory Convertible Preferred Stock in the open market to stabilize the price of the Mandatory Convertible Preferred Stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares of Mandatory Convertible Preferred Stock in this offering if the syndicate repurchases previously distributed shares of Mandatory Convertible Preferred Stock to cover syndicate short positions or to stabilize the price of the shares of Mandatory Convertible Preferred Stock. These activities may raise or maintain the market price of the Mandatory Convertible Preferred Stock above independent market levels or prevent or retard a decline in the market price of the Mandatory Convertible Preferred Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Mandatory Convertible Preferred Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our subsidiaries, for which they have received and may in the future receive customary fees and expenses. In that regard, (i) some or all of the underwriters and/or their affiliates are lenders and/or agents under our existing credit agreement, (ii) all of the underwriters and/or affiliates of such underwriters are acting as underwriters and/or representatives of the Mandatory Convertible Preferred Stock Offering, and (iii) in connection with the Debt Financing, some or all of the underwriters and/or affiliates of such underwriters have entered into commitments to provide the entire aggregate amount of the Debt Financing, which is conditional, in part, on the closing of the relevant Acquisition, including to (a) act as arrangers, lenders and agents under our proposed $950,000,000 incremental revolving credit facilities and (b) act as arrangers, lenders and agents under our proposed $6,350,000,000 bridge loan facilities, and/or to act as initial purchasers or placement agents for any debt securities or arrangers for other debt financings that may be borrowed to fund the Acquisitions (a "Securities Offering"), the proceeds of which, together the proceeds from the issuance of the shares of common stock pursuant to this prospectus supplement and the proceeds from the Mandatory Convertible Preferred Stock Offering, are expected to reduce the aggregate commitments of the underwriters and/or affiliates to provide the bridge loan facilities on a dollar for dollar basis. In addition, (i) Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC are acting as financial advisors to the Company in connection with the ERC and Brayton Acquisitions, (ii) Morgan Stanley & Co. LLC is acting as financial advisor to Duke in connection with the Duke Midwest Acquisition, (iii) Credit Suisse Securities (USA) LLC is acting as financial advisor to the Company in connection with the Duke Midwest Acquisition, (iv) Barclays Capital Inc. is acting as a financial advisor to ECP in connection with the ERC and Brayton Acquisitions, and (v) Morgan Stanley Senior Funding, Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC have each been engaged separately in advisory roles with respect to financial and/or M&A structuring, provided that the fees for each of (i) - (v) are contingent upon the closing of the relevant Acquisition.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours or our subsidiaries. Certain of the underwriters and/or their affiliates that have lending or other relationships with us or our subsidiaries may also choose to hedge their credit exposure to us or our subsidiaries, as the case may be, consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions, which may consist of either the purchase of credit default swaps or the creation of short positions in securities of ours or our subsidiaries, including potentially the shares of Mandatory Convertible Preferred Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offering hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any shares of our Mandatory Convertible Preferred Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Mandatory Convertible Preferred Stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Mandatory Convertible Preferred Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our Mandatory Convertible Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Mandatory Convertible Preferred Stock to be offered so as to enable an investor to decide to purchase any shares of our Mandatory Convertible Preferred Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of the shares of our Mandatory Convertible Preferred Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Mandatory Convertible Preferred Stock in, from or otherwise involving the United Kingdom.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571 Laws of Hong Kong) and any rules made thereunder.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy at prescribed rates any document that we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC's website at http://www.sec.gov.

        You may also obtain any of these filings incorporated by reference into this prospectus supplement from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such filing, by requesting a copy in writing, or by telephoning, the office of the Investor Relations Department, Dynegy Inc., 601 Travis, Suite 1400, Houston, Texas 77002, telephone number (713) 507-6400, or through the "Investor Relations" section of our website at www.dynegy.com.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document with the SEC.

        We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014 and for the quarterly period ended June 30, 2014;

  •
  the information responsive to Part III of Form 10-K for the year ended December 31, 2013 provided in our Definitive Proxy Statement on Schedule 14A, filed on April 11, 2014;

  •
  "Annex A: Financial Statements Relating to AER" included in our registration statement on Form S-3ASR filed on October 2, 2013;

  •
  the "Unaudited Pro Forma Condensed Combined Financial Information" filed as Exhibit 99.1 to the registration statement of which this prospectus supplement and the accompanying prospectus form a part;

  •
  our Current Reports on Form 8-K filed November 19, 2013, February 27, 2014, June 2, 2014, August 26, 2014, September 22, 2014, October 6, 2014 and October 6, 2014 (the Pro Forma Form 8-K) (to the extent such reports are filed); and

  •
  all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement.

        Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the termination of this offering will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see "Where You Can Find More Information."

 LEGAL MATTERS

        The validity of the Mandatory Convertible Preferred Stock will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters with respect to this offering will be passed upon for the underwriters Paul Hastings LLP, New York, New York.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The audited historical consolidated financial statements of Ameren Energy Resources Company, LLC included on pages A-43 through A-107 in "Annex A: Financial Statements Relating to AER" of the Company's registration statement on Form S-3ASR dated October 2, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Midwest Generation Business of Duke Energy Corporation as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing as Exhibit 99.1 in Dynegy Inc.'s Current Report on Form 8-K dated October 6, 2014, which is incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to certain income and expense allocations), which is incorporated herein by reference. Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary as of and for the years ended December 31, 2013, 2012, and 2011 appearing as Exhibit 99.3 in Dynegy Inc.'s Current Report on Form 8-K dated October 6, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the sale of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary) which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Dynegy Inc.

Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Warrants
Units
Depositary Shares
Purchase Contracts

        We may offer from time to time common stock, preferred stock, debt securities, guarantees of debt securities, warrants, units, depositary shares or purchase contracts. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. The preferred stock and debt securities may be convertible into or exchangeable for our common stock or other securities. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "DYN."

        Investing in our securities involves risks. See "Risk Factors" beginning on page 2 of this prospectus and those contained or incorporated by reference herein or in any prospectus supplement or any free writing prospectus from time to time before making an investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is October 6, 2014

 ABOUT THIS PROSPECTUS

        This prospectus is part of an automatically effective registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf registration process, we and/or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings and with prices and other terms to be determined. This prospectus provides you with a general description of the securities we and/or the selling securityholders may offer. Each time we and/or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus, any applicable prospectus supplement and any related pricing supplement or free writing prospectus, together with the additional information incorporated by reference into this prospectus as described under the heading "Incorporation of Certain Information by Reference" before making an investment in our securities.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates.

        In this prospectus, the terms "DYN," "we," "us," "our" and "Dynegy" refer to Dynegy Inc. and its subsidiaries.

RISK FACTORS

        An investment in our securities involves risks. You should carefully consider the risk factors contained in Item 1A of our most recent Annual Report on Form 10-K and other subsequent filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, each of which is incorporated by reference, and those risk factors that may be included or incorporated by reference under the caption "Risk Factors" in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement or any free writing prospectus before making an investment decision. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus which are not statements of historical fact constitute "forward looking statements," which involve risks and uncertainties. All statements included or incorporated by reference into this prospectus, other than statements of historical fact, that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment of the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "plan," "may," "will," "should," "expect" and other words of similar meaning.

        Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy at prescribed rates any document that we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC's website at http://www.sec.gov.

        You may also obtain any of these filings incorporated by reference into this prospectus from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such filing, by requesting a copy in writing, or by telephoning, the office of the Investor Relations Department, Dynegy Inc., 601 Travis, Suite 1400, Houston, Texas 77002, telephone number (713) 507-6400, or through the "Investor Relations" section of our website at www.dynegy.com.

INCOPORATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014 and for the quarterly period ended June 30, 2014;

  •
  the information responsive to Part III of Form 10-K for the year ended December 31, 2013 provided in our Definitive Proxy Statement on Schedule 14A, filed on April 11, 2014;

  •
  "Annex A: Financial Statements Relating to AER" included in our registration statement on Form S-3ASR filed on October 2, 2013;

  •
  the "Unaudited Pro Forma Condensed Combined Financial Information" filed as Exhibit 99.1 to the registration statement of which this prospectus forms a part;

  •
  our Current Reports on Form 8-K filed November 19, 2013, February 27, 2014, June 2, 2014, August 26, 2014, September 22, 2014 and October 6, 2014 (to the extent such reports are filed); and

  •
  all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement.

        Any reports filed by us with the SEC on or after the date of this prospectus and before the date that the offering of any securities by means of this prospectus and an accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see "Where You Can Find More Information."

DYNEGY INC.

        Our primary business is the production and sale of electric energy, capacity and ancillary services. We operate a portfolio of generation assets that is diversified in terms of dispatch profile, fuel type and geography. Our Coal and Illinois Power Holdings segments are fleets of baseload coal facilities, located in Illinois, that dispatch around the clock throughout the year. Our Gas segment operates both intermediate and peaking natural gas facilities, located in the Midwest, Northeast and California. In addition to generating power, our generating facilities also receive capacity revenues through structured markets or bilateral tolling agreements, as local utilities and independent system operators ("ISOs") seek to ensure sufficient generation capacity is available to meet future market demands.

        We sell electric energy, capacity and ancillary services on a wholesale basis from our power generation facilities. In connection with the acquisition of New Ameren Energy Resources, LLC and its subsidiaries on December 2, 2013, we began serving residential, municipal, commercial and industrial consumers through our Homefield Energy retail business in Illinois. Wholesale electricity customers will, for reliability reasons and to meet regulatory requirements, contract for rights to capacity from generating units. Ancillary services are the products of a power generation facility that support the transmission grid operation, follow real-time changes in load and provide emergency reserves for major changes to the balance of generation and load. Retail electricity customers purchase energy and these related services in the deregulated retail energy market. We sell these products individually or in combination to our customers for various lengths of time ranging from hourly to multi-year transactions.

        We do business with a wide range of customers, including: regional transmission organizations and ISOs, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, power marketers, financial participants such as banks and hedge funds, and residential, commercial and industrial end-users. Some of our customers, such as municipalities or integrated utilities, purchase our products for resale in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from us to serve their own wholesale or retail customers or as a hedge against power sales they have made.

        Our principal executive offices are located at 601 Travis, Suite 1400, Houston, Texas 77002. Our telephone number is (713) 507-6400 and we have a website accessible at www.dynegy.com. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

        To find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including without limitation acquisitions, working capital, repayment of debt and capital expenditures. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale. Additional information on the use of the net proceeds may be provided in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our ratio of earnings to fixed charges for the periods indicated:

								Year Ended December 31,
	Successor						Predecessor
	Six Months Ended June 30, 2014		Year Ended December 31, 2013		October 2 Through December 31, 2012		January 1 Through October 1, 2012	2011		2010		2009
Ratio of earnings to fixed charges(1), (2)	—	(3)	—	(3)	—	(3)	2.13	—	(3)	—	(3)	—	(3)

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as pre-tax income from continuing operations before adjustment for earnings from equity investments plus fixed charges. "Fixed charges" consist of interest, whether capitalized or expensed, amortization of debt expense and the estimated interest component of rent expense.

(2)
For the periods presented, we had no preferred shares outstanding. Therefore, the ratios of earnings to combined fixed charges and preferred share dividends for the periods indicated equal the ratios of earnings to fixed charges for the same periods.

(3)
For six months ended June 30, 2014, the year ended December 31, 2013, the period from October 2 through December 31, 2012 and the years ended December 31, 2011, 2010 and 2009 earnings were insufficient to cover fixed charges by $175 million, $419 million, $113 million, $587 million, $406 million and $1,107 million, respectively.

DESCRIPTION OF SECURITIES

        We and/or the selling securityholders may sell, from time to time, in one or more offerings, the following securities:

  •
  common stock;

  •
  preferred stock;

  •
  debt securities;

  •
  guarantees of debt securities;

  •
  warrants;

  •
  units;

  •
  depositary shares; and

  •
  purchase contracts.

        We will set forth in the applicable prospectus supplement or other offering material a description of the common stock, preferred stock, debt securities, guarantees of debt securities, warrants, units, depositary shares and purchase contracts, which may be offered under this prospectus. Any preferred stock or debt securities may be convertible into or exchangeable for our common stock or other securities. The terms of the offering of securities, including the initial offering price and the net proceeds to us, will be contained in the prospectus supplement or other offering material relating to such offer. You should carefully read this prospectus, any prospectus supplement or other offering material before you invest in any of our securities.

PLAN OF DISTRIBUTION

        We and/or the selling securityholders may sell the securities from time to time (a) through underwriters or dealers; (b) through agents; (c) directly to one or more purchasers or other persons or entities; (d) through a combination of these methods of sale; or (e) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation in any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

VALIDITY OF SECURITIES

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by White & Case LLP.

EXPERTS

        The consolidated financial statements of Dynegy Inc. appearing in Dynegy Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Dynegy Inc.'s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The audited historical consolidated financial statements of Ameren Energy Resources Company, LLC included on pages A-43 through A-107 in "Annex A: Financial Statements Relating to AER" of Dynegy Inc.'s registration statement on Form S-3ASR dated October 2, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Midwest Generation Business of Duke Energy Corporation as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing as Exhibit 99.1 in Dynegy Inc.'s Current Report on Form 8-K dated October 6, 2014, which is incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to certain income and expense allocations), which is incorporated herein by reference. Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary as of and for the years ended December 31, 2013, 2012, and 2011 appearing as Exhibit 99.3 in Dynegy Inc.'s Current Report on Form 8-K dated October 6, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the sale of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary) which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.